                                                                    EXHIBIT 99.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-----------------------------------------X
IN RE                                    :
                                         :        CHAPTER 11 CASE NOS.
CHOICE ONE                               :
COMMUNICATIONS INC., ET AL.,             :        04- _____ (         )
                                         :
         DEBTORS.                        :        (JOINTLY ADMINISTERED)
                                         :
-----------------------------------------X

             DISCLOSURE STATEMENT RELATING TO DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtors and
   Debtors In Possession
767 Fifth Avenue
New York, New York  10153
(212) 310-8000

Dated: September 15, 2004

THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A PLAN OF REORGANIZATION BEFORE THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. BECAUSE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES, CHOICE ONE COMMUNICATIONS INC. AND ITS DEBTOR SUBSIDIARIES EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT (i) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION AND THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTION 1126(b) OF THE BANKRUPTCY CODE, AND (ii) CONFIRMING THEIR JOINT PLAN OF REORGANIZATION.

                 DISCLOSURE STATEMENT, DATED SEPTEMBER 15, 2004

                          SOLICITATION OF VOTES ON THE
                   PREPACKAGED JOINT PLAN OF REORGANIZATION OF

                         CHOICE ONE COMMUNICATIONS INC.

AND ITS WHOLLY OWNED DIRECT AND INDIRECT SUBSIDIARIES, CHOICE ONE COMMUNICATIONS
    OF CONNECTICUT INC., CHOICE ONE COMMUNICATIONS OF MAINE INC., CHOICE ONE COMMUNICATIONS OF MASSACHUSETTS INC., CHOICE ONE OF NEW HAMPSHIRE INC., CHOICE
  ONE COMMUNICATIONS OF NEW YORK INC., CHOICE ONE COMMUNICATIONS OF OHIO INC., CHOICE ONE COMMUNICATIONS OF PENNSYLVANIA INC., CHOICE ONE COMMUNICATIONS OF
    RHODE ISLAND INC., CHOICE ONE COMMUNICATIONS OF VERMONT INC., CHOICE ONE COMMUNICATIONS OF VIRGINIA INC., CHOICE ONE COMMUNICATIONS INTERNATIONAL INC.,
  CHOICE ONE COMMUNICATIONS SERVICES INC., CHOICE ONE ONLINE INC., US XCHANGE INC., US XCHANGE OF ILLINOIS, LLC, US XCHANGE OF INDIANA, LLC, US XCHANGE OF
MICHIGAN, LLC, AND US XCHANGE OF WISCONSIN, LLC FROM THE HOLDERS OF OUTSTANDING

             SENIOR DEBT CLAIMS AND 13% SUBORDINATED NOTES DUE 2010

THE VOTING DEADLINE TO ACCEPT OR REJECT THE JOINT PLAN OF REORGANIZATION IS 5:00 P.M., EASTERN TIME, ON SEPTEMBER 29, 2004, UNLESS EXTENDED BY THE COMPANY.

RECOMMENDATION BY THE COMPANY

The Boards of Directors of Choice One Communications Inc. and each of its wholly owned direct and indirect subsidiaries have unanimously approved the solicitation, the Joint Plan of Reorganization, and the transactions contemplated thereby, and recommend that all creditors whose votes are being solicited submit ballots to accept the Joint Plan of Reorganization.

      HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

      THIS OFFER OF NEW CHOICE ONE COMMON STOCK AND NEW WARRANTS IN EXCHANGE FOR CERTAIN EXISTING CLAIMS AGAINST CHOICE ONE COMMUNICATIONS INC. HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR SIMILAR STATE SECURITIES OR "BLUE SKY" LAWS. TO THE EXTENT THAT THE ISSUANCE, TRANSFER, OR EXCHANGE OF ANY SECURITY UNDER THE PLAN IS NOT EXEMPT UNDER SECTION 1145 OF THE BANKRUPTCY CODE, THE ISSUANCE, TRANSFER, AND EXCHANGE ARE BEING MADE BY THE DEBTORS IN RELIANCE UPON THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AFFORDED BY SECTION 4(2) THEREOF AND REGULATION D PROMULGATED THEREUNDER. THIS SOLICITATION IS BEING MADE ONLY TO THOSE CREDITORS WHO ARE ACCREDITED INVESTORS AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT.

      THE NEW CHOICE ONE COMMON STOCK TO BE ISSUED ON THE CONSUMMATION DATE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE JOINT PLAN OF REORGANIZATION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

      THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.

      THE TERMS OF THE JOINT PLAN OF REORGANIZATION GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

      THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE JOINT PLAN OF REORGANIZATION OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

      ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

                                  INTRODUCTION

                            IMPORTANT -- PLEASE READ

            Choice One Communications Inc. ("Choice One") and its direct and indirect subsidiaries (collectively, the "Debtors") are soliciting acceptances of the "prepackaged" chapter 11 joint plan of reorganization (the "Plan of Reorganization") attached as Exhibit 1 to this Disclosure Statement. This solicitation is being conducted at this time in order to obtain sufficient votes to enable the Plan of Reorganization to be confirmed by the Bankruptcy Court. Capitalized terms used in this Disclosure Statement but not defined herein have the meanings ascribed to such terms in the Plan of Reorganization.

            WHO IS ENTITLED TO VOTE: The holders of (i) Senior Debt Claims and
(ii) Subordinated Note Claims are entitled to vote on the Plan of Reorganization. Holders of (i) General Unsecured Claims, (ii) Other Secured Claims, and (iii) Priority Non-Tax Claims are deemed to accept the Plan of Reorganization and are not entitled to vote to accept or reject the Plan of Reorganization. Holders of (i) Old Preferred Stock Interests, (ii) Old Common Stock Interests and (iii) Old Warrants are deemed to reject the Plan of Reorganization and are not entitled to vote to accept or reject the Plan of Reorganization. The solicitation to holders of Senior Debt Claims is being made only to those creditors who are accredited investors as defined in Regulation D under the Securities Act.

            The Debtors are commencing this solicitation after extensive discussions with the Pre-Petition Agent, a Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders, which represent the majority of Senior Debt Claims and Subordinated Note Claims, respectively. The Steering Committee of Senior Lenders is represented by Shearman & Sterling LLP. The Pre-Petition Agent under the Old Credit Agreement is represented by Sidley Austin Brown & Wood LLP and its financial advisors are FTI Consulting, Inc. The Ad Hoc Committee of Subordinated Noteholders is represented by Akin Gump Strauss Hauer & Feld LLP, as legal advisors, and Jefferies & Company, Inc., as financial advisor. The Debtors have entered into the Lock Up Agreement, dated as of August 30, 2004, with certain of the holders of Senior Debt Claims (representing 91.7% of the amount of such Claims) and certain of the holders of the Subordinated Note Claims (representing 95.3% of the amount of such Claims). Pursuant to the terms and conditions of the Lock Up Agreement, such holders of the Senior Debt Claims and Subordinated Note Claims have agreed to vote to accept the Plan of Reorganization. The Lock Up Agreement is attached as Exhibit 2 to this Disclosure Statement.

            The Debtors' bankruptcy advisors are Weil, Gotshal & Manges LLP; their financial advisors are Evercore Restructuring L.P. They can be contacted at:

       Weil, Gotshal & Manges LLP            Evercore Restructuring L.P.
       767 Fifth Avenue                      65 East 55th Street, 33rd Floor
       New York, NY  10153                   New York, NY  10022
       (212) 310-8000                        (212) 857-3100
       Attn: Jeffrey L. Tanenbaum, Esq.      Attn: Anthony Grillo
             Paul M. Basta, Esq.                  Eugene Lee

            The following table summarizes the treatment for creditors and stockholders under the Plan of Reorganization. For a complete explanation, please refer to the discussion in Section IV below, entitled "THE PLAN OF REORGANIZATION" and to the Plan of Reorganization itself.

                                                                      ESTIMATED
 CLASS               DESIGNATION              TREATMENT               RECOVERY
 -----      ------------------------------    ----------              --------
   1        Priority Non-Tax Claims           Unimpaired               100%

   2        Senior Debt Claims                Impaired                  88%(1)

   3        Subordinated Note Claims          Impaired                12.5%*

   4        Other Secured Claims              Unimpaired               100%

   5        General Unsecured Claims          Unimpaired               100%

   6        Old Preferred Stock Interests     Impaired                None

   7        Old Common Stock Interests        Impaired                None

   8        Old Warrants                      Impaired                None

            For detailed historical and projected financial information and financial estimates, see Section V below, entitled "PROJECTIONS AND VALUATION ANALYSIS." ADDITIONAL FINANCIAL INFORMATION IS CONTAINED IN CHOICE ONE'S MOST RECENT ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2004, ATTACHED AS EXHIBITS 3 AND 4, RESPECTIVELY, TO THIS DISCLOSURE STATEMENT.

----------
(1) Estimated recoveries are based upon an agreed reorganization value for the Debtors. For purposes of the estimated recovery for Class 2, the underlying assumption is that all holders will receive a Pro Rata Distribution.

SUMMARY OF VOTING PROCEDURES

            To be counted your vote must be received, pursuant to the following instructions, by the Debtors' Voting Agent at the following address, before the Voting Deadline of 5:00 p.m. (Eastern Time) on September 29, 2004:

                                    FINANCIAL BALLOTING GROUP LLC
                                    757 THIRD AVENUE, 3RD FLOOR
                                    NEW YORK, NEW YORK  10017
                                    ATTN:  CHOICE ONE BALLOT TABULATION

                                    TEL (646) 282-1800

1. IF YOU ARE, AS OF THE SEPTEMBER 15, 2004 RECORD DATE, THE OWNER OF SENIOR DEBT CLAIMS (CLASS 2):

      Please complete the information requested on the Ballot, sign, date and indicate your vote and election on the Ballot, and return your completed Ballot in the enclosed pre-addressed postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

2. IF YOU ARE, AS OF THE SEPTEMBER 15, 2004 RECORD DATE, THE OWNER OF SUBORDINATED NOTE CLAIMS (CLASS 3):

      Please complete the information requested on the Ballot, sign, date and indicate your vote on the Ballot, and return your completed Ballot in the enclosed pre-addressed postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

      IF YOU ARE ENTITLED TO VOTE AND YOU HAVE RETURNED YOUR BALLOT BUT FAILED TO INDICATE ON THE BALLOT WHETHER YOU ACCEPT OR REJECT THE PLAN, SUCH BALLOT WILL NOT BE COUNTED.

      THE MEMBERS OF THE STEERING COMMITTEE OF SENIOR LENDERS AND THE AD HOC COMMITTEE OF SUBORDINATED NOTEHOLDERS INTEND TO VOTE IN FAVOR OF THE PLAN.

                                      * * *

      For detailed voting instructions, see Section VII below, entitled "VOTING PROCEDURES AND REQUIREMENTS" and the instructions on your Ballot.

                                TABLE OF CONTENTS

                                                                                                              PAGE
I.    DESCRIPTION OF THE BUSINESS........................................................................       1

      A.   General.......................................................................................       1

      B.   Locations; Competition........................................................................       1

      C.   Choice One To Emerge as Private Company; New Common Stock Will Not Be Listed..................       2

II.   KEY EVENTS LEADING TO THE SOLICITATION AND DECISION TO COMMENCE VOLUNTARY CHAPTER 11
      REORGANIZATION CASES ..............................................................................       3

      A.   Prepetition Capital Structure.................................................................       3

      B.   Events Precipitating Negotiations With Creditors..............................................       3

      C.   Negotiations with the Senior Lenders and Subordinated Noteholders.............................       4

III.  ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE......................................................       5

      A.   Chapter 11 Financing..........................................................................       5

      B.   Operational Issues After the Petition Date....................................................       5

      C.   Confirmation Hearing..........................................................................       6

IV.   THE PLAN OF REORGANIZATION.........................................................................       6

      A.   Introduction..................................................................................       6

      B.   Substantive Consolidation.....................................................................       7

      C.   Classification and Treatment of Claims and Equity Interests Under the Plan of Reorganization..       8

      D.   Securities to Be Issued Pursuant to the Plan of Reorganization................................      16

      E.   Means of Implementation of the Plan of Reorganization.........................................      19

      F.   Provisions Governing Distributions............................................................      22

      G.   Procedures for Treating Disputed Claims Under Plan of Reorganization..........................      25

      H.   Provisions Governing Executory Contracts and Unexpired Leases.................................      26

      I.   Conditions Precedent to Consummation Date.....................................................      28

      J.   Effect of Confirmation........................................................................      28

      K.   Waiver of Claims..............................................................................      31

      L.   Retention of Jurisdiction.....................................................................      31

      M.   Miscellaneous Provisions......................................................................      32

V.    PROJECTIONS AND VALUATION ANALYSIS.................................................................      34

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                            PAGE
      A.   Consolidated Condensed Projected Financial Statements.........................................     34

      B.   Valuation.....................................................................................     44

VI.   CERTAIN FACTORS AFFECTING THE DEBTORS..............................................................     44

      A.   Certain Bankruptcy Law Considerations.........................................................     44

      B.   Factors Affecting the Value of the Securities to be Issued Under the Plan of Reorganization...     46

      C.   Certain Tax Matters...........................................................................     47

      D.   Pending Litigation or Demands Asserting Prepetition Liability.................................     47

VII.  VOTING PROCEDURES AND REQUIREMENTS.................................................................     48

      A.   Voting Deadline...............................................................................     48

      B.   Holders of Claims and Equity Interests Entitled to Vote.......................................     49

      C.   Vote Required for Acceptance by a Class.......................................................     49

      D.   Voting Procedures.............................................................................     49

VIII. CONFIRMATION OF THE PLAN OF REORGANIZATION.........................................................     50

      A.   Confirmation Hearing..........................................................................     50

      B.   Requirements for Confirmation of the Plan of Reorganization...................................     51

IX.   FINANCIAL INFORMATION..............................................................................     60

      A.   General.......................................................................................     60

      B.   Selected Financial Data.......................................................................     60

      C.   Management's Discussion and Analysis of Financial Condition and Results of Operations.........     60

      D.   Recent Performance............................................................................     60

X.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN OF REORGANIZATION........................     61

      A.   Liquidation Under Chapter 7...................................................................     61

      B.   Alternative Plan of Reorganization............................................................     61

XI.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES  OF THE PLAN OF REORGANIZATION.............................     62

      A.   Consequences to Debtors.......................................................................     63

 CONCLUSION..............................................................................................     67

                                TABLE OF CONTENTS

                                                                            PAGE

                        EXHIBITS TO DISCLOSURE STATEMENT

Exhibit 1         Joint Plan of Reorganization

Exhibit 2         Lock Up Agreement

Exhibit 3         Annual Report on Form 10-K for the Fiscal Year Ended 12/31/03

Exhibit 4         Quarterly Report on Form 10-Q for the Period Ended 6/30/04

Exhibit 5         Proxy Statement, filed April 29, 2004

Exhibit 6         Exit Facility Term Sheet

                                       I.

                           DESCRIPTION OF THE BUSINESS

A. GENERAL

            Choice One, a holding company, and the other Debtors, wholly-owned operating subsidiaries of Choice One (the "Subsidiaries"), are an integrated communications provider offering facilities-based voice and data telecommunications services primarily to small and medium-sized businesses in second and third tier markets in the northeastern and midwestern United States. Established in 1998, the Debtors have expanded their telecommunications business from 2 initial markets to 29 over the last six years through both organic growth and acquisition.

            The Debtors offer a single source (or "one-stop shopping") for competitively priced, high-quality telecommunications services. The Debtors' services include local exchange service, long distance service, and value-added telecommunication services such as three-way conference calling, line rollover, call forwarding, call waiting, caller ID, voice mail, call pickup and distinctive ring. In certain markets, the Debtors also originate and terminate interexchange calls placed or received by clients at no additional charge and offer free local calling between client locations. The Debtors also offer high-speed data services such as frame relay, asynchronous transfer mode and Internet protocol networks which provide a full spectrum of public and private network options for any data transmission requirement, as well as Internet access and related services, including digital subscriber lines, dedicated access and dial-up access, secure communication over virtual private networks, and other value-added services such as e-mail, web hosting, domain name hosting and website management.

            Operating as a single business segment, the Debtors recorded revenue of more than $322 million for the year ended 2003. As of June 30, 2004, Choice One's books and records reflected assets totaling approximately $355 million and liabilities totaling approximately $1.078 billion. As of June 30, 2004, the Debtors employed 1,443 individuals, of which 1,418 were full-time employees and 25 were part-time employees.

            The Debtors' strategy for achieving increased profitability is to increase market share in the industries and geographical areas that they already service. In addition, the Debtors continually seek to increase profitability by reducing costs. The Debtors, operationally sound, plan to file for chapter 11 protection in order to implement the capital restructuring contained in the Plan of Reorganization while leaving holders of unsecured trade debt unimpaired. Accordingly, the Debtors seek a prompt confirmation of their consensual plan of reorganization and an expedited exit from chapter 11, resulting in the least amount of disruption to the Debtors' business, employees and customers.

B. LOCATIONS; COMPETITION

            Headquartered in Rochester, New York, the Debtors operate domestically through local offices and representatives within 29 markets covering 12 states: Connecticut, Illinois, Indiana, Maine, Massachusetts, Michigan, New Hampshire, New York, Ohio, Pennsylvania,

Rhode Island, and Wisconsin. The Debtors have connected approximately 94% of their clients directly to their own switches, which gives the Debtors a competitive advantage in routing traffic efficiently, ensuring a high-quality level of service and controlling costs. The Debtors' networks reach approximately 5.7 million business lines (approximately 72% of the estimated business lines in their markets). As of December 31, 2003, the Debtors had their network equipment collocated in 505 established telephone company central offices in their markets. As of December 31, 2003, the Company provided service to 515,715 access lines.

            The telecommunications industry is intensely competitive and fragmented. The Debtors compete for clients in primarily regional and local markets with national and other regional full-service and specialized telecommunications service providers. A significant number of the Debtors' competitors have greater marketing, financial, and other resources and more established operations than the Debtors. Price competition in the telecommunications industry is intense and pricing pressures from competitors and customers are increasing. The Debtors expect that the level of competition will remain high in the future, which could limit the Debtors' ability to maintain or increase their market share or maintain or increase gross margins. However, the Debtors believe that their strategy of becoming a dominant provider by offering a full range of services to their customers in each of their existing markets will allow it to remain competitive in this environment.

C. CHOICE ONE TO EMERGE AS PRIVATE COMPANY; NEW COMMON STOCK WILL NOT BE LISTED

            As of August 1, 2004, there were approximately 44,146,570 shares of Choice One's Old Common Stock outstanding with approximately 8,500 holders of record. The Old Common Stock has been quoted on the OTC Bulletin Board under the symbol "CWON" since December 10, 2002. Previously, from the time of Choice One's initial public offering on February 16, 2000, the Common Stock was traded on the Nasdaq Stock Market's National Market. Upon the Consummation Date, Choice One will no longer be a public company. Pursuant to the Plan of Reorganization, the Old Common Stock will be cancelled and the New Common Stock and New Warrants will not be listed or traded on any nationally recognized market or exchange. Accordingly, no assurance can be given that a holder of New Common Stock or New Warrants will be able to sell such securities in the future or as to the price at which any sale may occur.

            ADDITIONAL INFORMATION CONCERNING CHOICE ONE'S AND ITS SUBSIDIARIES' BUSINESS AND FINANCIAL CONDITION AND RESULTS OF OPERATIONS IS SET FORTH IN CHOICE ONE'S (i) ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 (THE "10-K") AND (ii) QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2004 (THE "10-Q"), COPIES OF WHICH ARE ANNEXED AS EXHIBITS 3 AND 4, RESPECTIVELY, TO THIS DISCLOSURE STATEMENT AND ARE INCORPORATED HEREIN BY REFERENCE.

                                       II.

   KEY EVENTS LEADING TO THE SOLICITATION AND DECISION TO COMMENCE VOLUNTARY
                         CHAPTER 11 REORGANIZATION CASES

A. PREPETITION CAPITAL STRUCTURE

            The Debtors are party to the Third Amended and Restated Credit Agreement (as amended, the "Old Credit Agreement") among the Debtors and the lender parties thereto and General Electric Capital Corporation, as the Pre-Petition Agent for such lenders. As of June 30, 2004, the Debtors owed approximately $404 million (including accrued but unpaid interest) under the Old Credit Agreement. The obligations under the Old Credit Agreement are secured by substantially all of the assets of the Debtors. The principal amounts due and stated maturity dates of the various tranches under the Old Credit Agreement are as follows:

          TRANCHE                        PRINCIPAL AMOUNT                  MATURITY
-------------------------                ----------------              -----------------
Revolving credit facility                 $ 100,000,000                 July 31, 2008
Term A loan                               $ 125,000,000                 July 31, 2008
Term B loan                               $ 125,000,000                January 31, 2009
Term C loan                               $  44,500,000                 March 31, 2009
Term D loan                               $   4,375,000                 January 31, 2009

            As of June 30, 2004, Choice One also had outstanding approximately $250 million (including accrued but unpaid interest) of outstanding subordinated notes (the "Old Subordinated Notes") issued pursuant to the Old Bridge Agreement. The Old Subordinated Notes are guaranteed by the Subsidiaries and are secured by a junior lien on substantially all of the Debtors' assets.

            In addition to the outstanding common stock described in Section I.C. above, there were 251,588 shares of Choice One Series A Senior Cumulative Preferred Stock (the "Old Preferred Stock") issued and outstanding as of August 1, 2004, all of which shares are held by Morgan Stanley Dean Witter Capital Investors IV, L.P. or its affiliates. The common stock of the Subsidiaries is held by Choice One or one of its Subsidiaries and is not publicly traded.

B. EVENTS PRECIPITATING NEGOTIATIONS WITH CREDITORS

            The Debtors have been impacted by the downturn in the economy, particularly in the telecommunications sector, regulatory changes that have decreased revenue while increasing costs, uncertainty in the capital markets, technology substitution and wireless and broadband technologies that have adversely affected revenue from services offered. As a result, the Debtors suffered significant net losses and generated negative cash flows from both operating and investing activities during years 2002 and 2003. As a result of these losses, as of June 30, 2004, the Debtors had only $10.1 million in cash and cash equivalents and had drawn all available funding under the Old Credit Agreement. As a consequence, the Debtors were unable to make certain payments due on June 30, 2004 under the Old Credit Agreement, constituting events of default under both the Old Credit Agreement and the Old Bridge Agreement, which would permit the Debtors' obligations under both agreements to be declared immediately payable.

However, the requisite holders of the Senior Debt Claims and Subordinated Note Claims have entered into various standstill agreements, waivers and forbearances, subject to certain conditions, pursuant to which they have agreed not to take any action before September 30, 2004 with respect to such defaults, so as to provide the Debtors with additional time to finalize and implement a financial restructuring.

            In addition, the Debtors are parties to an ISDA Master Agreement, (as amended, the "Swap Agreement") with Wachovia Bank, N.A. ("Wachovia"). Pursuant to the Swap Agreement, the Debtors were obligated to make certain payments to Wachovia on August 9, 2004. On August 9, 2004, the Debtors and Wachovia entered into an amendment and waiver to the Swap Agreement pursuant to which the payments due to be paid by the Debtors to Wachovia on August 9, 2004 were deferred until September 30, 2004 or such earlier date on which the Debtors obtain debtor-in-possession financing. In the amendment and waiver, Wachovia also waived certain defaults relating to the Swap Agreement until September 30, 2004.

C. NEGOTIATIONS WITH THE SENIOR LENDERS AND SUBORDINATED NOTEHOLDERS

            Although the Debtors' debt level is out of line with its current business model, the Debtors remain strategically focused and operationally strong. However, the business environment, the lack of available financing, anticipated liquidity constraints and the defaults under the Old Credit Agreement made undergoing a financial restructuring imperative to the Debtors' continuing existence. Accordingly, the Debtors embarked on negotiations with the holders of their senior and subordinated debt in an effort to revamp their over-leveraged balance sheet.

            After extensive discussions with the Pre-Petition Agent, the Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders, and as a result of successful negotiations, on August 2, 2004, the Debtors announced that they had reached an agreement in principle with those groups to restructure and substantially reduce the Debtors' outstanding indebtedness. The parties agreed that the relief accorded by chapter 11 will help maintain the confidence of the Debtors' creditors and enable the Debtors to take the necessary actions to protect and enhance their business and the value that will inure to creditors. To this end, the Debtors, the Pre-Petition Agent, the Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders agreed that a "prepackaged" chapter 11 would be the best vehicle to implement the proposed restructuring, and thereafter negotiated the terms of the Plan of Reorganization.

            In connection with the negotiation of the Plan of Reorganization, the Debtors entered into the Lock Up Agreement, dated August 30, 2004, with certain of the Senior Lenders and certain of the holders of the Old Subordinated Notes. Pursuant to the terms and conditions of the Lock Up Agreement, the holders of 91.7% of the amount of Senior Debt Claims and 95.3% of the amount of the Subordinated Note Claims have agreed to vote to accept the Plan of Reorganization subject to the terms thereof.

            If sufficient votes are received in number and amount to enable a bankruptcy court to confirm the Plan of Reorganization, the Debtors intend to file voluntary petitions for reorganization and to seek, as promptly as practicable thereafter, confirmation of the Plan of Reorganization.

                                      III.

                  ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE

A. CHAPTER 11 FINANCING

            During their negotiations regarding the treatment of Senior Debt Claims, the Debtors reached agreement with GE Capital and certain of the Senior Lenders regarding debtor in possession financing. A summary of terms and conditions of such debtor in possession financing (the "DIP Term Sheet") is annexed as Exhibit B to the Lock Up Agreement. The DIP Term Sheet provides for a revolving credit facility up to an overall maximum amount of $20 million, including a swingline facility in an amount to be determined. It is anticipated that the proceeds of such credit facility will be used to make adequate protection payments to the Senior Lenders, to make payments due under the Swap Agreement, to pay reasonable fees and expenses of professionals retained by the Pre-Petition Agent, the DIP Agent, the New Credit Agreement Agent, Wachovia, the Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders, and to pay the Debtors' operating expenses and other amounts for general corporate and ordinary course purposes. Such obligations arising under the DIP Credit Agreement will be secured by valid, enforceable and fully perfected security interests in and liens and mortgages upon all prepetition and postpetition assets of the Debtors. The Debtors anticipate filing a motion on the Petition Date authorizing them to, among other things, enter into the DIP Credit Agreement and use the cash collateral of the Senior Lenders and holders of Old Subordinated Notes. The DIP Credit Agreement will be filed with such motion. Although the term of the DIP Credit Agreement and the facility offered thereunder is a maximum of six months, it is anticipated that the Debtors' Plan of Reorganization will be confirmed and that the Consummation Date will occur in such period.

B. OPERATIONAL ISSUES AFTER THE PETITION DATE

            The Debtors intend to obtain certain orders from the Bankruptcy Court designed to minimize disruptions of business operations and to facilitate their reorganization. These include, but are not limited to, the following:

                  - Trade Vendor Matters. The Debtors consider good relations with their trade and other business vendors to be essential to the continued operation of their business during the pendency of the Reorganization Cases. Accordingly, and in light of the anticipated recovery to General Unsecured Creditors of 100%, the Debtors intend to request an order of the Bankruptcy Court authorizing payments to vendors as they become due in the ordinary course of business, including any amounts that may relate to claims arising prior to the Petition Date, as long as the vendors who receive such payments continue to provide the Debtors with customary shipments and credit terms.

                  - Employee Matters. The Debtors also consider their employees to be essential to the continued operation of the business and believe that their workforce is one of their most valuable assets. Continued employee cooperation and support is important to a successful reorganization. Accordingly, on the Petition Date, the Debtors intend to seek an order of the Bankruptcy Court authorizing the Debtors to pay wages, salaries, reimbursable employee expenses and accrued and unpaid employee benefits incurred prior to the Petition Date.

                  - Operation of Business. The Debtors are also seeking various other orders in order to allow a smooth transition through the chapter 11 process. These include, but are not limited to, orders permitting the Debtors to continue their customer programs, to pay certain insurance obligations, including workers' compensation insurance, and to maintain their cash management system.

C. CONFIRMATION HEARING

            The Debtors anticipate that as soon as practicable after commencing the Reorganization Cases, they will seek an order of the Bankruptcy Court scheduling a hearing to approve this Disclosure Statement and to consider confirmation of the Plan of Reorganization (together, the "Confirmation Hearing"). The Debtors anticipate that notice of the Confirmation Hearing will be published in The Wall Street Journal (National Edition), and will be mailed to all known holders of Claims and Equity Interests, at least 25 days before the date by which objections to the Disclosure Statement or confirmation, as the case may be, must be filed with the Bankruptcy Court. See Section VIII.A. below, entitled "CONFIRMATION OF THE PLAN - Confirmation Hearing."

                                      IV.

                           THE PLAN OF REORGANIZATION

A. INTRODUCTION

            The Plan of Reorganization provides for a major restructuring of the Debtors' financial obligations. In essence, the Plan of Reorganization provides for the substantive consolidation of the Debtors for Plan of Reorganization purposes only, and (i) does not impair Allowed Priority Non-Tax Claims, Allowed Other Secured Claims and Allowed General Unsecured Claims; (ii) provides the holders of Allowed Senior Debt Claims, in the aggregate, with (a) New Notes in the aggregate principal amount of $175 million to be issued under the New Credit Agreement and (b) 90% of the New Common Stock, subject to dilution by the Incentive Plan and the New Warrants; (iii) provides the holders of Old Subordinated Note Claims, in the aggregate, with 10% of the New Common Stock, subject to dilution by the Incentive Plan, and the New Warrants; and (iv) cancels Old Preferred Stock Interests, Old Common Stock Interests, and Old Warrants without distribution. The Plan of Reorganization also provides for the Reorganized Debtors to satisfy in full their DIP Obligations as an Administrative Expense Claim.

            The result of the restructuring will be a significant reduction of debt. The Debtors believe that the proposed restructuring will provide them with the necessary liquidity to fund essential capital expenditures and to compete effectively in today's business environment. Accordingly, the Debtors believe, and will demonstrate to the Bankruptcy Court, that creditors will receive at least as much, if not more, in value under the Plan of Reorganization than they would receive in a liquidation under chapter 7 of the Bankruptcy Code.

            The following is a non-technical discussion of the provisions of the Plan of Reorganization. The Plan of Reorganization is attached as Exhibit 1 to this Disclosure Statement. The terms of the Plan of Reorganization govern in the event there are any discrepancies between the following discussion and the actual Plan of Reorganization.

B. SUBSTANTIVE CONSOLIDATION

            The Plan of Reorganization is premised upon the substantive consolidation of the Debtors for Plan of Reorganization treatment and distribution purposes only.

            The substantive consolidation treatment of claims proposed by the Debtors involves the pooling and merger of the Debtors' assets and liabilities and distributions to creditors based upon all pooled assets and liabilities as if the Debtors conducted business as a single economic entity.

            The Debtors believe substantive consolidation is warranted in light of the degree to which the Debtors and their creditors depend upon the integration of the Debtors' collective operations and the criteria established by courts in ruling on the propriety of substantive consolidation in other cases. For example,

            - The officers and directors of each of the Subsidiaries simultaneously have been officers and/or directors of Choice One and vice versa, and corporate policy for all of the Debtors has been established and implemented by Choice One's officers and board of directors. Thus, the Debtors have operated under unified management, direction and control with the goal of a unified profitability of the enterprise, and without regard to the profitability of any individual legal entity in the corporate family;

            - The Debtors operate under a consolidated cash management system, pursuant to which the Debtors' funds are collected and transferred on a daily basis to a main concentration account in Choice One's name and funds required by the Subsidiaries to cover disbursements and other operating expenses are transferred on a daily basis from the main concentration account to disbursement accounts also maintained in Choice One's name;

            - Choice One has been responsible for payment of the day-to-day operating expenses of the Subsidiaries and performance of numerous business, professional, and financial services and functions for them. As a general matter, such charges are not allocated among the Debtors; and

            - The holders of Senior Debt Claims and Subordinated Note Claims, as well as the Debtors' other creditors, relied upon the consolidated credit of the Debtors.

            As a result of the Debtors' integrated and interdependent operations, intercompany guarantees, common officers and directors, common control and decision making, reliance on a consolidated cash management system, and dissemination of only consolidated financial information to the general public, the Debtors believe that they have operated, and creditors have dealt with the Debtors, as a single, integrated economic unit. Further illustrative of creditors' reliance upon the consolidated credit and creditworthiness of the Debtors as a single economic unit is the fact that the Subsidiaries were borrowers under or guaranteed Choice One's obligations under the Old Credit Agreement and the Old Bridge Agreement.

            In view of the foregoing, the Debtors believe that creditors would not be prejudiced by the Debtors' substantive consolidation, which is consistent with creditors' having dealt with the Debtors as a single economic entity, and further believe that substantive consolidation will best utilize the Debtors' assets and potential of all of the Debtors to pay to the creditors of each entity the distributions provided under the Plan of Reorganization. Moreover, because the only holders of Claims that are getting distributions that are impaired are the holders of Senior Debt Claims and Subordinated Note Claims, and because each Debtor is jointly and severally liable for such Claims, substantive consolidation is appropriate and warranted and will not affect any distributions.

C. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN OF REORGANIZATION

            One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are "allowed" may receive distributions under a chapter 11 plan. This term is used throughout the Plan of Reorganization and the descriptions below. In general, an "allowed" claim or "allowed" equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court or other court of appropriate jurisdiction determines, that the claim or equity interest, and the amount thereof, is in fact a valid obligation of the debtor. Section 502(a) of the Bankruptcy Code provides that a timely filed claim or equity interest is automatically "allowed" unless the debtor or other party in interest objects. However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be "allowed" in bankruptcy even if a proof of claim is filed. These include, but are not limited to, claims that are unenforceable under the governing agreement between the Debtors and the claimant or applicable non-bankruptcy law, claims for unmatured interest, property tax claims in excess of the Debtors' equity in the property, claims for services that exceed their reasonable value, lease and employment contract rejection damage claims in excess of specified amounts, late-filed claims, and contingent claims for contribution and reimbursement.

            Because the Debtors are providing notice of the Petition Date and the Confirmation Hearing to all holders of Claims and Equity Interests, and because holders of General Unsecured Claims, Other Secured Claims and Non-Tax Priority Claims are not impaired, the Debtors do not intend to set a bar date by which holders of Claims and Equity Interests must file proofs of claim and proofs of equity interest. The Debtors anticipate that the filing of the chapter 11 petitions will have little or no impact on the business relationship with such creditors of the Debtors. In addition, the Plan of Reorganization contemplates that holders of Equity Interests shall receive no distribution on account of such interests and that such interests shall be extinguished.

            The Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divides the different claims against, and equity interests in, a debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Because an entity may hold multiple claims and/or equity interests which give rise to different legal rights, the "claims" and "equity interests" themselves, rather than their holders, are classified.

            Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as "impaired" (affected by the plan) or "unimpaired" (unaffected by the plan). If a class of claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan, and the right to receive, under the chapter 11 plan, no less value than the holder would receive if the debtor were liquidated in a case filed under chapter 7 of the Bankruptcy Code. Under section 1124 of the Bankruptcy Code, a class of claims or interests is "impaired" unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holders' acceleration rights, cures all defaults (other than those arising from the debtor's insolvency, the commencement of the case or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable and contractual rights. Typically, this means that the holder of an unimpaired claim will receive on the later of the consummation date or the date on which amounts owing are actually due and payable, payment in full, in cash, with postpetition interest to the extent appropriate and provided for under the governing agreement (or if there is no agreement, under applicable nonbankruptcy law), and the remainder of the debtor's obligations, if any, will be performed as they come due in accordance with their terms. Thus, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor's case not been commenced. Under certain circumstances, a class of claims or equity interests may be deemed to reject a plan of reorganization. For example, a class is deemed to reject a plan of reorganization under section 1126(g) of the Bankruptcy Code if the holders of claims or interests in such class do not receive or retain property under the plan of reorganization on account of their claims or equity interests. Under this provision of the Bankruptcy Code, the holders of equity interests in Class 6 (Old Preferred Stock Interests), Class 7 (Old Common Stock Interests) and Class 8 (Old Warrants) are deemed to reject the Plan of Reorganization because they receive no distribution under the Plan of Reorganization as such plan cancels the Old Preferred Stock Interests, Old Common Stock Interests, and Old Warrants. Because Class 6, Class 7, and Class 8 are deemed to reject the Plan of Reorganization, the Debtors are required to demonstrate that the Plan of Reorganization satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to such Classes. Among these are the requirements that the plan be "fair and equitable" and not "discriminate unfairly" against the holders of equity interests in such Classes. For a more detailed description of the requirements for confirmation, see Section VIII.B. below, entitled "CONFIRMATION OF THE PLAN OF REORGANIZATION
- Requirements for Confirmation of the Plan of Reorganization."

            Consistent with these requirements, the Plan of Reorganization divides the Allowed Claims against, and Allowed Equity Interests in, the Debtors into the following classes:

CLASSIFICATION                         DESCRIPTION                            TREATMENT
--------------                -----------------------------                  -----------
 Unclassified                 Administrative Expenses                        Unimpaired
 Unclassified                 Priority Tax Claims                            Unimpaired
 Class 1                      Priority Non-Tax Claims                        Unimpaired
 Class 2                      Senior Debt Claims                             Impaired
 Class 3                      Subordinated Note Claims                       Impaired
 Class 4                      Other Secured Claims                           Unimpaired
 Class 5                      General Unsecured Claims                       Unimpaired
 Class 6                      Old Preferred Stock Interests                  Impaired
 Class 7                      Old Common Stock Interests                     Impaired
 Class 8                      Old Warrants                                   Impaired

            ADMINISTRATIVE EXPENSES

            Administrative expenses are the actual and necessary costs and expenses of the Debtors' chapter 11 case that are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Those expenses will include, but are not limited to, amounts owed to vendors providing goods and services to the Debtors during the Reorganization Cases and tax obligations incurred after the Petition Date. Other Administrative Expense Claims include the actual, reasonable and necessary professional fees and expenses of the Debtors' advisors, which fees and expenses are incurred during the pendency of the Reorganization Cases.

            Allowed Administrative Expense Claims representing liabilities incurred by the Debtors in the ordinary course of business, consistent with past practice, or liabilities arising under loans or advances, other than under the DIP Credit Agreement, to the Debtors after the Petition Date, whether or not incurred in the ordinary course of business, will be paid by the Debtors in accordance with the terms and conditions of the particular transaction and any related agreements and instruments (other than the DIP Obligations, which will be paid and satisfied on the Consummation Date). All other Allowed Administrative Expense Claims will be paid, in full satisfaction, settlement and release of and in exchange for such Allowed Administrative Expense Claim, in full, in Cash, on the Consummation Date or as soon thereafter as is practicable, or on such other terms to which the Debtors and the holder of such Administrative Expense Claim agree.

            All payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of any statutory committees will be made in accordance with the procedures established by the Bankruptcy Court and Bankruptcy Rules relating to the payment of interim and final compensation and expenses, except that payments to the professionals retained by the Pre-Petition Agent, the DIP Agent, the New Credit Agreement Agent, the Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders will be paid in the ordinary course of the Debtors' business, consistent with the terms and provisions of any agreement relating to same, including, but not limited to, those provisions for "adequate protection" set forth in the DIP Credit Agreement and any order approving same, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court.

            In addition to the foregoing, section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other Persons making a "substantial contribution" to a chapter 11 case, and to attorneys for, and other professional advisors to, such Persons. Requests for such compensation must be approved by the Bankruptcy Court after notice and a hearing at which the Debtors and other parties in interest may participate, and, if appropriate, object to such requests.

            All DIP Obligations shall be deemed Allowed Administrative Expense Claims and paid in full in Cash on the Consummation Date in accordance with section 2.1 of the Plan of Reorganization.

            PRIORITY TAX CLAIMS

            Priority Tax Claims essentially consist of unsecured claims of federal and state governmental authorities for the kinds of taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These unsecured claims are given a statutory priority in right of payment. The Debtors do not intend to set a bar date and therefore it is difficult to estimate the number and amount, if any, of Priority Tax Claims that will be filed with the Bankruptcy Court.

            With respect to any Priority Tax Claims not paid pursuant to prior Bankruptcy Court order, on the Consummation Date, except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment of such Allowed Priority Tax Claim, the Reorganized Debtors shall pay, in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, to each holder of an Allowed Priority Tax Claim (i) Cash in an amount equal to such Allowed Priority Tax Claim or (ii) equal annual Cash payments commencing on the Consummation Date in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 5%, over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Priority Tax Claim. All Allowed Priority Tax Claims which are not due and payable on or before the Consummation Date shall be paid thereafter in the ordinary course of business in accordance with the terms of any agreement that governs such Priority Tax Claim or in accordance with the course of practice between the Debtors and such holder with respect to such Claim. The Debtors do not intend to set a bar date for Priority Tax Claims.

            CLASS 1 - PRIORITY NON-TAX CLAIMS

                          (Unimpaired. Deemed to accept the Plan of Reorganization and not entitled to vote.)

            Priority Non-Tax Claims include certain claims that are granted priority in payment under section 507(a) of the Bankruptcy Code, including certain wage, salary and other compensation obligations to employees of the Debtors. The Debtors do not intend to set a bar date and therefore it is difficult to estimate the number and amount, if any, of Priority Non-Tax Claims that will be filed with the Bankruptcy Court.

            With respect to any Priority Non-Tax Claims not paid pursuant to prior Bankruptcy Court order, on the Consummation Date, except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to less favorable treatment of such Allowed Priority Non-Tax Claim, each Allowed Priority Non-Tax Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Priority Non-Tax Claims that are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms of any agreement that governs such Priority Non-Tax Claim or in accordance with the course of practice between the Debtors and such holder with respect to such Claim.

            CLASS 2 - SECURED CREDIT AGREEMENT CLAIMS

                          (Impaired. Entitled to vote.)

            Class 2 consists of the Allowed Senior Debt Claims. The Plan of Reorganization provides that solely for Plan of Reorganization purposes, each Senior Debt Claim constitutes an Allowed Senior Debt Claim. The Debtors estimate that, as of the Petition Date, the aggregate amount of Allowed Senior Debt Claims will be approximately $410 million.

            On the Consummation Date, or as soon thereafter as is reasonably practicable except to the extent that a holder of an Allowed Senior Debt Claim agrees to a less favorable treatment of such Allowed Senior Debt Claim, and in order to give effect to the priority of payment set forth in Section 5.5 of the Old Credit Agreement,

                  (1) each holder of an Allowed Senior Debt Claim arising under the Term D Loan (as defined in the Old Credit Agreement) shall receive on account of such Claim New Notes that shall be all Term Loan A Notes (as defined and on the terms set forth in the Exit Facility term sheet annexed hereto as
Exhibit 6) in face value (including all principal and interest accrued thereon) equal to the full amount of such Allowed Senior Debt Claim; provided, that each holder may elect instead to receive its Pro Rata Distribution; and

                  (2) each holder of a Allowed Senior Debt Claim arising under Term C Loan Deferred Interest (as defined in the Old Credit Agreement) shall receive on account of such Claim New Notes that shall be all Term Loan B Notes (as defined and on terms set forth in the Exit Facility term sheet annexed hereto as Exhibit 6) in face value equal to the full amount of such Allowed Senior Debt Claim; provided, that each holder may elect instead to receive its Pro Rata Distribution; and

                  (3) each holder of an Allowed Senior Debt Claim arising under the Old Credit Agreement shall receive on account of such Claim such holder's Pro Rata Distribution of New Term Loan C Notes (as defined and on the terms set forth in the Exit Facility term sheet annexed hereto as Exhibit 6) and New Common Stock.

            Notwithstanding any provision of the Plan of Reorganization to the contrary, in no event shall the holders of Allowed Senior Debt Claims receive, in the aggregate, in excess of (a) 18 million shares of New Common Stock, representing 90% (subject to dilution by the Incentive Plan and the New Warrants) of the New Common Stock distributed pursuant to the Plan of Reorganization and (b) New Notes in the aggregate principal amount of $175 million.

            Each holder of an Allowed Senior Debt Claim may elect to receive any portion of its distribution of New Common Stock in the form of New Class B Common Stock. In order to make an election, a holder must complete and return the Election Form to the Voting Agent by 5:00 p.m. (Eastern Time) on September 29, 2004. The election will be irrevocable once made. New Class A Common Stock has full voting rights, while New Class B Common Stock has limited voting rights. The New Class B Common Stock is convertible into New Class A Common Stock at the option of the holder at any time.

            The Debtors estimate that the overall recovery for Class 2 will be approximately 88% under the Plan of Reorganization.

            CLASS 3 - SUBORDINATED NOTE CLAIMS

                          (Impaired. Entitled to vote.)

            Class 3 consists of the Allowed Claims of the holders of Old Subordinated Notes. The Plan of Reorganization provides that, for Plan of Reorganization purposes, each Subordinated Note Claim constitutes an Allowed Subordinated Note Claim. On the Consummation Date, each holder of an Allowed Subordinated Note Claim shall receive, in full satisfaction of such Allowed Subordinated Note Claim and in full consideration of the discharge and satisfaction of all claims such holder has against the Company, its Ratable Proportion of (i) 2 million shares of New Common Stock, representing 10% of the New Common Stock distributed pursuant to the Plan of Reorganization (subject to dilution by the Incentive Plan and the New Warrants) and (ii) New Warrants to purchase New Common Stock.

            The New Warrants consist of (i) Series A Warrants, which are convertible into 657,567 shares of New Common Stock and which are exercisable at a price per share of $13.50; and (ii) Series B Warrants, which are convertible into 2,401,592 shares of New Common Stock and which are exercisable at a price per share of $20.00. The New Warrant Agreement is annexed to the Plan of Reorganization as Exhibit A and is incorporated herein by reference.

            The Debtors estimate that the overall recovery for Class 3 will be approximately 12.5% under the Plan of Reorganization, because there is an aggregate principal amount of approximately $250 million due and owing under the Old Subordinated Notes. Pursuant to the Plan of Reorganization, each holder of an Allowed Subordinated Note Claim will receive, in respect of each $1,000 principal amount of such holder's Allowed Subordinated Note Claim (i) 8 shares of New Common Stock representing 63% of the recovery on such claim and (ii) New

Series A Warrants and New Series B Warrants for the purchase of 3 and 10 shares of New Common Stock, respectively, representing 37% of such recovery. The recoveries described above for Class 3 include certain assumptions as to the value of the New Warrants. The assumptions and values ascribed to the New Warrants were prepared by the financial advisors for the Ad Hoc Committee of Subordinated Noteholders using the negotiated reorganization value and agreed to by the members of the Ad Hoc Committee of Subordinated Noteholders and the financial advisors to the Steering Committee of Senior Lenders.

            CLASS 4 - OTHER SECURED CLAIMS

                          (Unimpaired. Deemed to accept the Plan of Reorganization and not entitled to vote.)

            Class 4 consists of Secured Claims other than the Senior Debt Claims and the Subordinated Debt Claims.

            With respect to any Other Secured Claims not paid pursuant to prior Bankruptcy Court order, on the Consummation Date, except to the extent that a holder of an Allowed Other Secured Claim agrees to less favorable treatment of such Allowed Other Secured Claim, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default. All Allowed Other Secured Claims that are not due and payable on or before the Consummation Date shall, at Choice One's option, be paid (i) in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto or in accordance with the course of practice between the Debtors and such holder with respect to such Claim, or (ii) by transfer of the property secured the Allowed Other Secured Claim to the holder of such Claim.

            CLASS 5 - GENERAL UNSECURED CLAIMS

                          (Unimpaired. Deemed to accept the Plan of Reorganization and not entitled to vote.)

            Class 5 consists of unsecured non-priority claims, which generally include the claims of trade and other business creditors for goods and services provided to the Debtors prior to the Petition Date and other damage or general litigation claims. The Debtors do not intend to set a bar date and therefore it is difficult to estimate the number and amount, if any, of General Unsecured Claims that may be filed with the Bankruptcy Court.

            With respect to any Allowed General Unsecured Claims not paid pursuant to prior Bankruptcy Court order, on the Consummation Date, except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment of such Allowed General Unsecured Claim, each Allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed General Unsecured Claims which are not due and payable on or before the Consummation Date shall be paid thereafter in the ordinary course of business in accordance with the terms of any agreement that governs such General Unsecured Claim or in accordance with the course of practice between the Debtors and such holder with respect to such Claim. The Debtors reserve their rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Consummation Date.

            The distribution pursuant to the Plan of Reorganization to holders of Allowed General Unsecured Claims is fair and equitable with respect to the holders of Senior Debt Claims and Subordinated Note Claims because the holders of Senior Debt Claims and Subordinated Note Claims, both of whom are impaired pursuant to the Plan of Reorganization, may, in the exercise of their discretion, distribute value that would otherwise belong to them to any class of Claims or Equity Interests. The Pre-Petition Agent, the Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders have consented to the distribution to the holders of General Unsecured Claims, based upon, among other reasons, the anticipated benefits from the smooth transition that such treatment is expected to provide for the Reorganized Debtors' businesses upon emergence from chapter 11.

            CLASS 6 - OLD PREFERRED STOCK INTERESTS

                          (Impaired. Deemed to reject the Plan of
                          Reorganization and not entitled to vote.)

            Class 6 consists of the Allowed Old Preferred Stock Interests. The Plan of Reorganization provides that for Plan of Reorganization purposes, each Old Preferred Stock Interest constitutes an Allowed Old Preferred Stock Interest. On the Consummation Date, the Allowed Old Preferred Stock Interests shall be cancelled, and the holders of the Allowed Old Preferred Stock Interests will not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Old Preferred Stock Interests.

            CLASS 7 - OLD COMMON STOCK INTERESTS

                          (Impaired. Deemed to reject the Plan of
                          Reorganization and not entitled to vote.)

            Class 7 consists of the Allowed Old Common Stock Interests. The Plan of Reorganization provides that for Plan of Reorganization purposes, each Old Common Stock Interest constitutes an Allowed Old Common Stock Interest. On the Consummation Date, the Allowed Old Common Stock Interests shall be cancelled and the holders of the Allowed Old Common Stock Interests will not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Old Common Stock Interests.

            CLASS 8 - OLD WARRANTS

                          (Impaired. Deemed to reject the Plan of
                          Reorganization and not entitled to vote.)

            Class 8 consists of the Allowed Old Warrants. The Plan of Reorganization provides that for Plan of Reorganization purposes, each Old Warrant constitutes an Allowed Old Warrant. On the Consummation Date, the Allowed Old Warrants will be cancelled, and the holders of the Allowed Old Warrants will not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Old Warrants.

D. SECURITIES TO BE ISSUED PURSUANT TO THE PLAN OF REORGANIZATION

      1.    New Credit Agreement

            Pursuant to the Plan of Reorganization, on the Consummation Date, the Debtors will enter into that certain New Credit Agreement providing for an Exit Facility consisting of (i) a revolving loan of up to $30 million to provide for ongoing working capital requirements of the Debtors and (ii) the New Notes in an aggregate principal amount of $175 million. The revolving credit facility can be increased to $35 million by a majority vote of the lenders providing the revolving credit facility (but, in any event, with the approval of those lenders whose commitments are increased). A term sheet entered into by the Debtors, the New Credit Agreement Agent and the Steering Committee of Senior Lenders regarding the Exit Facility is annexed hereto as Exhibit 6. The New Credit Agreement Documents, including the New Notes, will be included in the Plan of Reorganization Supplement to be filed with the Bankruptcy Court as early as the Petition Date, but no later than ten (10) days before the Confirmation Hearing.

      2.    New Common Stock

            Pursuant to the Plan of Reorganization, on the Consummation Date,
(i) 18 million shares of New Common Stock, representing 90% of such stock, will be distributed to and among the holders of Senior Debt Claims and (ii) 2 million shares of New Common Stock, representing 10% of such stock, will be distributed to and among the holders of Old Subordinated Note Claims. Such New Common Stock issued on the Consummation Date is subject to dilution by the New Warrants and the Incentive Plan and subject to both a Registration Rights Agreement and a Stockholders Agreement, copies of which will be included in the Plan of Reorganization Supplement. If all New Warrants are exercised and all shares issuable under the Incentive Plan are issued and vest, the New Common Stock issued to holders of Senior Debt Claims will represent approximately 74.2%, and the New Common Stock issued to holders of Subordinated Note Claims (including those issued upon exercise of the New Warrants) will represent approximately 20.6%, of the outstanding New Common Stock.

            The New Common Stock will consist of Class A Common Stock, which will have full voting rights, and Class B Common Stock, which will have limited voting rights but will, at the option of the holder, be convertible into Class A Common Stock at any time. In general, the Class B Common Stock will not be entitled to vote on the election of directors, but will have the right to vote, together with the Class A Common Stock as a single class, on certain major corporate events, such as a merger, consolidation or sale of all or substantially all of the assets of Reorganized Choice One or an amendment to its Amended and Restated Certificate of Incorporation.

            Except for voting and conversion rights, there is no difference between a share of Class A Common Stock and a share of Class B Common Stock. Holders of Senior Debt Claims will have the option of receiving their New Common Stock in the form of Class A Common Stock or Class B Common Stock. Holders of Old Subordinated Notes will receive their New Common Stock in the form of Class A Common Stock.

            The New Common Stock held by the holders of Senior Debt Claims and Subordinated Note Claims and the New Common Stock issuable upon exercise of the New Warrants will be subject to a Stockholders Agreement, a copy of which will be filed with the Bankruptcy Court in the Plan of Reorganization Supplement.

            The Stockholders Agreement will provide for, among other things, customary drag-along and tag-along rights in the event of a change of control of Reorganized Choice One.

      3.    New Warrants

            On the Consummation Date, Reorganized Choice One will issue to the holders of Subordinated Note Claims (i) the Series A Warrants to purchase 657,567 shares of New Common Stock at a purchase price per share of $13.50, and
(ii) the Series B Warrants to purchase 2,401,592 shares of New Common Stock at a purchase price per share of $20.00. The Series A Warrants and the Series B Warrants will expire on the seventh anniversary of the Consummation Date. The New Warrants are governed by the New Warrant Agreement annexed to the Plan of Reorganization, which is attached hereto as Exhibit 1. The New Warrant Agreement provides, among other things, that in the event a Black Scholes Event (as defined in the New Warrant Agreement) shall occur and as a result thereof the New Common Stock is converted into Cash (and only Cash) during the first two years following the Consummation Date, the holders of a New Warrant will be entitled to receive the greater of (i) the amount (if any) by which the per share amount of consideration paid to stockholders in such transaction exceeds the exercise price of such New Warrant and (ii) the Black-Scholes valuation of such New Warrant, assuming a risk-free interest rate of 4.37%, 50% stock volatility, and a time of expiration equal to the remaining life of the New Warrants from the time that the Black Scholes Event is consummated. Examples of the calculation of the Black-Scholes valuation of the New Warrants under different sale scenarios are attached as Exhibit F to the New Warrant Agreement. The purpose of the issuance of the Series A Warrants and the Series B Warrants is to provide value to the holders of Subordinated Note Claims in the event the value of the New Common Stock appreciates significantly. The likelihood of such appreciation cannot be determined at this time and there can be no assurance that it will occur.

      4.    Securities Law Matters

            (a) The Solicitation. The solicitation is being made only to those creditors who are Accredited Investors as defined in Regulation D under the Securities Act.

            (b) Issuance and Resale of New Securities Under the Plan of Reorganization. Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale of a debtor's securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor. In reliance upon this exemption, New Common Stock and New Warrants generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of new securities issued under the Plan of Reorganization are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability. The New Notes, to the extent deemed to be securities, are being issued without registration under the Securities Act pursuant to the exemption therefrom contained in Section 4(2) of the Securities Act relating to issuances which do not constitute a public offering, and Regulation D thereunder. The New Notes may not be sold or otherwise transferred unless registered under the Securities Act or pursuant to an exemption therefrom.

            Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from Persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is a control Person of the issuer of the securities.

            Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

            (c) Listing. The Old Common Stock was previously traded on the Nasdaq Stock Market's National Market under the symbol "CWON." The last day of such trading was December 10, 2002. Thereafter, the Old Common Stock was publicly traded on the Over the Counter Bulletin Board. Upon the Consummation Date, however, Choice One will no longer be a public company. Pursuant to the Plan of Reorganization, the Old Common Stock will be cancelled and the New Common Stock will not be listed or traded on the Nasdaq Market or any other nationally recognized market or exchange. Accordingly, no assurance can be given that a holder of New Common Stock will be able to sell such securities in the future or as to the price at which any sale may occur.

            (d) Exchange Act Restrictions on Transfers. Reorganized Choice One currently expects to have less than 40 stockholders on the Consummation Date. Accordingly, it will not be subject to the periodic reporting and other procedural requirements of the Exchange Act. This is expected to result in a significant cost savings. In order to ensure that Reorganized Choice One does not inadvertently become subject to the requirements of the Exchange Act, its Restated Charter will impose restrictions on transfer that are designed to keep the number of stockholders below the number (currently 500) that would cause Reorganized Choice One to become subject to the Exchange Act. In order to implement such restrictions, all transfers of New Common Stock and New Warrants will require the approval of Reorganized Choice One. Such approval will be given for (i) transfers to another stockholder of Reorganized Choice One, (ii) transfers of all of a holders' New Common Stock and New Warrants to a single stockholder and (iii) other transfers that do not jeopardize the status of Reorganized Choice One as a non-reporting company under the Exchange Act.

            (e) Registration Rights. The Plan of Reorganization provides for the execution of a registration rights agreement. Under such Registration Rights Agreement, the holders of the Senior Secured Claims who receive New Common Stock will be entitled to exercise certain demand registration rights and holders of Senior Secured Claims and Subordinated Note Claims who receive New Common Stock will be entitled to exercise certain incidental registration rights in accordance with the terms and conditions of the Registration Rights Agreement.

            (f) Legends. Certificates evidencing shares of New Common Stock and New Warrants received by holders of at least 10% of the outstanding New Common Stock will bear a legend substantially in the form below:

            THE [SHARES OF COMMON STOCK] [NEW WARRANTS] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

            The New Notes will bear a legend substantially in the form below.

            THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM.

            Certificates evidencing shares of New Common Stock and New Warrants will also bear a legend referencing the Stockholders Agreement and the restrictions on transfer in Choice One's Restated Charter.

E. MEANS OF IMPLEMENTATION OF THE PLAN OF REORGANIZATION

      1. Substantive Consolidation.

            The Plan of Reorganization is premised upon the substantive consolidation of the Debtors for Plan of Reorganization purposes only. Accordingly, on the Consummation Date, all of the Debtors and their Estates shall, for Plan of Reorganization purposes only, be deemed merged and (i) all assets and liabilities of the Debtors shall be deemed merged, (ii) all intercompany claims by, between and among the Debtors shall be eliminated by either offset, the contribution of such claims, or otherwise, in a tax efficient manner (as determined by the Debtors), (iii) all guaranties of any Debtor of the payment, performance, or collection of obligations of any other Debtor shall be eliminated and canceled, (iv) all joint obligations of two or more Debtors, and all multiple claims against such entities on account of such joint obligations, shall be considered a single claim against the Debtors, and (v) any claim filed in the Reorganization Cases of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Consummation Date. Such substantive consolidation shall not (other than for Plan of Reorganization voting, treatment, and distribution purposes) affect (a) the legal and corporate structures of the Debtors or (b) the equity interests in the Subsidiaries.

      2. Exit Facility and Issuance of New Notes.

            On the Consummation Date, the New Credit Agreement Documents will be executed and delivered and the Debtors or the Reorganized Debtors will be authorized to issue the New Notes and to execute, deliver and enter into the New Credit Agreement Documents without the need for any further corporate action and without further action by the holders of Claims or Equity Interests.

      3. Issuance of New Securities.

            The issuance of the New Common Stock and New Warrants by Reorganized Choice One will be authorized without the need for any further corporate action or without any further action by a holder of Claims or Equity Interests in the Debtors. On the Consummation Date, or as soon thereafter as is reasonably practicable, (a) 90% of the New Common Stock distributed pursuant to the Plan of Reorganization shall be issued to the holders of the Allowed Senior Debt Claims,
(b) 10% of the New Common Stock distributed pursuant to the Plan of Reorganization shall be issued to the holders of Allowed Subordinated Note Claims, and (c) all the New Warrants distributed pursuant to the Plan of Reorganization shall be issued to the holders of the Allowed Subordinated Note Claims.

      4. Warrant Agreement, Registration Rights Agreement and Stockholders Agreement.

            On the Consummation Date, the Warrant Agreement shall have been executed and delivered by Reorganized Choice One and the other parties thereto, the Registration Rights Agreement shall have been executed and delivered by Reorganized Choice One and the other parties thereto and the Stockholders Agreement shall have been executed and delivered by Reorganized Choice One and the other parties thereto. Each recipient of New Common Stock or New Warrants pursuant to the Plan of Reorganization will be bound by the Registration Rights Agreement and the Stockholders Agreement, regardless of whether such Person has signed such agreement, and no certificates will be issued to any Person until such Person has signed the Registration Rights Agreement and the Stockholders Agreement.

      5. Cancellation of Existing Securities and Agreements.

            On the Consummation Date, the Old Credit Agreement, the Old Subordinated Note Documents, the Old Preferred Stock Interests, the Old Common Stock Interests, the Old Warrants or any other agreements or commitments, contractual or otherwise, obligating the Debtors to issue, transfer or sell Old Preferred Stock Interests, Old Common Stock Interests, Old Warrants or any other Equity Interests of the Debtors shall be cancelled. The Old Subordinated Note Documents and the Old Credit Agreement shall continue in effect solely for the purposes of allowing holders of the Senior Debt Claims and Subordinated Note Claims to receive their distributions hereunder.

      6. Corporate Action.

            (a) Restated Charters and Restated Bylaws. The Restated Charters and Restated Bylaws shall be adopted effective as of the Consummation Date. On or about the Consummation Date, each Reorganized Debtor shall file its Restated Charter with the Secretary of State of its respective jurisdiction of incorporation or organization.

            (b) Board of Directors of Reorganized Choice One. On the Consummation Date, the operation of Reorganized Choice One shall become the general responsibility of its Board of Directors, subject to, and in accordance with, its Restated Charter and Restated Bylaws. The initial Board of Directors of Reorganized Choice One shall consist of seven members (i) five of whom shall be selected by the holders of a majority of the Senior Debt Claims electing New Class A Common Stock, (ii) one of whom shall be Reorganized Choice One's Chief Executive Officer and (iii) one of whom shall be designated by the holders of a majority of the Old Subordinated Notes. The initial members of the Board of Directors of Reorganized Choice One shall be disclosed in the Plan of Reorganization Supplement or such other filing as may be made with the Bankruptcy Court prior to the Consummation Date. The Board of Directors of the other Debtors shall be as set forth in the Plan of Reorganization Supplement or such other filing as may be made with the Bankruptcy Court prior to the Consummation Date.

            (c) Officers of the Reorganized Debtors. The initial officers of the Reorganized Debtors shall be disclosed in a filing to be made with the Bankruptcy Court prior to the Consummation Date. The selection of officers of the Reorganized Debtors after the Consummation Date shall be as provided in their respective Restated Charters and Restated Bylaws or other organizational documents of the Reorganized Debtors. The biographical information of the current directors (Steve M. Dubnik, Louis L. Massaro and Emil D. Duda) and executive officers of Choice One is set forth in Choice One's Proxy Statement, filed April 29, 2004, a copy of which is attached as Exhibit 5 to this Disclosure Statement, and Form 10-K for the fiscal year ended December 31, 2003, a copy of which is attached as Exhibit 3 to this Disclosure Statement. Scott D. Deverell is no longer Choice One's Vice President, Accounting, Treasurer and Controller. Steven A. Mowers (age 44) is currently Choice One's Vice President, Treasurer. Prior to becoming Choice One's Vice President, Treasurer in June 2004, Mr. Mowers was Choice One's Vice President, Business Planning since December 2001 and Director of Business Planning since March 2000. From October 1996 through February 2000, prior to joining Choice One, Mr. Mowers was employed by ACC Corp. and AT&T Corp. as Vice President, Finance, and U.S. Controller.

F. PROVISIONS GOVERNING DISTRIBUTIONS

      1. Date of Distributions

            Unless otherwise provided in the Plan of Reorganization, any distributions and deliveries to be made under the Plan of Reorganization will be made on the Consummation Date or as soon as reasonably practicable thereafter. In the event that any payment or act under the Plan of Reorganization is required to be made or performed on a date that is not a business day, then the making of such payment or the performance of such act may be completed on the next succeeding business day, but will be deemed to have been completed as of the required date.

      2. Disbursing Agent

            In general, a disbursing agent is an entity designated to administratively effect the distributions to be provided under a plan of reorganization. The Debtors do not intend to set a bar date by which creditors and equity holders must file proofs of claim or proofs of equity interest. In addition, the Debtors do not anticipate designating a special disbursing agent. It is anticipated that all distributions under the Plan of Reorganization will be made by Reorganized Choice One as Disbursing Agent. The Debtors reserve the right to designate another entity as Disbursing Agent on the Consummation Date. The Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. In the event that a Disbursing Agent is ordered otherwise, all costs and expenses of procuring any such bond or surety will be borne by the Reorganized Debtors.

      3. Record Date for Distributions to Holders of Old Senior Notes and Old Subordinated Notes.

            At the close of business on the Distribution Record Date, the transfer ledgers or registers for the Old Senior Notes and the Old Subordinated Notes shall be closed, and there shall be no further changes in the record holders of such notes. Reorganized Choice One and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such notes occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers or registers for the Old Senior Notes and Old Subordinated Notes as of the close of business on the Distribution Record Date.

      4. Compensation of Professionals

            Each Person retained or requesting compensation in the Reorganization Cases pursuant to sections 327, 328, 330 or 503(b) of the Bankruptcy Code will be required to file an application for allowance of final compensation and reimbursement of expenses in the Reorganization Cases on or before a date to be determined by the Bankruptcy Court in the Confirmation Order or any other order of the Bankruptcy Court, except that the professionals retained by the Pre-Petition Agent, the DIP Agent, the New Credit Agreement Agent, and the Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders will not be required to file any application for compensation or reimbursement of expenses and will be paid as Administrative Expense Claims in the ordinary course of business consistent with the terms and provisions of any agreement relating to same, including, but not limited to, those provisions for "adequate protection" set forth in the DIP Agreement and any order approving same. Objections to any application will be filed on or before a date to be fixed and determined by the Bankruptcy Court in the Confirmation Order or such other order of the court.

      5. Delivery of Distributions

            Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim will be made at the address of such holder as set forth in the books and records of the Debtors or their agents, unless the Debtors or the Reorganized Debtors, as applicable, have been notified in writing of a change of address. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent will use its reasonable efforts to determine the current address of such holder, but no distribution to such holder will be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution will be made to such holder without interest; provided that such distributions will be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Consummation Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the claim of any other holder to such property or interest in property will be discharged and forever barred; provided, that any unclaimed distribution of a Senior Lender shall be distributed to the Agent to be proportionally re-allocated to the other holders of Senior Debt Claims; and provided, further, that any unclaimed distribution of a holder of Old Subordinated Note Claims shall be distributed to the Subordinated Notes Agent to be proportionally re-allocated to the other holders of Subordinated Note Claims.

      6. Manner of Payment Under Plan of Reorganization

            At the option of the Disbursing Agent, any cash payment to be made under the Plan of Reorganization may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

            All distributions of New Common Stock to the creditors of the Debtors under the Plan of Reorganization shall be made by Reorganized Choice One (determined without regard to section 6.1 of the Plan of Reorganization) on behalf of the Reorganized Debtors. Where the applicable Reorganized Debtor is a subsidiary of Reorganized Choice One, Reorganized Choice One shall be treated as making a capital contribution, either directly or indirectly, to the applicable Reorganized Debtor of an amount of New Common Stock to be distributed to the creditors of such Debtor, but only at such time as, and to the extent that, the amounts are actually distributed to holders of Allowed Claims. Any distributions that revert to Reorganized Choice One or are otherwise canceled (such as to the extent any distributions have not been claimed within one year or are forfeited pursuant to section 7.3 of the Plan of Reorganization) shall revest solely in Reorganized Choice One and any applicable Reorganized Debtor (other than Reorganized Choice One) shall not have (nor shall it be considered to ever have had) any ownership interest in the amounts distributed.

      7. Fractional Shares of New Common Stock and New Warrants

            No fractional shares of New Common Stock or New Warrants or Cash in lieu thereof shall be distributed. For purposes of distribution, fractional shares of New Common Stock or New Warrants of 1/2 or more shall be rounded up to the next whole number and of less than 1/2 shall be rounded down to the next whole number.

      8. Setoffs and Recoupment

            The Debtors may, but shall not be required to, set off against, or recoup from, any claim and the payments to be made pursuant to the Plan of Reorganization in respect of such claim (other than Senior Debt Claims and Subordinated Note Claims), any claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any claim under the Plan of Reorganization will constitute a waiver or release by the Debtors of any such claim it may have against such claimant.

      9. Distributions After Consummation Date

            Distributions made after the Consummation Date to holders of Disputed Claims that are not Allowed Claims as of the Consummation Date but which later become Allowed Claims will be deemed to have been made on the Consummation Date.

      10. Rights and Powers of Disbursing Agent

            (a) Powers of the Disbursing Agent. The Disbursing Agent will be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan of Reorganization, (ii) make all distributions contemplated by the Plan of Reorganization, (iii) employ professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan of Reorganization, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan of Reorganization.

            (b) Expenses Incurred On or After the Consummation Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Consummation Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent, will be paid in Cash by the Reorganized Debtors.

      11. Exculpation

            The Debtors, the Reorganized Debtors, the Senior Lenders, the Steering Committee of Senior Lenders, the Pre-Petition Agent, the DIP Agent, the New Credit Agreement Agent, the Subordinated Notes Agent, and the holders of Subordinated Note Claims, and their respective members, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons) shall have no liability to any holder of any Claim or Equity Interest or any other Person for any act or omission in connection with, arising out of, or relating to, the Disclosure Statement, the Plan of Reorganization, the solicitation of votes for and the pursuit of confirmation of the Plan of Reorganization, the consummation of the Plan of Reorganization, or the administration of the Reorganization Cases or the property to be distributed under the Plan of Reorganization, except for willful misconduct, gross negligence or breach of fiduciary duty that results in a personal profit at the expense of the Estates, as determined by a final court order and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan of Reorganization. Nothing in this section shall limit the liability of the Debtors' professionals to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility.

      12. Exemption from Securities Law

            The issuance of the New Common Stock, the New Warrants and the New Notes pursuant to the Plan of Reorganization shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code in the case of the New Common Stock and the New Warrants and section 4(2) of the Securities Act in the case of the New Notes.

      13. Allocation of Plan Distributions Between Principal and Interest.

            Under the Plan of Reorganization, distributions in respect of Allowed Claims in Class 3 shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

G. PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER PLAN OF REORGANIZATION

      1. Disputed Claims/Process

            The Debtors do not intend to set a bar date by which holders of Claims and Equity Interests must file proofs of claim and proofs of equity interest. The Debtors contemplate that, on and after the Consummation Date, except as otherwise provided in the Plan of Reorganization, all Claims will be paid in the ordinary course of business. If the Debtors dispute any Claim, such dispute shall be resolved or adjudicated by an appropriate tribunal in a manner as if the Reorganization Cases had not been commenced and will survive the Consummation Date as if the Reorganization Cases had not been commenced. If, however, a holder of a Claim files a proof of claim with the Bankruptcy Court that is inconsistent with the Debtors' books and records, the Debtors may elect, at their sole option, to object under section 502 of the Bankruptcy Code to any proof of claim filed by or on behalf of a holder of a Claim.

      2. Objections to Claims

            Except insofar as a Claim is Allowed under the Plan of Reorganization, the Reorganized Debtors shall be entitled to object to Claims. Any objections to Claims shall be served and filed on or before the latest of
(a) sixty (60) days after the Consummation Date, (b) forty-five (45) days after a Claim is filed with the Bankruptcy Court or (c) such date as may be fixed by the Bankruptcy Court.

      3. No Distributions Pending Allowance

            If a holder of a Claim files a proof of Claim and the Debtors object to such Claim, no payment or distribution provided under the Plan of Reorganization will be made on account of such Claim unless and until such disputed claim becomes an Allowed Claim.

      4. Distributions After Allowance

            To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan of Reorganization. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan of Reorganization as of the Consummation Date, without any interest to be paid on account of such Claim.

H. PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      1. Assumed Contracts and Leases

            Except as otherwise provided in the Plan of Reorganization, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan of Reorganization, as of the Consummation Date, the Debtors shall be deemed to have assumed each executory contract and unexpired lease to which they are a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Confirmation Date or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, filed as part of the Plan of Reorganization. The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Consummation Date.

      2. Payments Related to Assumption of Contracts and Leases

            Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan of Reorganization is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be. With respect to valid and signed interconnection agreements to which the Debtors are party and which have not terminated by their own terms (the "Interconnection Agreements"), or tariffs under which the Debtors operate, nothing herein shall constitute an admission that such tariffs or agreements constitute executory contracts. All disputed charges under such Interconnection Agreements shall be resolved in accordance with the terms of such agreements and any tariffs or regulations governing such disputes.

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

      3. Rejected Contracts and Leases

            Except as otherwise provided in the Plan of Reorganization or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan of Reorganization, none of the executory contracts and unexpired leases to which any of the Debtors is a party shall be rejected hereunder; provided, however, that the Debtors reserve the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which any of the Debtors is a party.

      4. Compensation and Benefit Plans

            Except and to the extent previously assumed pursuant to an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and Benefit Plans of the Debtors, including Benefit Plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, if any, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed hereunder. The Debtors' obligations under such plans and programs shall survive confirmation of the Plan of Reorganization, except for
(i) executory contracts or Benefit Plans specifically rejected pursuant to the Plan of Reorganization (to the extent such rejection does not violate sections 1114 and 1129(a) (13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract. In addition, Choice One may, prior to the Confirmation Date, enter into employment agreements with key employees that may become effective on or prior to the Consummation Date and survive consummation of the Plan of Reorganization. Any such agreements will be annexed to the Plan of Reorganization Supplement or otherwise filed with the Bankruptcy Court and will be subject to the prior written approval of the Pre-Petition Agent, the New Credit Agreement Agent, the Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders.

      5. Employee / Management Incentive Plan.

            On the Consummation Date, 304,569 shares of Class A Common Stock will be reserved for the issuance of restricted stock or restricted stock units, and 956,760 shares of Class A Common Stock will be reserved for the issuance of stock options, pursuant to the Incentive Plan. Such shares, units and options may be allocated by the Debtors, and the terms thereof (including vesting schedules, eligibility criteria, performance targets and strike prices for options) may be established, prior to the Consummation Date with the prior written approval of the Pre-Petition Agent, the New Credit Agreement Agent, the Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders. To the extent such shares, units and options are not allocated and the terms thereof established by the Debtors prior to the Consummation Date, decisions regarding their allocation and the terms thereof will be made by the Board of Directors of Reorganized Choice One or a committee thereof.

I.       CONDITIONS PRECEDENT TO CONSUMMATION DATE

      1. Conditions Precedent to Consummation Date of Plan of Reorganization

            The occurrence of the Consummation Date of the Plan of Reorganization is subject to satisfaction of the following conditions precedent:

            (a) Confirmation Order. The Clerk of the Bankruptcy Court shall have entered the Confirmation Order and the same shall have become a Final Order. The Confirmation Order shall be in form and substance reasonably satisfactory to the Pre-Petition Agent, the DIP Agent, the New Credit Agreement Agent, the Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders.

            (b) Execution and Delivery of Other Documents. All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan of Reorganization, including without limitation the Warrant Agreement and the New Warrants issued thereunder and the documents comprising exhibits to the Plan of Reorganization Supplement that are necessary for the effectuation of the Plan, shall have been duly and validly executed and delivered by the parties thereto in form and substance reasonably acceptable to the Pre-Petition Agent, the DIP Agent, the New Credit Agreement Agent, the Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders, and all conditions to their effectiveness shall have been satisfied or waived.

            (c) Regulatory Approvals. The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are necessary to implement the Plan of Reorganization and that are required by law, regulations or order.

      2. Waiver of Conditions Precedent

            Each of the conditions precedent in section 10.1 of the Plan of Reorganization may be waived, in whole or in part, by the Debtors. None of the conditions precedent in section 10.1 of the Plan of Reorganization may be waived without the prior written consent of the Pre-Petition Agent, the DIP Agent, the New Credit Agreement Agent, the Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders, which consent shall not be unreasonably withheld. Except as provided in section 10.2 of the Plan of Reorganization, any such waivers of a condition precedent in section 10.1 of the Plan of Reorganization may be effectuated at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action.

J. EFFECT OF CONFIRMATION

      1. Vesting of Assets

            On the Consummation Date, the Debtors, their properties and interests in property and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estates of the Debtors shall vest in the Reorganized Debtors. From and after the

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

Consummation Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan of Reorganization.

      2. Binding Effect

            Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Consummation Date, on and after the Confirmation Date, the provisions of the Plan of Reorganization will bind any holder of a Claim against or Equity Interest in the Debtors and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan of Reorganization and whether or not such holder has accepted the Plan of Reorganization. The Plan of Reorganization shall also be binding upon the Debtors and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

      3. Discharge of the Debtors

            Except to the extent otherwise provided in the Plan of Reorganization, the treatment of all Claims against or Equity Interests in the Debtors shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or Equity Interests in the Debtors of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against their Estates or properties or interests in property. Except as otherwise provided in the Plan of Reorganization, upon the Consummation Date, all Claims against and Equity Interests in the Debtors will be satisfied, discharged and released in full exchange for the consideration provided hereunder. At the request of the New Credit Agreement Agent at any time, the Debtors or Reorganized Debtors will have the right to file termination statements for any Liens released pursuant to the Plan of Reorganization. Except as otherwise provided in the Plan of Reorganization, all Persons or entities shall be precluded from asserting against the Debtors or the Reorganized Debtors or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Consummation Date.

      4. Term of Injunctions or Stays

            Except as otherwise expressly provided in the Plan of Reorganization and the New Credit Agreement Documents, all Persons or entities who have held, hold or may hold Claims or Equity Interests are permanently enjoined, from and after the Consummation Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any of the Reorganized Debtors, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor or against the property or interests in property of any Reorganized Debtor with respect to such Claim or Equity Interest, and
(iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganized Debtor or against the property or interests in property of any Reorganized Debtor, with respect to any such Claim or Equity Interest.

            Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the Consummation Date.

      5. Indemnification Obligations

            Subject to the occurrence of the Consummation Date, the obligations of the Debtors as of the Petition Date to indemnify, defend, reimburse or limit the liability of directors or officers who were directors or officers of the Debtors, on or after the Petition Date, respectively, against any claims or causes of action as provided in such Debtor's certificate of incorporation, bylaws or other organizational documents, or applicable state law, shall survive confirmation of the Plan of Reorganization, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the Petition Date.

      6. Limited Release

            On the Consummation Date, the Debtors and the Reorganized Debtors will release the officers and directors of the Debtors holding office as of the Petition Date, the Senior Lenders, Pre-Petition Agent, the DIP Agent, the Subordinated Notes Agent and the holders of Subordinated Note Claims, and each of their respective principals, employees, agents, officers, directors, stockholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons or entities), affiliates and representatives (all of the aforementioned released parties, the "Released Parties") from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Consummation Date, in law, at equity, or otherwise (except for willful misconduct, gross negligence, or breach of fiduciary duty that results in a personal profit at the expense of the Estates, as determined by a Final Order), that the Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or that any holder of a Claim or Equity Interest or other Person or entity would have been able to assert on behalf of the Debtors based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence, related to the Debtors, taking place on or before the Consummation Date, other than any claims that the Debtors or the Reorganized Debtors may have against any Released Party with respect to the reimbursement of taxes in connection with the non-payment of certain nonrecourse loans.

            In consideration for the distributions received under the Plan of Reorganization, the Senior Lenders, the Pre-Petition Agent, the Subordinated Notes Agent and the holders of Subordinated Note Claims (the "Releasing Parties") shall be deemed to have released, remised and forever discharged the Debtors and the Reorganized Debtors, their stockholders, directors, officers, agents, employees, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons or entities), affiliates and representatives, each as of the Petition Date, from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Consummation Date, in law, at equity, or otherwise (except for willful misconduct, gross negligence, or breach of fiduciary duty that results in a personal profit at the expense of the Estates, as determined by a Final Order), that the Releasing Parties would have been legally entitled to assert in their own right (whether individually or collectively) based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence, related to the Debtors, taking place on or before the Consummation Date. Nothing herein shall be deemed to release any rights, claims or interests that any Person may be receiving or retaining pursuant to the Plan of Reorganization or the New Credit Agreement Documents on or after the Consummation Date.

K. WAIVER OF CLAIMS

      1. Avoidance Actions

            Effective as of the Consummation Date, except as expressly provided in the Plan of Reorganization, including, without limitation, section 11.6 thereof, the Debtors will waive the right to prosecute any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code that belong to the Debtors as debtors or debtors in possession.

L. RETENTION OF JURISDICTION

            The Bankruptcy Court will have exclusive jurisdiction of all matters arising out of, or related to, the Reorganization Cases and the Plan of Reorganization pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

            (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom; provided that disputes arising under Interconnection Agreements shall be resolved in accordance with the terms of those agreements and any applicable regulations related thereto;

            (b) To determine any and all adversary proceedings, applications and contested matters;

            (c) To ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan of Reorganization;

            (d) To hear and determine any timely objections to administrative expense claims or to proofs of claim and equity interests, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part;

            (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

            (f) To issue such orders in aid of execution of the Plan of Reorganization, to the extent authorized by section 1142 of the Bankruptcy Code;

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

            (g) To consider any amendments to or modifications of the Plan of Reorganization, or to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

            (h) To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

            (i) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan of Reorganization, the Confirmation Order, the Warrant Agreement, the documents comprising the Plan of Reorganization Supplement, any transactions or payments contemplated by the Plan of Reorganization or any agreement, instrument or other document governing or relating to any of the foregoing, other than the New Credit Agreement and the New Credit Agreement Documents;

            (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

            (k) To hear any other matter not inconsistent with the Bankruptcy Code or the Plan of Reorganization;

            (l) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under section 11.3 of the Plan of Reorganization;

            (m) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan of Reorganization; and

            (n) To enter a final decree closing the Reorganization Cases.

M. MISCELLANEOUS PROVISIONS

      1. Payment of Statutory Fees

            All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on the Consummation Date.

      2. Administrative Expenses Incurred After the Confirmation Date

            Subject to the terms and conditions of any interim or Final Order of the Bankruptcy Court authorizing postpetition financing, administrative expenses incurred by the Debtors or the Reorganized Debtors after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

      3. Amendment or Modification of the Plan of Reorganization.

            Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan of Reorganization may be proposed in writing by the Debtors, with the prior written consent of the Pre-Petition Agent, the DIP Agent, the New Credit Agreement Agent, the Ad Hoc Committee of Subordinated Noteholders and the Steering Committee of Senior Lenders, at any time prior to or after the Confirmation Date but prior to the Consummation Date. Holders of Claims or Equity Interests that have accepted the Plan of Reorganization shall be deemed to have accepted the Plan of Reorganization, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

      4. Section 1125(e) of the Bankruptcy Code

            As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances of this Plan of Reorganization in good faith and in compliance with the applicable provisions of the Bankruptcy Code. Specifically, the Debtors, each holder of a Senior Debt Claim, the Senior Lenders, the Steering Committee of Senior Lenders, the Pre-Petition Agent, the DIP Agent, the New Credit Agreement Agent, the Ad Hoc Committee of Subordinated Noteholders and each holder of the Subordinated Note Claims (and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan of Reorganization, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan of Reorganization or the offer and issuance of securities under the Plan of Reorganization.

      5. Compliance with Tax Requirements

            In connection with the consummation of the Plan of Reorganization, the Debtors shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions under the Plan of Reorganization shall be subject to such withholding and reporting requirements.

      6. Exemption from Transfer Taxes

            Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under or in connection with the Plan of Reorganization, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan of Reorganization, including the New Credit Agreement Documents, New Common Stock and New Warrants, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan of Reorganization shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

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

      7. Severability of Plan Provisions

            In the event that, prior to the Confirmation Date, any term or provision of the Plan of Reorganization is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan of Reorganization shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan of Reorganization, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

      8. Governing Law

            Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit to the Plan of Reorganization or Plan of Reorganization Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such Exhibit), the rights, duties and obligations arising under the Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws.

                                       V.

                       PROJECTIONS AND VALUATION ANALYSIS

A. CONSOLIDATED CONDENSED PROJECTED FINANCIAL STATEMENTS

      1. Responsibility for and Purpose of the Projections

            As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan of Reorganization, and for purposes of determining whether the Plan of Reorganization satisfies this feasibility standard, the Debtors' management and its professionals have analyzed the ability of the Debtors to meet their obligations under the Plan of Reorganization and retain sufficient liquidity and capital resources to conduct their businesses.

            The Condensed Projected Financial Statements (the "Projections") should be read in conjunction with Section VI below, entitled "CERTAIN FACTORS AFFECTING THE DEBTORS" and with the assumptions, qualifications and footnotes to tables containing the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in Choice One's 10-K for the fiscal year ended December 31, 2003 and its 10-Q for the period ended June 30, 2004, annexed hereto as Exhibits 3 and 4, the full texts of which are incorporated herein by reference. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.

            THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND HAVE NOT BEEN SUBJECT TO PROCEDURES THAT WOULD TYPICALLY BE APPLIED TO FINANCIAL INFORMATION PRESENTED IN ACCORDANCE WITH GENERAL ACCEPTED ACCOUNTING PRINCIPLES. THE DEBTORS' INDEPENDENT ACCOUNTANTS AND FINANCIAL ADVISORS HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAVE NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

            THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, THE DEBTORS DO NOT INTEND, AND DISCLAIM ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE CONSUMMATION DATE OR TO HOLDERS OF NEW SECURITIES OR ANY OTHER PARTY AFTER THE CONSUMMATION DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR
(C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

            THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE REORGANIZED DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

            THE FOLLOWING ASSUMPTIONS AND RESULTANT COMPUTATIONS WERE MADE SOLELY FOR PURPOSES OF PREPARING THE PROJECTIONS. THE REORGANIZED DEBTORS WILL BE REQUIRED TO ESTIMATE THE DEBTORS' REORGANIZATION VALUE, THE FAIR VALUE OF THEIR ASSETS, AND THEIR ACTUAL LIABILITIES AS OF THE CONSUMMATION

DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES. IN ALL EVENTS, THE REORGANIZATION VALUE, AS WELL AS THE DETERMINATION OF THE FAIR VALUE OF THE REORGANIZED DEBTORS' ASSETS AND THE DETERMINATION OF ITS ACTUAL LIABILITIES, WILL BE MADE AS OF THE CONSUMMATION DATE. ALTHOUGH THE DEBTORS EXPECT TO UTILIZE A CONSISTENT METHODOLOGY, THE AMOUNTS OF ANY OR ALL OF THE FOREGOING ESTIMATES AS ASSUMED IN THE PROJECTIONS, AS COMPARED WITH THE ACTUAL AMOUNTS THEREOF AS OF THE CONSUMMATION DATE, MAY BE MATERIAL.

      2. Summary of Significant Assumptions

            The Projections, which were prepared by management, are based on and assume the successful implementation of management's business plan, and include assumptions with respect to the future performance of the Debtors, the performance of the industry, general business and economic conditions and other matters, many of which are beyond the control of management. In addition, the assumptions take into account the uncertainty and disruption of business that accompany a Chapter 11 filing. No representation can be or is being made with respect to the ability of the Debtors to achieve the projected results. While management believes that the assumptions which underlie the Projections are reasonable in light of current circumstances and in light of the information available, holders of Claims and Equity Interests must make their own determinations as to the reasonableness of the assumptions and the reliability of the Projections in deciding whether to vote to accept the Plan of Reorganization.

            Additional information concerning the assumptions underlying the Projections is as follows:

            (a) Plan Terms and Consummation: The Projections assume a Consummation Date as of November 30, 2004, with Allowed Claims and Equity Interests treated in accordance with the treatment provided in the Plan of Reorganization with respect to such Allowed Claims and Equity Interests. Although the Debtors would seek to cause the Consummation Date to occur as soon as practicable, there would be no assurance as to when the Consummation Date actually would occur. With respect to the projection of expenses to be incurred as a result of the Reorganization Cases, if the Consummation Date does not occur by November 30, 2004, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed. These expenses could significantly impact the Debtors' results of operations and cash flows.

            (b) Assumptions Preceding the Consummation Date: The 2004 Income Statement projection includes six months of actual results. For the period from June 2004 through the Consummation Date, the business is projected to have a negative impact resulting from the chapter 11 restructuring due to increased customer uncertainty, offset by certain cost-cutting actions to be implemented by the Debtors.

            (c) General Economic Conditions: The Projections were prepared assuming that economic conditions in the markets served by the Debtors do not differ markedly over the next three years from current economic conditions.

            (d) Other General Assumptions: A chapter 11 restructuring will negatively impact the Debtors' near-term performance by increasing customer uncertainty.

            (e) Revenues: Revenues are presented on a consolidated basis (excluding intercompany transactions) for all of the Debtors' operating subsidiaries. Revenue is generated from the sale of communication services consisting primarily of local phone services, long distance phone services, data services and access services. Revenue is expected to increase in the aggregate during the projection period. However, during 2005, revenue is expected to decline slightly relative to 2004 results. The projected revenue decline in 2005 is based primarily on a smaller base of customers and access lines resulting from the chapter 11 restructuring and reduced regulatory revenues relating to access and reciprocal compensation rates.

            (f) Cost of Service: The cost of service consists primarily of network expenses. These expenses include the following costs: access charges, line installation expenses, transport expenses, long distance expenses and lease expenses for the Debtors' switch sites and the Debtors' collocation sites. Access charges consist of monthly charges paid to local exchange carriers ("LECs") for circuits over which the Debtors' services are delivered from their collocation sites to the customer premises (varying relative to the number of customer lines the Debtors have in service and the unit price charged for such circuits by each LEC with which the Debtors do business). Installation expenses are non-recurring charges that the Debtors pay to the LECs for establishing service to the Debtors' customers (varying relative to the number of new customer lines that are installed and the unit price charged for such installation by each LEC with which the Debtors do business). Transport expenses consist of monthly charges paid to local exchange carriers and other network providers for circuits that connect the Debtors' collocation sites to the Debtors' switch sites and the Debtors' switch sites to third party carriers (varying, in part, relative to the number of customer lines the Debtors have in service, the Debtors' existing and projected network capacity, and the unit price charged for such circuits by each vendor). Long distance expenses are charges the Debtors pay to wholesale long distance providers who the Debtors use to connect their long distance customers to parties outside their local calling area.

                  Cost of service expenses are expected to decline as a percent of revenues during the projection period primarily due to increased scale economies, lower long distance and local termination rates and network optimization projects, offset by increases in costs arising as a result of certain regulatory changes.

            (g) Selling, general and administrative ("SG&A") expense: SG&A consists of salaries, commissions, marketing, advertising, rent, insurance, professional fees, management and overhead employee costs, travel and entertainment expenses and other expenses. SG&A expenses are projected based upon estimates provided by the Debtors' management as to the future costs of operating the business. SG&A expenses are projected to decline as a percentage of revenues from 44% of revenues in 2004 to 39% of revenues in 2007. The Projections incorporate certain cost-cutting efforts the Debtors plan to undertake in 2004 and 2005.

            (h) Professional Fees: The Debtors incur professional fees for accounting, legal and consulting work. Accounting fees include the cost of an annual audit, as well as the costs pertaining to the preparation of the Debtors' federal and state income tax returns. Costs associated with this restructuring are included in the 2004 estimates.

            (i) Interest Expense: The Projections reflect nine months of interest expense, accretion of preferred stock and preferred dividends for 2004 under the Old Credit Agreement, Old Bridge Agreement and to holders of Old Preferred Stock Interests , and the elimination of all interest expense and such accretions under the Old Bridge Agreement and to holders of Old Preferred Stock Interests for the last three months of 2004. The Projections also reflect the reduction of principal outstanding under the Old Credit Agreement and the interest expense associated with the Debtors' post-restructuring debt, not including certain pay-in-kind interest which will be paid on the New Notes subject to certain criteria.

            (j) Income Taxes: The Projections reflect the fact that the Debtors do not anticipate to incur income tax expense from 2005-2007 as a result of net pretax losses in those years.

            (k) Capital Expenditures: The projected capital expenditures in 2005 and 2006 are forecasted to include customer premise equipment and upgrades to the Debtors' network needed to achieve the Debtors' business plan.

            (l) Fresh Start Reporting: The American Institute of Certified Public Accountants has issued a Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). SOP 90-7 is intended to provide guidance for financial reporting by chapter 11 debtors during and following their chapter 11 cases. The Projections, where applicable, have been prepared in accordance with the

                  "fresh-start" reporting principles set forth in SOP 90-7, giving effect thereto as of and for the year ending December 31, 2004.

                  Under SOP 90-7, Reorganized Choice One will be required to recognize as a long-term asset the excess of its total reorganization value over the fair value of its identifiable net assets as of the Consummation Date. For purposes of the Projections, it has been assumed that the reorganization equity value of Reorganized Choice One is equal to $200 million (see also section V.B hereof). Under SOP 90-7, the Debtors are required to allocate the total reorganization value to their assets and liabilities based upon their fair value at the date of emergence. For purposes of these Projections, the Debtors have not determined the fair value of their assets and liabilities upon emergence, but have allocated the total reorganization value to identifiable assets and liabilities based on historical book value. Upon emergence, the Debtors will allocate the total reorganization value to identifiable net assets, based on their fair value, and the difference will be reflected as goodwill. These amounts may be significantly different from the amounts assumed and included in these Projections.

                  Under SOP 90-7, for the year ended December 31, 2004, the results of operations and cash flows for the period prior to emergence should be reflected as Predecessor Choice One Communications Inc., and the results of operations and cash flows for the period subsequent to emergence should be reflected as Reorganized Choice One. However, the Income Statement and Statement of Cash Flows have combined the results of operations and cash flows into one period for the Predecessor Choice One Communications Inc. and Reorganized Choice One for the purposes of these Projections, which is not in accordance with generally accepted accounting principles.

            (m) Total Debt: The Projections reflect (i) $175 million in New Notes and (ii) a revolving credit facility of $30 million. The revolving credit facility can be increased to $35 million by a majority vote of the lenders providing the revolving credit facility (but, in any event, with the approval of those lenders whose commitments are increased). An amortization schedule will be determined at a later date.

            (n) Working Capital: Components of working capital are projected on the basis of historic patterns applied to projected levels of operation.

      3. Special Note Regarding Forward-Looking Statements

            Some matters discussed herein contain forward-looking statements that are subject to certain risks, uncertainties or assumptions and may be affected by certain other factors which may impact future results and financial condition". In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "expects," "plans," "projected," "anticipates," "believes," "estimates," "predicts," "potential," or

"continues," or the negative of these terms or other comparable terminology. In addition, except for historical facts, the "Projections and Valuation Analysis" provided in Section V herein, and the "Certain Factors Affecting the Debtors" provided in Section VI herein, should be considered forward-looking statements. Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements of the Debtors may vary materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

            Forward-looking statements are based on beliefs and assumptions of the Debtors' management and on information currently available to such management. Forward-looking statements speak only as of the date they are made, and the Debtors undertake no obligation to update publicly any of them in light of new information or future events. Undue reliance should not be placed on such forward-looking statements, which are based on current expectations. Forward-looking statements are not guarantees of performance. For additional information about the Debtors, its operating and financial condition, and relevant risk factors, reference is made to Choice One's 10-K for the fiscal year ended 2003 and its 10-Q for the quarter ended June 30, 2004, as filed with the SEC and annexed as Exhibits 3 and 4 hereto.

      4. Financial Projections

            The projected consolidated financial statements of the Debtors set forth below have been prepared based on the assumption that the Consummation Date of the Plan of Reorganization would be November 30, 2004. Although the Debtors would seek to cause the Consummation Date to occur as soon as practicable, there would be no assurance as to when the Consummation Date actually would occur.

            The Reorganized Debtors' Projected Consolidated Balance Sheets as of the end of fiscal years 2004 through 2007 set forth on the following pages present the projected consolidated position of the Debtors as of the end of each fiscal year in the projection period. The Reorganized Debtors' Projected Consolidated Balance Sheets, where applicable, reflect the application of "fresh-start" accounting principles. The Reorganized Debtors' Projected Consolidated Statement of Operations and Projected Consolidated Statement of Cash Flows set forth below presents the projected consolidated results of operations for each fiscal year included in the projection period. See section V.2.(1) hereof for a more complete description of the impact of fresh start reporting.

                         CHOICE ONE COMMUNICATIONS INC.
                 Projected Consolidated Statement of Operations
                             (Dollars in thousands)
                                   (Unaudited)

                                                                          AS OF DECEMBER 31,
                                                      ------------------------------------------------------------
                                                          2004            2005            2006            2007
                                                      ------------    ------------    ------------    ------------
Revenue                                               $    325,590    $    319,290    $    341,747    $    360,467
Operating expenses:
     Network cost                                          150,584         145,321         149,998         153,696
     Selling, general and administrative                   142,657         128,658         131,976         132,740
     Loss on disposition of assets                             620               -               -               -
     Depreciation & amortization                            60,004          52,865          53,659          55,482
                                                      ------------    ------------    ------------    ------------
          Total operating expenses                         353,865         326,844         335,633         341,918
Loss from operations                                       (28,275)         (7,554)          6,114          18,549

Reorganization items(1)                                    574,466               -               -               -

Interest income/(expense)(2):
     Interest income                                            31              87             304             877
     Interest expense                                      (66,247)        (23,796)        (20,923)        (20,319)
     Accretion of preferred stock                          (10,331)              -               -               -
     Preferred stock dividend                              (34,800)              -               -               -
                                                      ------------    ------------    ------------    ------------
        Total interest expense, net                       (111,347)        (23,709)        (20,619)        (19,442)
                                                      ------------    ------------    ------------    ------------

   Net income (loss) before income taxes                   434,844         (31,263)        (14,505)           (893)
Income taxes                                                     -               -               -               -
                                                      ------------    ------------    ------------    ------------
   Net income (loss)                                  $    434,844    $    (31,263)   $    (14,505)   $       (893)
                                                      ============    ============    ============    ============

-----------------------
(2) Includes professional and other fees relating to the restructuring, gain from the cancellation of indebtedness and write-offs of debt discount.

(3) Includes fees relating to the obligations arising under the DIP Credit Agreement and under the Exit Facility. The interest expense does not include certain pay-in-kind interest, which will be paid on the New Notes subject to certain criteria.

                         CHOICE ONE COMMUNICATIONS INC.
                      Projected Consolidated Balance Sheets
                             (Dollars in thousands)
                                   (Unaudited)

                                                                                      AS OF DECEMBER 31,
                                                                     ----------------------------------------------------
                                                                        2004         2005           2006          2007
                                                                     ----------    ----------    ----------    ----------
ASSETS:
Current assets
   Cash & cash equivalents                                           $    5,330    $    6,757    $   19,439    $   52,119
   Accounts receivable, net                                              31,343        30,487        32,473        34,088
   Other current assets                                                   4,408         3,396         3,454         3,443
                                                                     ----------    ----------    ----------    ----------
     Total current assets                                                41,081        40,640        55,366        89,650
   Property and equipment, net                                          263,788       236,449       208,216       171,718
   Other assets, net                                                     14,150        10,777        11,599        12,420
   Unallocated excess of reorganization value over net assets           169,366       169,366       169,366       169,366
                                                                     ----------    ----------    ----------    ----------
     Total assets                                                    $  488,385    $  457,232    $  444,547    $  443,154
                                                                     ==========    ==========    ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable                                                  $    8,469    $    7,628    $    7,834    $    7,656
   Accrued liabilities                                                   29,993        31,643        34,704        35,553
   Accrued interest                                                           -           344             -             -
                                                                     ----------    ----------    ----------    ----------
     Total current liabilities                                           38,462        39,615        42,538        43,209

   Debt (1)                                                             205,000       205,000       205,000       205,000
   Other liabilities                                                     44,923        43,880        42,777        41,606
                                                                     ----------    ----------    ----------    ----------
     Total liabilities                                                  288,385       288,495       290,315       289,815
   Total equity                                                         200,000       168,737       154,232       153,339
                                                                     ----------    ----------    ----------    ----------
     Total liabilities and equity                                    $  488,385    $  457,232    $  444,547    $  443,154
                                                                     ==========    ==========    ==========    ==========

-----------------------
(4) The Projections reflect (i) $175 million in New Notes and (ii) a revolving credit facility of $30 million. The revolving credit facility can be increased to $35 million by a majority vote of the lenders providing the revolving credit facility (but, in any event, with the approval of those lenders whose commitments are increased). An amortization schedule will be determined at a later date.

                         CHOICE ONE COMMUNICATIONS INC.
                 Projected Consolidated Statement of Cash Flows
                             (Dollars in thousands)
                                   (Unaudited)

                                                                                      AS OF DECEMBER 31,
                                                                     ----------------------------------------------------
                                                                        2004          2005          2006          2007
                                                                     ----------    ----------    ----------    ----------
Cash flows from operating activities
   Net Income (loss)                                                 $  434,844    $  (31,263)   $  (14,505)   $     (893)
   Less: gain on cancellation of debt                                  (590,315)            -             -             -
   Plus: depreciation & amortization                                     60,004        52,865        53,659        55,482
   Plus: deferred financing fees                                          3,817             -             -             -
   Plus: debt discount writedown                                          4,785             -             -             -
   Plus: new deferred financing fees                                         24            96            96            96
   Plus: pay-in-kind interest                                            30,067             -             -             -
   Plus: non cash preferred dividends                                    34,800             -             -             -
   Plus: accretion of preferred                                          10,331             -             -             -
   Plus: net change in working capital                                  (10,550)        2,572           433        (1,380)
                                                                     ----------    ----------    ----------    ----------
     Net cash (used in)/provided by operating activities                (22,193)       24,270        39,683        53,305

Cash flows from investing activities
   Capital expenditures                                                 (16,739)      (22,248)      (26,345)      (19,903)
                                                                     ----------    ----------    ----------    ----------
     Net cash used in investing activities                              (16,739)      (22,248)      (26,345)      (19,903)

Cash Flows from Financing Activities
   Repayment of Fibertech capital lease                                    (976)         (595)         (656)         (722)
   Deferred financing fees paid                                          (1,000)            -             -             -
   Borrowings(1)                                                         30,000             -             -             -
                                                                     ----------    ----------    ----------    ----------
     Net cash provided by/(used in) financing activities                 28,024          (595)         (656)         (722)

Beginning cash balance                                                   16,238         5,330         6,757        19,439
Net change in cash                                                      (10,908)        1,427        12,682        32,680
                                                                     ----------    ----------    ----------    ----------
Ending cash balance                                                  $    5,330    $    6,757    $   19,439    $   52,119
                                                                     ==========    ==========    ==========    ==========

(5) The Projections reflect (i) $175 million in New Notes and (ii) a revolving credit facility of $30 million. The revolving credit facility can be increased to $35 million by a majority vote of the lenders providing the revolving credit facility (but, in any event, with the approval of those lenders whose commitments are increased). An amortization schedule will be determined at a later date.

B.    VALUATION

            THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN THE PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

      The Debtors, working with their financial advisors, developed a range of valuations of the Debtors. Similarly, each of the Steering Committee of Senior Lenders, the Pre-Petition Agent and the Ad Hoc Committee of Subordinated Noteholders, working with their respective financial advisors, developed a range of valuations of the Debtors. The Debtors and the Steering Committee of Senior Lenders, the Pre-Petition Agent and the Ad Hoc Committee of Subordinated Noteholders have different views on the range of valuations of the Debtors. The ranges of reorganization value are between $250 million and $550 million. However, for purposes of the Plan of Reorganization (assuming it is consummated) and this Disclosure Statement, the Debtors, the Steering Committee of Senior Lenders, the Pre-Petition Agent and the Ad Hoc Committee of Subordinated Noteholders have agreed upon a reorganization value of the Reorganized Debtors, as of November 30, 2004, of approximately $402.4 million, leaving a net equity value of approximately $200 million. In light of the consensual resolution of this issue, the Debtors' financial advisors were not asked to render an opinion as to a valuation of the Debtors. This agreed upon reorganization value is without prejudice to the rights of creditors and any party in interest (and shall not be deemed an admission by any such party) to assert that the reorganization value is higher or lower than $402.4 million in the event the Plan of Reorganization is not confirmed and consummated.

                                                     As of November 30, 2004
                                                     -----------------------
Reorganization Value                                     $402.4 million
  Less: Post-Emergence Debt                              $205.0 million
  Plus: Cash                                             $  2.6 million
New Equity Value                                         $200.0 million

                                      VI.

                      CERTAIN FACTORS AFFECTING THE DEBTORS

A.    CERTAIN BANKRUPTCY LAW CONSIDERATIONS

      1.    Failure to Satisfy Vote Requirement

            If the holders of Senior Debt Claims (Class 2) and Subordinated Note Claims (Class 3) vote to accept the Plan of Reorganization in accordance with the requirements of the Bankruptcy Code, the Debtors intend to file voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code and to seek, as promptly as practicable thereafter, confirmation of the

Plan of Reorganization. Although the Debtors anticipate that sufficient votes will be received to accept the Plan of Reorganization, in the event that sufficient votes are not received, the Debtors may nevertheless file petitions for relief under chapter 11 of the Bankruptcy Code. In such event, the Debtors may seek to accomplish an alternative restructuring of its capitalization and its obligations to creditors. There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to holders of Senior Debt Claims or Subordinated Note Claims and other creditors as those proposed in the Plan of Reorganization.

      2.    Risk of Non-Confirmation of the Plan of Reorganization

            Although the Debtors believe that the Plan of Reorganization will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan of Reorganization will not be required for confirmation.

      2.    Non-Consensual Confirmation

            In the event any impaired class of claims or equity interests does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent's request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any "insider" in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan of reorganization "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. See Section VIII.B.2 below, entitled "CONFIRMATION OF THE PLAN OF REORGANIZATION - Requirements for Confirmation of the Plan of Reorganization - Requirements of Section 1129(b) of the Bankruptcy Code." Because the Plan of Reorganization deems Class 6 (Old Preferred Stock Interests), Class 7 (Old Common Stock Interests) and Class 8 (Old Warrants) to reject the Plan of Reorganization, these requirements must be satisfied with respect to such classes. The Debtors believe that the Plan of Reorganization satisfies such requirements.

      3.    Risk of Non-Occurrence of the Consummation Date

            Although the Debtors believe that the Consummation Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.

      4.    Effect of the Debtors' Chapter 11 Cases on Relations With Customers

            The commencement of chapter 11 cases by the Debtors may adversely affect their businesses and cause certain customers to cease using the Debtors' telecommunications services. Although the Debtors believe that they have good relationships with their customers, there can be no assurance that such customers will continue to use the Debtors' services after the commencement of the Reorganization Cases.

B. FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN OF REORGANIZATION

      1.    Competitive Conditions

            The telecommunications industry is intensely competitive and fragmented. The Debtors compete for clients in primarily regional, and local markets with national and other regional full-service and specialized telecommunications service providers. A significant number of the Debtors' competitors have greater marketing, financial, and other resources and more established operations than the Debtors. Price competition in the telecommunications industry is intense and pricing pressures from competitors and customers are increasing. The Debtors expect that the level of competition will remain high in the future, which could limit the Debtors' ability to maintain or increase their market share or maintain or increase gross margins. However, the Debtors believe that their strategy of becoming a dominant provider by offering a full range of services to their customers in each of their existing markets will allow them to remain competitive in this environment.

      2.    Capital Requirements

            The business of the Reorganized Debtors is expected to have substantial capital expenditure needs. To meet such needs, the Reorganized Debtors will enter into the New Credit Agreement, under which they will have access to up to $30 million for working capital needs. The revolving credit facility can be increased to $35 million by a majority vote of the lenders providing the revolving credit facility (but, in any event, with the approval of those lenders whose commitments are increased). The Debtors' ability to gain access to additional capital, if needed, however, cannot be assured, particularly in view of competitive factors and industry conditions.

      3.    Variances from Projections

            The fundamental premise of the Plan of Reorganization is the deleveraging of the Debtors' balance sheet and the implementation and realization of the Debtors' business plan, as reflected in the Projections contained in this Disclosure Statement. The Projections reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to establish market strength, customer purchasing trends and preferences, and the ability to stabilize and grow the Debtors' sales base and control future operating expenses. The Debtors believe that the assumptions underlying the Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtors. Therefore, the actual results achieved throughout the periods covered by the projections necessarily will vary from the projected results, and such variations may be material and adverse.

            Moreover, the estimated percentage recovery by holders of Allowed Claims is based upon an estimate of the values of the new securities being issued under the Plan of Reorganization as agreed to by the Debtors, the Pre-Petition Agent, the Steering Committee of

Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders. Because the market and economic conditions upon which such values are based are beyond the control of the Debtors, the actual results achieved necessarily will vary from the estimate. Such variations may be material and adverse.

      4.    Disruption of Operations

            The commencement and pendency of the Reorganization Cases could adversely affect the Debtors' commercial relationships and their ability to retain or attract high-quality employees. In such event, weakened operating results may occur that could give rise to variances from the Debtors' projections.

      5.    Lack of Trading Market

            Upon the Consummation Date, Choice One will no longer be a public company. Pursuant to the Plan of Reorganization, the Old Common Stock will be cancelled and the New Common Stock and New Warrants will not be listed or traded on any nationally recognized market or exchange. Accordingly, no assurance can be given that a holder of New Common Stock or New Warrants will be able to sell such securities in the future or as to the price at which any sale may occur. If a holder of New Common Stock or New Warrants is able to sell such securities in the future, the price of the securities could be higher or lower than the value ascribed to them in this Disclosure Statement, depending upon many factors, including prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, the Reorganized Debtors.

      6.    Dividend Policies

            The Debtors do not anticipate that any dividends will be paid on the New Common Stock in the foreseeable future.

C.    CERTAIN TAX MATTERS

            For a summary of certain federal income tax consequences of the Plan of Reorganization to holders of Claims and Equity Interests and to the Debtors, see Section XI below, entitled "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION."

D.    PENDING LITIGATION OR DEMANDS ASSERTING PREPETITION LIABILITY

            As of the date of this Disclosure Statement, except as disclosed in Choice One's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, there were no pending demands or litigation asserting prepetition liability which the Debtors believe will have a material adverse effect upon the operations or financial position of the Debtors or the Reorganized Debtors, if determined unfavorably to the Debtors. In that regard, the Debtors intend to seek an order on the Petition Date waiving the automatic stay of section 362 of the Bankruptcy Code to allow all pending litigation to proceed during the Reorganization Cases.

                                      VII.

                       VOTING PROCEDURES AND REQUIREMENTS

A.    VOTING DEADLINE

            IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASS 2 (SENIOR DEBT CLAIMS) AND CLASS 3 (SUBORDINATED NOTE CLAIMS) TIMELY EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN OF REORGANIZATION. All known holders of Senior Debt Claims and Subordinated Note Claims entitled to vote on the Plan of Reorganization have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement.

            The Debtors have engaged Financial Balloting Group LLC, as their Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan of Reorganization. IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW BEFORE THE VOTING DEADLINE OF 5:00 P.M. (EASTERN TIME) ON SEPTEMBER 29, 2004.

            IF YOU MUST RETURN YOUR BALLOT TO YOUR BANK, BROKER OR OTHER NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE.

            IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE DEBTORS' VOTING AGENT AT THE NUMBER SET FORTH BELOW. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OF REORGANIZATION WILL NOT BE COUNTED.

            IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT:

                      FINANCIAL BALLOTING GROUP LLC
                      757 THIRD AVENUE, 3RD FLOOR
                      NEW YORK, NEW YORK 10017
                      ATTN: CHOICE ONE BALLOT TABULATION

                      TEL (646) 282-1800

            Additional copies of this Disclosure Statement are available upon request made to the Voting Agent, at the address set forth immediately above.

B.    HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

            Class 2 (Senior Debt Claims) and Class 3 (Subordinated Note Claims) are the only classes of claims and equity interests under the Plan of Reorganization that are impaired and entitled to vote to accept or reject the Plan of Reorganization. Each holder of Class 2 Claims (Senior Debt Claims) and Class 3 Claims (Subordinated Note Claims) as of September 15, 2004 (the Record Date established by the Debtors for purposes of this solicitation) may vote to accept or reject the Plan of Reorganization.

C.    VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

            Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims occurs when holders of at least two-thirds in dollar amount and more than one half in number of the allowed claims of that class that cast ballots for acceptance or rejection of the plan of reorganization vote to accept the plan. Thus, acceptance of the Plan of Reorganization by Class 2 (Senior Debt Claims) will occur only if at least two-thirds in dollar amount and a majority in number of the holders of Senior Debt Claims that cast their Ballots vote in favor of acceptance. Similarly, acceptance of the Plan of Reorganization by Class 3 (Subordinated Note Claims) will occur only if at least two-thirds in dollar amount and a majority in number of the holders of Subordinated Note Claims that cast their Ballots vote in favor of acceptance. As noted above in
Article II, the Debtors have entered into the Lock-Up Agreement with certain of the Senior Lenders and certain holders of the Old Subordinated Notes. Pursuant to the terms and conditions of the Lock Up Agreement, the holders of 91.7% of the amount of Senior Debt Claims and 95.3% of the amount of the Subordinated Note Claims have agreed to vote to accept and support the Plan of Reorganization and have agreed not to object to the Plan of Reorganization, to encourage any Person to vote against the Plan of Reorganization or to take any other action directly or indirectly for the purpose of delaying, preventing, frustrating or impeding acceptance, confirmation or implementation of the Plan of Reorganization.

            A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

D.    VOTING PROCEDURES

      1.    Holders of Class 2 Claims (Senior Debt Claims)

            All beneficial holders of Senior Debt Claims in Class 2 should complete the enclosed Ballot and return it to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline. On the Ballot, record holders of Senior Debt Claims in Class 2 may elect to receive New Class A Common Stock or New Class B Common Stock.

      2.    Holders of Class 3 (Subordinated Note Claims)

            All beneficial holders of Subordinated Notes Claims in Class 3 should complete the enclosed Ballot and return it to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline.

      3.    Delivery of Old Securities

            The Debtors are not at this time requesting the delivery of, and neither the Debtors nor the Voting Agent will accept, certificates representing any Old Subordinated Notes, Old Preferred Stock, Old Common Stock or Old Warrants. In connection with the Consummation Date, the Debtors will furnish all holders of Subordinated Note Claims with appropriate letters of transmittal to be used to remit such note in exchange for the distribution under the Plan of Reorganization. Information regarding such remittance procedure (together with all appropriate materials) will be distributed by the Debtors after confirmation of the Plan of Reorganization.

      4.    Withdrawal of Ballot or Election Form

            Upon receipt by the Voting Agent, any Ballot or Election Form is irrevocable and such vote or election may not be withdrawn. In the case where more than one timely, properly completed Ballot or Election Form is received, only the Ballot or Election Form that was received on the earliest date by the Voting Agent will be counted.

                                      VIII.

                   CONFIRMATION OF THE PLAN OF REORGANIZATION

A.    CONFIRMATION HEARING

            Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. As promptly as practicable after the commencement by the Debtors of the Reorganization Cases, the Debtors will request the Bankruptcy Court to schedule a confirmation hearing. Notice of the confirmation hearing will be provided to all creditors and equity holders or their representatives. The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

            Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan of reorganization. Any objection to confirmation of the Plan of Reorganization must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of claims or interests held or asserted by the objector against the Debtors' estates or property, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon (i) Choice One Communications Inc., 100 Chestnut Street, Suite 600, Rochester, New York 14604 (Attn: Elizabeth J. McDonald, Esq.); (ii) the attorneys for the Debtors, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (Attn: Paul M. Basta, Esq.); (iii) the attorneys for the Agent, Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019 (Attn: Lee S. Attanasio, Esq.);
(iv) the attorneys for the Steering Committee of Senior Lenders, Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York (Attn: Andrew V. Tenzer, Esq.); (v) the attorneys for the Ad Hoc Committee of Subordinated Noteholders, Akin Gump Strauss

Hauer & Feld, LLP, 590 Madison Avenue, New York, New York 10022 (Attn: Ira S. Dizengoff, Esq.); and (vi) the Office of the United States Trustee for the Southern District of New York (the "U.S. Trustee"), 33 Whitehall Street, 21st Floor, New York, New York 10004 (Attn: Deirdre A. Martini, Esq.) so as to be received no later than the date and time designated in the notice of the confirmation hearing.

            Objections to confirmation of the Plan of Reorganization are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.    REQUIREMENTS FOR CONFIRMATION OF THE PLAN OF REORGANIZATION

      1.    Requirements of Section 1129(a) of the Bankruptcy Code

            (a) General Requirements. At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

                  (1) The Plan of Reorganization complies with the applicable provisions of the Bankruptcy Code.

                  (2) The Debtors have complied with the applicable provisions of the Bankruptcy Code.

                  (3) The Plan of Reorganization has been proposed in good faith and not by any means proscribed by law.

                  (4) Any payment made or promised by the Debtors or by a Person issuing securities or acquiring property under the Plan of Reorganization for services or for costs and expenses in, or in connection with, the Reorganization Cases, or in connection with the Plan of Reorganization and incident to the Reorganization Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan of Reorganization is reasonable, or if such payment is to be fixed after confirmation of the Plan of Reorganization, such payment is subject to the approval of the Bankruptcy Court as reasonable.

                  (5) The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan of Reorganization, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan of Reorganization with the Debtors, or a successor to the Debtors under the Plan of Reorganization, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider.

                  (6) With respect to each Class of Claims or Equity Interests, each holder of an impaired Claim or impaired Equity Interest either has accepted the

            Plan of Reorganization or will receive or retain under the Plan of Reorganization on account of such holder's Claim or Equity Interest, property of a value, as of the Consummation Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Consummation Date under chapter 7 of the Bankruptcy Code. See discussion of "Best Interests Test" below.

                  (7) Except to the extent the Plan of Reorganization meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each Class of Claims or Equity Interests has either accepted the Plan of Reorganization or is not impaired under the Plan of Reorganization.

                  (8) Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan of Reorganization provides that Administrative Expenses and priority claims other than Priority Tax Claims will be paid in full on the Consummation Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the Consummation Date, equal to the allowed amount of such Claims.

                  (9) At least one Class of impaired claims has accepted the Plan of Reorganization, determined without including any acceptance of the Plan of Reorganization by any insider holding a claim in such class.

                  (10) Confirmation of the Plan of Reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan of Reorganization, unless such liquidation or reorganization is proposed in the Plan of Reorganization. See discussion of "Feasibility" below.

            (b) Best Interests Test. As described above, the Bankruptcy Code requires that each holder of an impaired Claim or Equity Interest either (a) accepts the Plan of Reorganization or (b) receives or retains under the Plan of Reorganization property of a value, as of the Consummation Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Consummation Date.

            The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation. The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtors' assets and the cash held by the Debtors at the time of the commencement of the chapter 7 cases. The next step, however, is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors' businesses and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and stockholders in strict priority in accordance with section 726 of the Bankruptcy Code (see discussion below). Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) is compared to the value of the property that is proposed to be distributed under the Plan of Reorganization on the Consummation Date.

            The Debtors' costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during the chapter 11 cases and allowed in the chapter 7 cases, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee appointed by the U.S. Trustee pursuant to section 1102 of the Bankruptcy Code.

            The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, with interest, and no equity holder would receive any distribution until all creditors are paid in full, with interest. The Debtors believe that in chapter 7 cases, holders of Subordinated Note Claims, General Unsecured Claims, Old Preferred Stock Interests, Old Common Stock Interests and Old Warrants would receive no distributions of property.

            After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Reorganization Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) substantial increases in claims which would be satisfied on a priority basis, the Debtors have determined that confirmation of the Plan of Reorganization will provide each creditor with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

            Moreover, the Debtors believe that the value of any distributions from the liquidation proceeds to each class of allowed claims in a chapter 7 case would be the same or less than the value of distributions under the Plan of Reorganization because such distributions in chapter 7 cases may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the chapter 7 cases, the delay could be further prolonged and administrative expenses further increased.

            THE DEBTORS' LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. THE ANALYSIS IS BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS, WHICH ARE DESCRIBED. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE DEBTORS' ASSETS AND IS NOT NECESSARILY INDICATIVE OF THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION.

            (c) Liquidation Analysis. The Debtors' chapter 7 liquidation analysis (the "Liquidation Analysis") and assumptions are set forth below:

            Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired Allowed Claim or Equity Interest either (a) accept the plan of reorganization or (b) receive or retain under such plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the effective date of the plan.

            The purpose of the Liquidation Analysis that follows is to provide information in order for the Bankruptcy Court to determine that the Plan satisfies this requirement. The Liquidation Analysis was prepared to assist the Bankruptcy Court in making this determination and should not be used for any other purpose.

            The following presents the general assumptions that were used in preparing the Liquidation Analysis assuming a chapter 7 case in which a chapter 7 trustee is charged with reducing to cash any and all assets of the Debtors and making distributions to the holders of Allowed Claims and Equity Interests in accordance with the distributive provisions of section 726 of the Bankruptcy Code.

            Conversion of the Debtors' cases to cases under chapter 7 of the Bankruptcy Code would likely result in additional costs to the estates. Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee as well as professionals retained by the trustee, asset disposition expenses (including broker fees and other commissions), personnel costs, and costs and expenses associated with preserving and protecting the Debtors' assets during the liquidation period.

            The Liquidation Analysis is limited to presenting information provided by management and does not include an independent evaluation for the underlying assumptions. The Liquidation Analysis has not been examined or reviewed by independent accountants in accordance with standards promulgated by the American Institute of Certified Public Accountants. The estimates and assumptions, although considered reasonable by management, are inherently subject to significant uncertainties and contingencies beyond the control of management. Accordingly, there can be no assurance that the results shown would be realized if the Debtors were liquidated, and actual results in such case could vary materially from those presented. If actual results are different from those shown, or if the assumptions used in formulating the Liquidation Analysis were not realized, then distributions to and recoveries by holders of Allowed Claims and Equity Interests would be materially affected.

            Additionally, the actual amounts of claims against the Debtors' estates could vary significantly from estimated amounts depending upon the claims asserted during the pendency of the chapter 7 case, by reason of, among other things, the breach or rejection of executory contracts and leases. The Liquidation Analysis also does not include liabilities that may arise as a result of litigation, certain new tax assessments, or other potential claims. The Liquidation Analysis also does not include recoveries from potential avoidance actions. For the foregoing reasons and others, the Liquidation Analysis is not necessarily indicative of the values that may be realized in an actual liquidation, which values could vary materially from the estimates provided herein.

            The Liquidation Analysis, which was prepared by the Debtors in consultation with their financial and legal advisers, is based upon a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. The Liquidation Analysis is based upon assumptions with regard to liquidation decisions that would be made by the trustee (not management) and that are subject to change. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized by the Debtors were they, in fact, to undergo such a liquidation.

General Assumptions

                  (1) The Liquidation Analysis is based upon an estimate of the proceeds that would be realized by the Debtors in the event that the Debtors' assets are liquidated under chapter 7 of the Bankruptcy Code. The Liquidation Analysis is based upon projected balance sheets as of September 30, 2004. Management of the Debtors does not believe that historical information or future projected information would vary significantly. However, this analysis is subject to change as a result of any changes in the Debtors' operations.

                  (2) The chapter 7 liquidation period is assumed to be 3 to 6 months following the appointment or election of a chapter 7 trustee. It is assumed that the wind-down of the daily business operations of the Debtors will occur in the first two months. The wind-down costs during the liquidation period have been estimated by the Debtors' management and any deviation from this assumed period could have a material impact on the wind-down costs, the amount of administrative claims, proceeds from asset sales, and the ultimate recovery to the creditors of the Debtors' estates. The collection of receivables and the marketing and sale of property, plant and equipment are assumed to be completed by the end of the sixth month.

                  (3) All distributions will be made as and when proceeds from the disposition of assets and collection of receivables are received; however, the projected recoveries have not been discounted to reflect the present value of distributions.

                  (4) The claim amounts reflected in the Liquidation Analysis were estimated based upon a review of the Debtors' balance sheets as of June 30, 2004 and estimates of claims that would arise in the event the Debtors' cases were converted to cases under chapter 7 of the Bankruptcy Code. The actual amount of claims allowed will change as a result of the resolution of various disputed, contingent, or unliquidated claims that have been or may be filed with the Bankruptcy Court.

                  (5) Management believes that it is unlikely that any taxable gains would be triggered through a liquidation of the Debtors' assets. However, if for some reason there were to be a taxable gain from the liquidation of the Debtors' assets, any realized gains would be reduced to zero by the Debtors' net operating loss carryforward.

                  (6) The Liquidation Analysis does not assume the sale of the Debtors' assets or any portion thereof on a going concern basis. As a result, the values reflected in the Liquidation Analysis are not indicative of the values that might be received were the Debtors to sell any of their assets as a going concern separately or as a whole. The values reflected in the Liquidation Analysis are based solely on the assumption that the Debtors pursue a pure liquidation under chapter 7 of the Bankruptcy Code.

Notes to Liquidation Analysis

The notes below identify and describe the significant assumptions that are incorporated in the Liquidation Analysis:

      (1) The Debtors' estimated Cash and Cash Equivalents as of the liquidation date is $2.9 million. In liquidation, the estimated recovery on the balance of Cash and Cash Equivalents is 100%.

      (2) The Debtors' Accounts Receivables are primarily comprised of amounts owed by their customers and carriers. An estimated recovery percentage has been assigned to each category of receivable based upon management's estimate of collection, given such factors as the aging and historical collection patterns of the receivables, and the effect, if any, of the liquidation on collections. The estimated recovery percentage on receivables is approximately 38% to 66%.

      (3) Prepaid and Other Current Assets consist primarily of prepaid rent, prepaid insurance, security deposits and other assets. The estimated recovery percentage on these assets is approximately 0% to 5%.

      (4) Property and Equipment consists primarily of construction-in-progress, telecom and switching equipment, fiber equipment, leasehold improvements, capitalized costs, hardware and software, furniture and office equipment, and IRU fiber leases. Construction-in-progress, leasehold improvements and capitalized costs were ascribed no value. The recoveries for fiber and telecom and switching equipment were based on management's "gray market" value estimates, and ranged from $18.2 million to $32.9 million. Based on management's estimates, certain IRU leases were deemed to have recovery values ranging from $7.1 million to $10.1 million. The estimated recovery of office equipment and furniture was estimated to be 10% to 15% of net book value.

      (5) Intangible Assets consist primarily of goodwill, customer relationships and deferred financing costs. No recovery is estimated from the liquidation of these assets.

      (6)   Other Assets are assumed to have no liquidation value.

      (7) Wind-down expenses include operating costs associated with the completion of service after notification of a wind-down to customers and includes employee salary and severance payments, certain network costs and some accounts receivable collection fees.

      (8) Trustee fees are projected to be approximately 3% of gross liquidation proceeds in accordance with section 326 of the Bankruptcy Code.

      (9) Professional fees represent the costs of a chapter 7 case for attorneys, accountants, appraisers and other professionals retained by the chapter 7 trustee. Fee estimates were based upon management's review of the nature of these costs.

      (10) The payment of expenses was assumed to take place throughout the 3 to 6 month liquidation period as and when proceeds from the disposition of assets and collection of receivables occur. No interest income is assumed to be earned on the net liquidation proceeds.

      (11) Secured Claims consist of the Interest Rate Swap, the Secured Bank Debt and Capital Lease Obligations. The Secured Bank Debt consists of a Revolver, Term Loan A, Term Loan B, Term Loan C and Term Loan D tranches, as well as accrued and unpaid interest.

                         CHOICE ONE COMMUNICATIONS INC.
                        PRELIMINARY LIQUIDATION SCENARIO
                                 ($ IN MILLIONS)

I. STATEMENT OF ASSETS

                                                                                  HYPOTHETICAL           ESTIMATED
                                                                  PROJECTED         RECOVERY          LIQUIDATION VALUE
                                                                 BOOK VALUE        PERCENTAGE            (UNAUDITED)
                                                                  09/30/04       --------------    -----------------------
                                                                 (UNAUDITED)     LOW       HIGH       LOW          HIGH
                                                                -------------    ---       ----    ----------   ----------
Current Assets:
   Cash & Cash Equivalents                                      $         2.9    100%      100%    $      2.9   $      2.9
   Accounts Receivable, net                                              32.8     38%       66%          12.4         21.7
   Prepaid Expenses and Other Current Assets                              5.2      0%        5%           0.0          0.3
                                                                -------------    ---       ---     ----------   ----------
     Total Current Assets                                       $        40.9     37%       61%    $     15.3   $     24.8

Long Term Assets:
   Property & Equipment, gross                                  $       495.6      5%        9%    $     25.6   $     43.5
   Intangible Assets, gross                                             414.3      0%        0%           0.0          0.0
   Other Assets                                                           7.7      0%        0%           0.0          0.0
                                                                -------------    ---       ---     ----------   ----------
     Total Long Term Assets                                     $       917.6      3%        5%    $     25.6   $     43.5
                                                                -------------    ---       ---     ----------   ----------
        GROSS ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION     $       958.5    4.3%      7.1%    $     40.9   $     68.4
                                                                =============    ===       ===     ==========   ==========
Less:
Wind Down Expenses                                                                                      (13.5)        (7.8)
        TOTAL PROCEEDS AVAILABLE FOR DISTRIBUTION                                                  $     27.4   $     60.5
                                                                                                   ==========   ==========

II. DISTRIBUTION OF PROCEEDS

                                                                                                 ESTIMATED
                                                                              PROJECTED       LIQUIDATION VALUE
                                                                             BOOK VALUE          (UNAUDITED)
                                                                              09/30/04      ---------------------
                                                                             (UNAUDITED)       LOW         HIGH
                                                                             -----------    ---------    --------
Adminstrative and Priority Claims
   Professional Fees                                                                              2.0         3.0
   Trustee Fees                                                                                   1.2         2.1
                                                                                            ---------    --------
     Total Admistrative and Priority Claims                                                 $     3.2     $   5.1

   Proceeds Available for payment of administrative and priority claims                     $    24.2     $  55.5

Secured Claims
   Interest Rate Swap                                                                1.8    $     1.8     $   1.8
   Secured Bank Debt                                                               410.3         22.4        53.7
   Capital Lease Obligations                                                        37.1          0.0         0.0
   Subordinated Bridge Loans                                                       258.1          0.0         0.0
                                                                             -----------    ---------    --------
     Total Secured Claims                                                    $     707.3    $    24.2     $  55.5

   Proceeds Available for payment of unsecured claims                                       $     0.0     $   0.0

Unsecured Claims
   Accounts Payable                                                                 19.2    $     0.0     $   0.0
   Accrued Expenses                                                                 33.1          0.0         0.0
   Other                                                                            17.6          0.0         0.0
                                                                             -----------    ---------    --------
     Total Unsecured Claims                                                  $      69.9    $     0.0     $   0.0

   Proceeds Available for distribution to Preferred and Common Stock                        $     0.0     $   0.0

            (d) Feasibility. The Bankruptcy Code requires a debtor to demonstrate that confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor unless so provided by the plan of reorganization. For purposes of determining whether the Plan of Reorganization meets this requirement, the Debtors have analyzed their ability to meet their obligations as contemplated thereunder. As part of this analysis, the Debtors have prepared the projections contained in Section V above, entitled "PROJECTIONS AND VALUATION ANALYSIS." These projections are based upon the assumption that the Plan of Reorganization will be confirmed by the Bankruptcy Court, and for projection purposes, that the Consummation Date of the Plan of Reorganization and its substantial consummation will take place on or about November 30, 2004. The projections include balance sheets, statements of operations and statements of cash flows. Based upon the projections, the Debtors believe they will be able to make all payments required to be made pursuant to the Plan of Reorganization, and the Reorganized Debtors will be able to service their post-reorganization debt obligations, including those obligations under the New Credit Agreement.

      2.    Requirements of Section 1129(b) of the Bankruptcy Code

            The Bankruptcy Court may confirm the Plan of Reorganization over the rejection or deemed rejection of the Plan of Reorganization by a class of claims or equity interests if the Plan of Reorganization "does not discriminate unfairly" and is "fair and equitable" with respect to such class.

            No Unfair Discrimination. This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under a plan of reorganization. The test does not require that the treatment be the same or equivalent, but that such treatment be "fair."

            Fair and Equitable Test. This test applies to classes of different priority (e.g., unsecured versus secured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards, depending on the type of claims or interests in such class:

                  Secured Claims. Each holder of an impaired secured claim either (i) retains its liens on the property (or if sold, on the proceeds thereof) to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the consummation date of the plan, of at least the allowed amount of such claim or (ii) receives the "indubitable equivalent" of its allowed secured claim.

                  Unsecured Claims. Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed unsecured claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan of reorganization.

                  Equity Interests. Either (i) each equity interest holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan of reorganization.

            The Debtors believe the Plan of Reorganization will satisfy the "fair and equitable" requirement notwithstanding that Class 6 (Old Preferred Stock Interests), Class 7 (Old Common Stock Interests) and Class 8 (Old Warrants) are deemed to reject the Plan of Reorganization, because, as to Class 6, Class 7, and Class 8, no class that is junior to such Classes will receive or retain any property on account of the claims or equity interests in such class.

                                       IX.

                              FINANCIAL INFORMATION

A.    GENERAL

            The audited consolidated balance sheets for each of the three fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001 and the related consolidated statements of operations and consolidated statements of cash flows of the Debtors are contained in Item 8 - "Financial Statements and Supplementary Data" in Choice One's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, a copy of which is annexed as Exhibit 3 to this Disclosure Statement and the full text of which is incorporated herein by reference. This financial information is provided to permit the holders of Claims and Equity Interests to better understand the Debtors' historical business performance and the impact of the Reorganization Cases on the Debtors' business.

B.    SELECTED FINANCIAL DATA

            See Item 6 - "Selected Financial Data" set forth in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, a copy of which is annexed as Exhibit 3 to this Disclosure Statement and the full text of which is incorporated herein by reference.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            For a detailed discussion by management of the Debtors' financial condition, results of operations, and liquidity and capital resources, see Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, a copy of which is annexed as Exhibit 3 to this Disclosure Statement and the full text of which is incorporated herein by reference.

D.    RECENT PERFORMANCE

            See Choice One's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, a copy of which is annexed as Exhibit 4 to this Disclosure Statement and the full text of which is incorporated herein by this reference.

                                       X.

                        ALTERNATIVES TO CONFIRMATION AND
                   CONSUMMATION OF THE PLAN OF REORGANIZATION

            If the Plan of Reorganization is not confirmed and consummated, the alternatives to the Plan of Reorganization include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) an alternative chapter 11 plan of reorganization.

A.    LIQUIDATION UNDER CHAPTER 7

            If no plan can be confirmed, the Debtors' chapter 11 cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recovery of holders of claims and equity interests and the Debtors' liquidation analysis are set forth in Section VIII above, entitled "CONFIRMATION OF THE PLAN OF REORGANIZATION - Requirements for Confirmation of the Plan of Reorganization
- Consensual Confirmation - Best Interests Test." The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan of Reorganization because of (a) the likelihood that the assets of the Debtors would have to be sold or otherwise disposed of in an unorderly fashion over a shorter period of time, (b) additional administrative expenses involved in the appointment of a trustee and
(c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations. In a chapter 7 liquidation, the Debtors believe that the holders of Subordinated Note Claims, General Unsecured Claims, Old Preferred Stock Interests, Old Common Stock Interests and Old Warrants would receive no distributions of property.

B.    ALTERNATIVE PLAN OF REORGANIZATION

            If the Plan of Reorganization is not confirmed, the Debtors (or if the Debtors' exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different chapter 11 plan of reorganization. Such a plan of reorganization might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of their assets under chapter 11. With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan of Reorganization. The Debtors believe that the Plan of Reorganization, as described herein, enables creditors to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors' assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that any liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan of Reorganization because of the

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greater return provided by the Plan of Reorganization and the retention of jobs that would be lost in a liquidation.

                                       XI.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                          OF THE PLAN OF REORGANIZATION

            The following discussion summarizes certain federal income tax consequences of the implementation of the Plan of Reorganization to the Debtors. This summary does not address the federal income tax consequences to the holders of Senior Debt Claims and Subordinated Note Claims, which holders will receive distributions of New Common Stock, New Notes and/or New Warrants pursuant to the Plan of Reorganization, as it is the Debtors' understanding that such holders have retained counsel to advise them with respect to the Plan of Reorganization.

            The following summary is based on the U.S. Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

            The federal income tax consequences of the Plan of Reorganization are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan of Reorganization. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan of Reorganization, nor does it purport to address the U.S. federal income tax consequences of the Plan of Reorganization to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, persons holding a Claim as part of a hedging, integrated constructive sale or straddle, and investors in pass-through entities).

            This discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form.

            ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN OF REORGANIZATION.

A.    CONSEQUENCES TO DEBTORS

            The Debtors are members of an affiliated group of corporations for federal income tax purposes, of which Choice One is the common parent, and file consolidated federal income tax returns. The Debtors reported consolidated net operating losses ("NOLs") carryforwards for federal income tax purposes of approximately $600 million as of December 31, 2003, a portion of which is subject to existing annual use limitations. See Note 15 ("Income Taxes") to Choice One's Financial Statements in its Annual Report on Form 10-K attached as
Exhibit 3 hereto. In addition, the Debtors expect to incur significant additional NOLs during the taxable year ending December 31, 2004. The amount of the Debtors' current year NOLs and NOL carryforwards, and any applicable limitations, remain subject to adjustment by the IRS.

            As discussed below, in connection with the implementation of the Plan of Reorganization, the amount of the Debtors' NOL carryforwards and possibly certain other tax attributes (such as the tax basis of their assets) may be significantly reduced. In addition, the Debtors' subsequent utilization of any NOL carryforwards remaining, and possibly certain other tax attributes, will be restricted following the Consummation Date.

      1.    Cancellation of Debt

      In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes - such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets - by the amount of any cancellation of debt ("COD"). Where the debtor joins in the filing of a consolidated federal income tax return, recently issued Treasury Regulations require, in certain circumstances and in certain respects, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group also be reduced. COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor. Certain statutory or judicial exceptions can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction). To the extent the amount of COD exceeds the tax attributes available for reduction, the remaining COD has no further effect for tax purposes. Any reduction in tax attributes does not occur until the end of the taxable year or, in the case of asset basis reduction, the first day of the taxable year following the taxable year in which the COD is incurred. If advantageous, a debtor may elect to reduce the basis of depreciable property prior to any reduction in its NOLs or other tax attributes. The Debtor does not anticipate making such an election.

      As a result of the discharge of Claims pursuant to the Plan of Reorganization, the Debtors are expected to realize significant COD. The extent of such COD and resulting tax attribute reduction will depend, in part, on the value of the New Notes, New Common Stock and New Warrants distributed under the Plan of Reorganization. In addition, certain statutory or judicial exceptions are applicable in respect of the discharge of accrued but unpaid interest on the Old Subordinated Notes. Based on the estimated reorganization value of the Reorganized Debtors (see V, "Projections and Valuation Analysis"), it is anticipated that the Debtor will incur COD upwards of approximately $205 million. Accordingly, it is anticipated that the resulting tax attribute reduction would reduce, but not eliminate, the Debtors' NOLs and possibly the tax basis of certain assets.

      2.    Limitation on NOL Carryforwards and Other Tax Attributes

            Following the implementation of the Plan of Reorganization any remaining NOL and tax credit carryforwards and, possibly, certain other tax attributes of the Reorganized Debtors allocable to periods prior to the Consummation Date (collectively, "pre-change losses") may be subject to limitation under Section 382 of the Tax Code as a result of the change in ownership of the Reorganized Debtors. These limitations apply in addition to, and not in lieu of, the attribute reduction that results from the discharge of Claims pursuant to the Plan of Reorganization.

            Under Section 382, if a corporation undergoes an "ownership change," the amount of its pre-change losses that may be utilized to offset future taxable income generally is subject to an annual limitation. Such limitation also may apply to certain losses or deductions which are "built-in" (i.e., attributable to periods prior to the Consummation Date but not yet taken into account for tax purposes) as of the date of the ownership change that are subsequently recognized. The issuance of the New Common Stock to the holders of the Senior Debt Claims and Subordinated Note Claims pursuant to the Plan of Reorganization will constitute an ownership change of the Debtors.

            (a)   General Section 382 Annual Limitation

            In general, the amount of the annual limitation to which a corporation (or a consolidated group) that undergoes an ownership change would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the parent corporation) immediately before the ownership change (with certain adjustments) multiplied by (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (4.72% for ownership changes occurring during September 2004). For a corporation (or consolidated group) in bankruptcy that undergoes the ownership change pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, after giving effect to the surrender of creditors' claims, and certain adjustments that ordinarily would apply do not apply. Accordingly, based on the estimated reorganization equity value for the Reorganized Debtors, the Reorganized Debtors expect to have an annual limitation on the utilization of their pre-change losses of approximately $9.3 million.

            Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

            Any annual limitation resulting from the implementation of the Plan of Reorganization is in addition to, and not in lieu of, any limitations due to prior ownership changes. Accordingly, were the Debtors to undergo an ownership change in advance of the consummation of the Plan of Reorganization at a time when the Debtors are still insolvent, the Debtors' subsequent utilization of all NOL carryforwards allocable to the period on or prior to the date of such change and possibly certain other tax attributes (including tax basis) would be subject to a nominal or zero annual limitation.

            (b)   Built-In Gains and Losses

            As indicated above, Section 382 can operate to limit the deductibility of built-in losses recognized subsequent to the date of the ownership change. If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of "built-in" income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that joined the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. In general, a loss corporation's (or consolidated group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. Based on the estimated reorganization value of the Reorganized Debtors, the Reorganized Debtors expect to be in a net unrealized built-in loss position as of the Consummation Date.

            (c)   Special Bankruptcy Exception

            Although an exception to the foregoing annual limitation rules generally applies where so-called "old and cold" creditors of a debtor in a U.S. bankruptcy or similar case receive at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed bankruptcy plan, based on the purchase and accumulation of Senior Debt Claims to date, the Reorganized Debtors do not expect to qualify for this exception.

      3.    Alternative Minimum Tax

            In general, a federal alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

            In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of Section 382 of the Tax Code and is in a net unrealized built-in loss position on the date of the ownership change, the corporation's (or group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

            Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

      4.    Deductibility of Increased Interest on the New Notes

            Depending on certain leverage levels of the Reorganized Debtors, the New Notes may bear an increased interest rate of interest, with the increased portion payable-in-kind through accretion. In such event, the New Notes may be treated as applicable high yield discount obligations ("AHYDO") within the meaning of Section 163(e)(5) of the Tax Code, and the deductibility of any additional interest payable-in - kind may be deferred or disallowed in part.

            The New Notes would be treated as AHYDOs, if, among other requirements, (i) the New Notes are issued with significant original issue discount ("OID") such that there would be accrued and unpaid OID as of the end of the first interest period ending after the fifth (5th) year after issuance in excess of one (1) year's interest, both actual and imputed, and (ii) the yield to maturity of such notes (inclusive of the OID) is at least five (5) percentage points over the applicable federal rate in effect for the calendar month in which the Consummation Date occurs (approximately 3.80% compounded semi-annually for the month of September 2004).

            THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN OF REORGANIZATION.

                                   CONCLUSION

            The Debtors believe that confirmation and implementation of the Plan of Reorganization is in the best interests of the holders of Senior Debt Claims and the Subordinated Note Claims, and urges holders of impaired claims in such Classes vote to accept the Plan of Reorganization and to evidence such acceptance by returning their Ballots so that they will be received no later than 5:00 p.m. (Eastern Time) on September 29, 2004.

Dated: September 15, 2004

                                       Respectfully submitted,

                                       Choice One Communications Inc.
                                       and its affiliated debtors in possession

                                       By: /s/ Ajay Sabherwal
                                           ------------------------------
                                       Name:  Ajay Sabherwal
                                       Title: Executive Vice President and Chief
                                              Financial Officer

COUNSEL:

/s/ Jeffrey L. Tanenbaum
------------------------------------
Jeffrey L. Tanenbaum, Esq. (JT 9797)
Paul M. Basta, Esq. (PB 4434)
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
(212) 310-8000

Attorneys for Debtors
    and Debtors in Possession

                                    EXHIBIT 1

                             PLAN OF REORGANIZATION

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

---------------------------------------X
IN RE                                   :
                                        :          CHAPTER 11 CASE NOS.
CHOICE ONE                              :
COMMUNICATIONS INC., ET AL.,            :         04- _____ (         )
                                        :
                               DEBTORS. :         (JOINTLY ADMINISTERED)
                                        :
---------------------------------------X

                      DEBTORS' JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                     ---------------------------------------

WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtors and
   Debtors In Possession
767 Fifth Avenue
New York, New York  10153
(212) 310-8000

Dated: [DATE]

                                TABLE OF CONTENTS

DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE....................     1

SECTION 1  DEFINITIONS AND INTERPRETATION........................................................     1

      A.  Definitions............................................................................     1

      1.1.      Ad Hoc Committee of Subordinated Noteholders ....................................     1

      1.2.      Administrative Expense Claim ....................................................     1

      1.3.      Agent ...........................................................................     1

      1.4.      Allowed .........................................................................     1

      1.5.      Bankruptcy Code .................................................................     1

      1.6.      Bankruptcy Court ................................................................     1

      1.7.      Bankruptcy Rules ................................................................     1

      1.8.      Benefit Plans ...................................................................     2

      1.9.      Business Day ....................................................................     2

      1.10.     Cash ............................................................................     2

      1.11.     Choice One ......................................................................     2

      1.12.     Claim ...........................................................................     2

      1.13.     Class ...........................................................................     2

      1.14.     Collateral ......................................................................     2

      1.15.     Committee .......................................................................     2

      1.16.     Confirmation Date ...............................................................     2

      1.17.     Confirmation Hearing ............................................................     2

      1.18.     Confirmation Order ..............................................................     2

      1.19.     Consummation Date ...............................................................     2

      1.20.     Cure ............................................................................     2

      1.21.     Debtors .........................................................................     3

      1.22.     Debtors in Possession ...........................................................     3

      1.23.     Deficiency Claim ................................................................     3

      1.24.     DIP Agent .......................................................................     3

      1.25.     DIP Credit Agreement ............................................................     3

      1.26.     DIP Obligations .................................................................     3

      1.27.     Disbursing Agent ................................................................     3

      1.28.     Disclosure Statement ............................................................     3

                                TABLE OF CONTENTS
                                  (CONTINUED)

      1.29.     Disputed Claim ..................................................................     3

      1.30.     Distribution Record Date ........................................................     3

      1.31.     Election Form....................................................................     3

      1.32.     Equity Interest .................................................................     4

      1.33.     Estates .........................................................................     4

      1.34.     Exchange Act ....................................................................     4

      1.35.     Exit Facility ...................................................................     4

      1.36.     Final Order .....................................................................     4

      1.37.     GE Capital ......................................................................     4

      1.38.     General Unsecured Claim .........................................................     5

      1.39.     Incentive Plan ..................................................................     5

      1.40.     Lien ............................................................................     5

      1.41.     Lock Up Agreement................................................................     5

      1.42.     New Class A Common Stock.........................................................     5

      1.43.     New Class B Common Stock ........................................................     5

      1.44.     New Common Stock ................................................................     5

      1.45.     New Credit Agreement ............................................................     5

      1.46.     New Credit Agreement Agent ......................................................     5

      1.47.     New Credit Agreement Documents ..................................................     5

      1.48.     New Notes .......................................................................     5

      1.49.     New Warrants ....................................................................     6

      1.50.     New Warrant Agreement ...........................................................     6

      1.51.     Old Bridge Agreement ............................................................     6

      1.52.     Old Common Stock Interest .......................................................     6

      1.53.     Old Credit Agreement ............................................................     6

      1.54.     Old Preferred Stock Interest ....................................................     6

      1.55.     Old Senior Notes ................................................................     6

      1.56.     Old Subordinated Note Documents .................................................     7

      1.57.     Old Subordinated Notes ..........................................................     7

      1.58.     Old Warrants ....................................................................     7

      1.59.     Other Secured Claims ............................................................     7

      1.60.     Person ..........................................................................     7

      1.61.     Petition Date ...................................................................     7

                                TABLE OF CONTENTS
                                  (CONTINUED)

      1.62.     Plan of Reorganization or Plan...................................................     7

      1.63.     Plan of Reorganization Supplement ...............................................     7

      1.64.     Pre-Petition Agent ..............................................................     7

      1.65.     Priority Non-Tax Claim ..........................................................     7

      1.66.     Priority Tax Claim...............................................................     8

      1.67.     Pro Rata Distribution............................................................     8

      1.68.     Ratable Proportion ..............................................................     8

      1.69.     Registration Rights Agreement ...................................................     8

      1.70.     Reorganization Cases ............................................................     8

      1.71.     Reorganized Choice One ..........................................................     8

      1.72.     Reorganized Debtors .............................................................     8

      1.73.     Restated Bylaws .................................................................     8

      1.74.     Restated Charters................................................................     8

      1.75.     Secured Claim ...................................................................     8

      1.76.     Securities Act ..................................................................     9

      1.77.     Senior Debt Claim ...............................................................     9

      1.78.     Senior Lenders ..................................................................     9

      1.79.     Steering Committee of Senior Lenders ............................................     9

      1.80.     Stockholders Agreement ..........................................................     9

      1.81.     Subordinated Note Claim .........................................................     9

      1.82.     Subordinated Notes Agent ........................................................     9

      1.83.     Subsidiaries ....................................................................     9

      1.84.     U.S. Trustee ....................................................................     9

      1.85.     Voting Agent.....................................................................     9

      B.  Interpretation; Application of Definitions and Rules of Construction...................    10

SECTION 2   PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS......    10

      2.1.      Administrative Expense Claims....................................................    10

      2.2.      Professional Compensation and Reimbursement Claims...............................    10

      2.3.      Priority Tax Claims..............................................................    11

SECTION 3   CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS........................................    11

SECTION 4   PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS..............................    12

                                TABLE OF CONTENTS
                                  (CONTINUED)

      4.1.      Priority Non-Tax Claims (Class 1)................................................    12

      4.2.      Senior Debt Claims (Class 2).....................................................    12

      4.3.      Subordinated Note Claims (Class 3)...............................................    13

      4.4.      Other Secured Claims (Class 4)...................................................    13

      4.5.      General Unsecured Claims (Class 5)...............................................    14

      4.6.      Old Preferred Stock Interests (Class 6)..........................................    14

      4.7.      Old Common Stock Interests (Class 7).............................................    14

      4.8.      Old Warrants (Class 8)...........................................................    15

SECTION 5   IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED; ACCEPTANCE OR  REJECTION
            OF THIS PLAN OF REORGANIZATION.......................................................    15

      5.1.      Holders of Claims and Equity Interests Entitled to Vote..........................    15

      5.2.      Nonconsensual Confirmation.......................................................    15

SECTION 6   MEANS OF IMPLEMENTATION..............................................................    16

      6.1.      Substantive Consolidation. ......................................................    16

      6.2.      Exit Facility and Issuance of New Notes..........................................    16

      6.3.      Issuance of New Securities.......................................................    16

      6.4.      Warrant Agreement, Registration Rights Agreement and Stockholders Agreement......    16

      6.5.      Cancellation of Existing Securities and Agreements...............................    17

      6.6.      Corporate Action.................................................................    17

SECTION 7   PROVISIONS GOVERNING DISTRIBUTIONS...................................................    18

      7.1.      Date of Distributions............................................................    18

      7.2.      Disbursing Agent.................................................................    18

      7.3.      Record Date for Distributions to Holders of Old Senior Notes and Old
                Subordinated Notes...............................................................    18

      7.4.      Delivery of Distributions........................................................    18

      7.5.      Manner of Payment Under Plan of Reorganization...................................    19

      7.6.      Fractional Shares................................................................    19

      7.7.      Setoffs and Recoupment...........................................................    19

      7.8.      Distributions After Consummation Date............................................    19

      7.9.      Rights and Powers of Disbursing Agent............................................    20

      7.10.     Exculpation......................................................................    20

      7.11.     Exemption from Securities Laws...................................................    20

                                TABLE OF CONTENTS
                                  (CONTINUED)

      7.12.     Allocation of Plan Distributions Between Principal and Interest..................    20

SECTION 8   PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER PLAN OF REORGANIZATION.................    21

      8.1.      Disputed Claims/Process..........................................................    21

      8.2.      Objections to Claims.............................................................    21

      8.3.      No Distributions Pending Allowance...............................................    21

      8.4.      Distributions After Allowance....................................................    21

SECTION 9   TREATMENT OF EXECUTORY  CONTRACTS AND UNEXPIRED LEASES...............................    22

      9.1.      Assumed Contracts and Leases.....................................................    22

      9.2.      Payments Related to Assumption of Contracts and Leases...........................    22

      9.3.      Rejected Contracts and Leases....................................................    22

      9.4.      Compensation and Benefit Plans...................................................    23

      9.5.      Employee / Management Incentive Plan.............................................    23

SECTION 10  CONDITIONS PRECEDENT TO CONSUMMATION DATE............................................    23

      10.1.     Conditions Precedent to Consummation Date of Plan of Reorganization..............    23

      10.2.     Waiver of Conditions Precedent...................................................    24

SECTION 11  EFFECT OF CONFIRMATION...............................................................    24

      11.1.     Vesting of Assets................................................................    24

      11.2.     Binding Effect...................................................................    24

      11.3.     Discharge of Debtors.............................................................    25

      11.4.     Injunctions......................................................................    25

      11.5.     Indemnification Obligations......................................................    25

      11.6.     Limited Release..................................................................    26

SECTION 12  WAIVER OF CLAIMS.....................................................................    27

      12.1.     Avoidance Actions................................................................    27

SECTION 13  RETENTION OF JURISDICTION............................................................    27

SECTION 14  MISCELLANEOUS PROVISIONS.............................................................    28

      14.1.     Payment of Statutory Fees........................................................    28

      14.2.     Administrative Expenses Incurred After the Confirmation Date.....................    28

      14.3.     Amendment or Modification of the Plan of Reorganization..........................    28

      14.4.     Section 1125(e) of the Bankruptcy Code...........................................    29

      14.5.     Compliance with Tax Requirements.................................................    29

                                TABLE OF CONTENTS
                                  (CONTINUED)

      14.6.     Exemption from Transfer Taxes....................................................    29

      14.7.     Severability of Plan Provisions..................................................    29

      14.8.     Governing Law....................................................................    30

      14.9.     Notices..........................................................................    30

EXHIBIT A - Warrant Agreement

                      DEBTORS' JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

            Choice One Communications Inc., together with its direct and indirect wholly owned subsidiaries, debtors and debtors in possession, jointly propose the following chapter 11 Plan of Reorganization, dated as of [DATE], 2004, pursuant to section 1121(a) of the Bankruptcy Code:

                                   SECTION 1

                         DEFINITIONS AND INTERPRETATION

A. Definitions.

            The following terms used herein shall have the respective meanings defined below:

            1.1. AD HOC COMMITTEE OF SUBORDINATED NOTEHOLDERS means the informal committee of certain holders of Old Subordinated Notes that was formed prior to the Petition Date.

            1.2. ADMINISTRATIVE EXPENSE CLAIM means any right to payment constituting a cost or expense of administration of the Reorganization Cases allowed under sections 503(b), 507(a)(1) and 507(b) of the Bankruptcy Code.

            1.3. AGENT means GE Capital, as Pre-Petition Agent, the DIP Agent and the New Credit Agreement Agent, or any successor agent appointed in accordance with any such agreement.

            1.4. ALLOWED means, with reference to any Claim or Equity Interest,
(a) any Claim or Equity Interest (i) as to which no objection to allowance has been interposed on or before the Consummation Date or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, provided, however, that such period may not exceed sixty (60) days after the Consummation Date, or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court or (c) any Claim or Equity Interest expressly allowed hereunder.

            1.5. BANKRUPTCY CODE means title 11, United States Code, as applicable to the Reorganization Cases, as now in effect or hereafter amended.

            1.6. BANKRUPTCY COURT means the United States Bankruptcy Court for the Southern District of New York or any other court with jurisdiction over the Reorganization Cases.

            1.7. BANKRUPTCY RULES means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075, title 28, United States

Code, as amended from time to time, applicable to the Reorganization Cases, and the local rules of the Bankruptcy Court.

            1.8. BENEFIT PLANS means all benefit plans, policies and programs sponsored by the Debtors, including, without limitation, all savings plans and health and welfare plans.

            1.9. BUSINESS DAY means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

            1.10. CASH means legal tender of the United States of America.

            1.11. CHOICE ONE means Choice One Communications Inc.

            1.12. CLAIM has the meaning set forth in section 101(5) of the Bankruptcy Code.

            1.13. CLASS means any group of substantially similar Claims or Equity Interests classified by the Plan of Reorganization pursuant to sections 1122 and 1129(a)(1) of the Bankruptcy Code.

            1.14. COLLATERAL means any property or interest in property of the Debtors' Estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise determined to be invalid under the Bankruptcy Code or applicable law.

            1.15. COMMITTEE means a statutory committee, if any, appointed pursuant to section 1102(a) of the Bankruptcy Code in the Reorganization Cases.

            1.16. CONFIRMATION DATE means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

            1.17. CONFIRMATION HEARING means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan of Reorganization, as such hearing may be adjourned or continued from time to time.

            1.18. CONFIRMATION ORDER means the order of the Bankruptcy Court confirming this Plan of Reorganization pursuant to section 1129 of the Bankruptcy Code.

            1.19. CONSUMMATION DATE means the first Business Day on which all the conditions precedent to the Consummation Date specified in section 10.1 hereof shall have been satisfied or waived as provided in section 10.2 hereof; provided, however, that if a stay of the Confirmation Order is in effect, the Consummation Date shall be the first Business Day after such stay is no longer in effect.

            1.20. CURE means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (i) cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (ii) permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

            1.21. DEBTORS means Choice One, a Delaware corporation, and its Subsidiaries, debtors in the Reorganization Cases.

            1.22. DEBTORS IN POSSESSION means the Debtors in their capacity as debtors in possession in the Reorganization Cases under sections 1107(a) and 1108 of the Bankruptcy Code.

            1.23. DEFICIENCY CLAIM means the portion, if any, of a Secured Claim that exceeds the value of the Collateral securing such Claim.

            1.24. DIP AGENT means GE Capital, as administrative agent under the DIP Credit Agreement, or any successor agent appointed in accordance with such agreement.

            1.25. DIP CREDIT AGREEMENT means the Debtor-in-Possession Credit Agreement among the Debtors, the DIP Agent, and the lender parties thereto, which shall include terms and conditions consistent with those set forth in the DIP Financing term sheet annexed as Exhibit B to the Lock Up Agreement.

            1.26. DIP OBLIGATIONS means any obligations under the DIP Credit Agreement.

            1.27. DISBURSING AGENT means any entity in its capacity as a disbursing agent under section 7.2 hereof.

            1.28. DISCLOSURE STATEMENT means that certain disclosure statement relating to the Debtors' Plan of Reorganization, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

            1.29. DISPUTED CLAIM means, with respect to an Administrative Claim, Claim or Equity Interest, any such Administrative Claim, Claim or Equity Interest (a) to the extent neither allowed nor disallowed pursuant to the Plan or a Final Order nor deemed allowed pursuant to the Plan or sections 502, 503, or 1111 of the Bankruptcy Code or (b) for which a proof of claim or interest or (in the case of an Administrative Claim) a motion for payment has been timely filed with the Bankruptcy Court, to the extent any party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order.

            1.30. DISTRIBUTION RECORD DATE means the record date for purposes of making distributions under the Plan of Reorganization on account of Allowed Claims, which date shall be the fifth Business Day before the Confirmation Date.

            1.31. ELECTION FORM means the letter of transmittal, ballot or similar form upon which (i) holders of Allowed Senior Debt Claims may elect to receive any portion of New Common Stock as New Class B Common Stock and (ii) holders of Allowed Senior Debt Claims arising under the Term D Loan and Term C Loan Deferred Interest (each as defined in the Old Credit Agreement) may elect to receive a Pro Rata Distribution in lieu of the treatment provided in sections 4.2(b)(1) and 4.2(b)(2) hereof.

            1.32. EQUITY INTEREST means the interest of any holder of equity securities of Choice One represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in Choice One, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire any such interest and any redemption, conversion, exchange, voting, participation and dividend rights and liquidation preferences relating to any such equity securities. When used in the Plan of Reorganization, the term "Equity Interest" shall include any and all claims (i) for damages arising from the rescission of the purchase or the sale of Equity Interests or (ii) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such claim, which claims are subordinated pursuant to section 510(b) and (c) of the Bankruptcy Code.

            1.33. ESTATES means the estates of the Debtors as created under section 541 of the Bankruptcy Code.

            1.34. EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

            1.35. EXIT FACILITY means that certain revolving credit facility in the aggregate principal amount of $30 million to be provided by the lenders party thereto, and the New Credit Agreement Agent, for the operation of the Debtors' business after the Consummation Date, which facility is to be governed by the New Credit Agreement Documents. The revolving credit facility can be increased to $35 million by a majority vote of the lenders providing the revolving credit facility (but, in any event, with the approval of those lenders whose commitments are increased). The Exit Facility shall include terms and conditions consistent with the terms and conditions set forth in the Exit Facility term sheet annexed to the Disclosure Statement as Exhibit 6.

            1.36. FINAL ORDER means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

            1.37. GE CAPITAL means General Electric Capital Corporation.

            1.38. GENERAL UNSECURED CLAIM means any Claim against the Debtors that is not an Administrative Expense Claim, a Priority Non-Tax Claim, a Priority Tax Claim, a Secured Claim, or a Deficiency Claim arising out of or related to the Old Credit Agreement or Old Bridge Agreement.

            1.39. INCENTIVE PLAN means an equity incentive plan that provides for, among other things, the grant to officers, other employees, non-employee directors, consultants, independent contractors and agents of Reorganized Choice One of (i) the right to receive up to 304,569 shares of New Class A Common Stock, in the form of restricted stock or restricted stock units, and (ii) options to purchase up to 956,760 shares of New Class A Common Stock. The Incentive Plan shall be substantially in the form annexed to the Plan of Reorganization Supplement or otherwise filed with the Bankruptcy Court.

            1.40. LIEN has the meaning set forth in section 101(37) of the Bankruptcy Code.

            1.41. LOCK UP AGREEMENT means the agreement, annexed as Exhibit 2 to the Disclosure Statement, made and entered into as of August 30, 2004, by and among the Debtors and certain of the Senior Lenders and holders of Old Subordinated Notes.

            1.42. NEW CLASS A COMMON STOCK means the shares of class A common stock of Reorganized Choice One, which shares will have full voting rights and will be entitled to vote in any election of directors.

            1.43. NEW CLASS B COMMON STOCK means the shares of class B common stock of Reorganized Choice One, which shares will have limited voting rights, will not be entitled to vote in the election of directors and will be convertible into New Class A Common Stock at the option of the holder at any time.

            1.44. NEW COMMON STOCK means the shares of common stock of Reorganized Choice One, consisting of the New Class A Common Stock and the New Class B Common Stock.

            1.45. NEW CREDIT AGREEMENT means the amended and restated senior secured credit agreement by and among the Reorganized Debtors, the New Credit Agreement Agent and the Senior Lenders, governing the New Notes and the Exit Facility, substantially in the form annexed to the Plan of Reorganization Supplement.

            1.46. NEW CREDIT AGREEMENT AGENT means GE Capital, as administrative agent under the New Credit Agreement, or any successor agent appointed in accordance with such agreement.

            1.47. NEW CREDIT AGREEMENT DOCUMENTS means the documents evidencing the New Credit Agreement, including, but not limited to, notes, guarantees and security documents, substantially in the form annexed to the New Credit Agreement, to be executed on the Consummation Date by the Reorganized Debtors.

            1.48. NEW NOTES means those $175 million senior secured notes issued by the Reorganized Debtors on the Consummation Date pursuant to the New Credit Agreement as part of the Exit Facility consisting of the following three tranches: New Term Loan A Notes, New Term Loan B Notes and New Term Loan C Notes (as defined and on terms set forth in the Exit Facility term sheet annexed to the Disclosure Statement as
Exhibit 6).

            1.49. NEW WARRANTS means the Series A Warrants and Series B Warrants, which are issued pursuant to, and exercisable in accordance with, the terms and conditions of the New Warrant Agreement.

            1.50. NEW WARRANT AGREEMENT means the warrant agreement governing the issuance of the New Warrants, a copy of which is annexed hereto as Exhibit A, to be executed by the parties thereto on or before the Consummation Date.

            1.51. OLD BRIDGE AGREEMENT means that certain Bridge Financing Agreement, dated as of August 1, 2000, as amended by an Amendment Relating to Loans to Employees Basket, dated as of June 30, 2001, a Second Amendment to Bridge Financing Agreement, dated as of August 24, 2001, and a Third Amendment to Bridge Financing Agreement, dated as of September 13, 2002, among Choice One, the lender parties thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent, as such may have been further amended or modified from time to time.

            1.52. OLD COMMON STOCK INTEREST means any Equity Interest other than an Old Preferred Stock Interest and Old Warrants, including all rights, interests and Claims (including Claims for fraud, misrepresentation, rescission, reimbursement, contribution or damages) arising under or in connection with (i) all agreements entered into by the Debtors in connection with the issuance of or otherwise related to such interests or (ii) the purchase or sale of such interests.

            1.53. OLD CREDIT AGREEMENT means the Third Amended and Restated Credit Agreement, dated as of September 13, 2002, as amended by a Letter Amendment and Waiver dated as of November 12, 2002, a Second Amendment dated as of May 5, 2004, a Third Amendment dated as of May 12, 2004, a Fourth Amendment dated as of May 25, 2004, a Standstill Agreement and Conditional Amendment dated as of June 30, 2004, a Second Standstill and Conditional Amendment dated as of July 30, 2004, and a Third Standstill Agreement and Amendment dated as of August 30, 2004, among the Debtors, the Senior Lenders, and GE Capital, as Pre-Petition Agent, as such may have been or may be further amended or modified from time to time. The loans under the Old Credit Agreement consist of a revolving credit facility, a Term A Loan, Term B Loan, Term C Loan and Term D Loan.

            1.54. OLD PREFERRED STOCK INTEREST means any of the issued and outstanding shares of Choice One Series A Senior Cumulative Preferred Stock, including all rights, interests and Claims (including Claims for fraud, misrepresentation, rescission, reimbursement, contribution or damages) arising under or in connection with (i) all agreements entered into by the Debtors in connection with the issuance of or otherwise related to such interests, (ii) the purchase or sale of such interests or (iii) the certificate of designations governing such interests.

            1.55. OLD SENIOR NOTES means the notes issued by the Debtors under the Old Credit Agreement in the aggregate principal amount, as of the Petition Date, of $[_________].

            1.56. OLD SUBORDINATED NOTE DOCUMENTS means, collectively, the Old Bridge Agreement, the Old Subordinated Notes and any other agreement, document or instrument executed by the Debtors from time to time in favor of the any holder of the Old Subordinated Notes, in each case, as such may have been amended or modified from time to time.

            1.57. OLD SUBORDINATED NOTES means those 13% Subordinated Notes Due 2010 issued by the Debtors under the Old Bridge Agreement in the aggregate principal amount, as of the Petition Date, of $[______], including all rights, interests and Claims (including Claims for fraud, misrepresentation, rescission, reimbursement, contribution or damages) arising under or in connection with (i) all agreements entered into by the Debtors in connection with the issuance of such notes or (ii) the purchase or sale of such notes.

            1.58. OLD WARRANTS means all incentive stock options, non-qualified stock options and stock appreciation rights granted under any Choice One-sponsored stock option plans and any other options, warrants or rights, contractual or otherwise, if any, to acquire any Equity Interest or otherwise relating thereto.

            1.59. OTHER SECURED CLAIMS means any Secured Claim not constituting a Senior Debt Claim or a Subordinated Note Claim.

            1.60. PERSON means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

            1.61. PETITION DATE means the date on which the Debtors commenced the Reorganization Cases.

            1.62. PLAN OF REORGANIZATION OR PLAN means this Joint Plan of Reorganization dated as of [DATE], including, without limitation, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

            1.63. PLAN OF REORGANIZATION SUPPLEMENT means the supplement to this Plan of Reorganization containing certain documents relevant to the implementation of this Plan, including, but not limited to the Restated Charter of Choice One, Restated By-Laws, the New Credit Agreement, including the New Notes, the Stockholders Agreement, the Incentive Plan and the Registration Rights Agreement, to be filed with the Bankruptcy Court as early as the Petition Date, but no later than ten (10) days before the Confirmation Hearing.

            1.64. PRE-PETITION AGENT means GE Capital, as administrative agent under the Old Credit Agreement, or any successor agent appointed in accordance with such agreement.

            1.65. PRIORITY NON-TAX CLAIM means any Claim other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(2), (3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

            1.66. PRIORITY TAX CLAIM means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

            1.67. PRO RATA DISTRIBUTION means the distribution of New Notes and New Common Stock provided to any holder of a Senior Debt Claim, consisting of
(i) $175 million aggregate amount of New Notes to be distributed to holders of Senior Debt Claims (less the amount of New Notes to be distributed pursuant to section 4.2 hereof to holders of Term D Loan and Term C Loan Deferred Interest that do not elect to receive a Pro Rata Distribution) multiplied by a fraction, the numerator of which is such holder's Allowed Senior Debt Claim and the denominator of which is the aggregate amount of all Allowed Senior Debt Claims (less Claims by holders of the Term D Loan and Term C Loan Deferred Interest that do not elect to receive a Pro Rata Distribution), and (ii) 18 million shares of New Common Stock multiplied by a fraction, the numerator of which is such holder's Allowed Senior Debt Claim and the denominator of which is the aggregate amount of all Allowed Senior Debt Claims (less Claims by holders of the Term D Loan and Term C Loan Deferred Interest that do not elect to receive a Pro Rata Distribution).

            1.68. RATABLE PROPORTION means, with reference to any distribution on account of any Allowed Claim in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in the same Class.

            1.69. REGISTRATION RIGHTS AGREEMENT means the Registration Rights Agreement, substantially in the form annexed to the Plan of Reorganization Supplement, to be executed by the parties thereto on or before the Consummation Date.

            1.70. REORGANIZATION CASES means the Debtors' voluntary cases filed with the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

            1.71. REORGANIZED CHOICE ONE means Choice One, as it will be reorganized as of the Consummation Date in accordance with this Plan of Reorganization.

            1.72. REORGANIZED DEBTORS means the Debtors, as they will be reorganized as of the Consummation Date in accordance with this Plan of Reorganization.

            1.73. RESTATED BYLAWS means the Restated Bylaws to be adopted by Choice One upon the Consummation Date, substantially in the form annexed to the Plan of Reorganization Supplement.

            1.74. RESTATED CHARTERS means the amended or restated certificates of incorporation or other organizational documents of the Reorganized Debtors to be adopted by them and filed with the Secretary of State of their respective states of incorporation or organization on or about the Consummation Date, which, as to Choice One, shall be substantially in the form annexed to the Plan of Reorganization Supplement.

            1.75. SECURED CLAIM means a Claim secured by a Lien on Collateral to the extent of the value of such Collateral (i) as set forth in this Plan of Reorganization, (ii) as agreed to by the holder of such Claim and the Debtors or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

            1.76. SECURITIES ACT means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            1.77. SENIOR DEBT CLAIM means any Claim arising under or in connection with the Old Credit Agreement.

            1.78. SENIOR LENDERS means the lenders from time to time party to the Old Credit Agreement and any assignee thereof as permitted under the Old Credit Agreement and the Lock Up Agreement.

            1.79. STEERING COMMITTEE OF SENIOR LENDERS means the informal committee of certain Senior Lenders that was formed prior to the Petition Date, as more particularly defined as the Senior Lender Steering Committee in the Old Credit Agreement.

            1.80. STOCKHOLDERS AGREEMENT means the Stockholders Agreement, substantially in the form annexed to the Plan of Reorganization Supplement, to be executed by the parties thereto on or before the Consummation Date.

            1.81. SUBORDINATED NOTE CLAIM means a Claim arising under or in connection with the Old Subordinated Notes.

            1.82. SUBORDINATED NOTES AGENT means Morgan Stanley Senior Funding, Inc., as administrative agent under the Old Bridge Agreement, or any successor agent appointed in accordance with such agreement.

            1.83. SUBSIDIARIES means Choice One Communications of Connecticut Inc., Choice One Communications of Maine Inc., Choice One Communications of Massachusetts Inc., Choice One of New Hampshire Inc., Choice One Communications of New York Inc., Choice One Communications of Ohio Inc., Choice One Communications of Pennsylvania Inc., Choice One Communications of Rhode Island Inc., Choice One Communications of Vermont Inc., Choice One Communications of Virginia Inc., Choice One Communications International Inc., Choice One Communications Services Inc., Choice One Online Inc., US Xchange Inc., US Xchange of Illinois, LLC, US Xchange of Indiana, LLC, US Xchange of Michigan, LLC, and US Xchange of Wisconsin, LLC.

            1.84. U.S. TRUSTEE means the United States Trustee appointed under section 581, title 28, United States Code to serve in the Southern District of New York.

            1.85. VOTING AGENT means Financial Balloting Group LLC, or such other entity as designated by the Debtors.

B. Interpretation; Application of Definitions and Rules of Construction.

            Unless otherwise specified, all section, schedule or exhibit references in this Plan of Reorganization are to the respective section in, article of, or schedule or exhibit to, this Plan of Reorganization or the Plan of Reorganization Supplement, as the same may be amended, waived or modified from time to time. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to this Plan of Reorganization as a whole and not to any particular section, subsection or clause contained in this Plan of Reorganization. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of this Plan of Reorganization. The headings in this Plan of Reorganization are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

                                   SECTION 2

                            PROVISIONS FOR PAYMENT OF
                          ADMINISTRATIVE EXPENSE CLAIMS
                             AND PRIORITY TAX CLAIMS

            2.1. Administrative Expense Claims.

            On the Consummation Date, except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment of such Administrative Expense Claim, the Reorganized Debtors shall pay, in full satisfaction, settlement and release of and in exchange for such Allowed Administrative Expense Claim, to each holder of an Allowed Administrative Expense Claim, Cash in an amount equal to such Allowed Administrative Expense Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors or liabilities arising under loans or advances to or other obligations incurred by the Debtors (other than the DIP Obligations, which will be paid and satisfied in full on the Consummation Date) shall be assumed and paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing or other documents relating to such transactions.

            2.2. Professional Compensation and Reimbursement Claims.

            All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred during the Reorganization Cases through and including the Confirmation Date pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code
shall (i) file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by a date no later than the date that is sixty
(60) days after the Confirmation Date or by such other date as may be fixed by the Bankruptcy Court and (ii) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court (A) on the date on which such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable, or (B) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Reorganized Debtors. Notwithstanding the foregoing, the reasonable fees and expenses incurred prior to, on or after the Petition Date by Akin Gump Strauss Hauer & Feld, LLP, as counsel to the Ad Hoc Committee of Subordinated Noteholders, Jefferies & Company, Inc., as financial advisor to the Ad Hoc Committee of Subordinated Noteholders, Shearman & Sterling LLP, as counsel to the Steering Committee of Senior Lenders, FTI Consulting, Inc. as financial advisors to the Pre-Petition Agent, Sidley Austin Brown & Wood LLP, as counsel to the Pre-Petition Agent, and O'Melveny & Meyers LLP, as counsel to Wachovia Bank, NA, shall be paid by the Debtors or the Reorganized Debtors as Administrative Expense Claims in the ordinary course of the Debtors' business, consistent with (i) the terms and provisions of any agreement relating to same, and (ii) those provisions for "adequate protection" set forth in the DIP Credit Agreement and any order approving same, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court. If the Debtors or the Reorganized Debtors and any such professional cannot agree on the amount of fees and expenses to be paid to such party, the amount of fees and expenses shall be determined by the Bankruptcy Court.

            2.3. Priority Tax Claims.

            On the Consummation Date, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment of such Allowed Priority Tax Claim, the Reorganized Debtors shall pay, in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, to each holder of an Allowed Priority Tax Claim (i) Cash in an amount equal to such Allowed Priority Tax Claim or (ii) equal annual Cash payments commencing on the Consummation Date in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 5%, over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Priority Tax Claim. All Allowed Priority Tax Claims which are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. There will not be a bar date for Priority Tax Claims.

                                   SECTION 3

                            CLASSIFICATION OF CLAIMS
                              AND EQUITY INTERESTS

            The Plan is premised upon the substantive consolidation of the Debtors for Plan purposes only. Accordingly, for Plan purposes, the assets and liabilities of the Debtors are deemed the assets and liabilities of a single, consolidated entity and no value is ascribed to the stock of the Subsidiaries. The categories of claims and equity interests listed below, other than Administrative Expense Claims and Priority Tax Claims, are classified for all purposes, including voting, confirmation, and distribution pursuant to the Plan of Reorganization, as follows:

CLASS                 DESIGNATION                         IMPAIRMENT               ENTITLED TO VOTE
-----                 -----------                         ----------               ----------------
Class 1            Priority Non-Tax Claims                Unimpaired            No (deemed to accept)

Class 2            Senior Debt Claims                     Impaired              Yes
Class 3            Subordinated Note Claims               Impaired              Yes
Class 4            Other Secured Claims                   Unimpaired            No (deemed to accept)
Class 5            General Unsecured Claims               Unimpaired            No (deemed to accept)
Class 6            Old Preferred Stock Interests          Impaired              No (deemed to reject)
Class 7            Old Common Stock Interests             Impaired              No (deemed to reject)
Class 8            Old Warrants                           Impaired              No (deemed to reject)

                                   SECTION 4

                       PROVISIONS FOR TREATMENT OF CLAIMS
                              AND EQUITY INTERESTS

            4.1. Priority Non-Tax Claims (Class 1).

            (a) Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

            (b) Distributions. On the Consummation Date, except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment of such Allowed Priority Non-Tax Claim, each Allowed Priority Non-Tax Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Consummation Date shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

            4.2. Senior Debt Claims (Class 2)

            (a) Impairment and Voting. Class 2 is impaired by the Plan. Each holder of an Allowed Senior Debt Claim is entitled to vote to accept or reject the Plan.

            (b) Distributions. Each Senior Debt Claim constitutes an Allowed Senior Debt Claim. On the Consummation Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Senior Debt Claim agrees to a less favorable treatment of such Allowed Senior Debt Claim, and in order to give effect to the priority of payment set forth in
Section 5.5 of the Old Credit Agreement,

                  (1) each holder of an Allowed Senior Debt Claim arising under the Term D Loan (as defined in the Old Credit Agreement) shall receive on account of such Claim New Notes that shall be all Term Loan A Notes (as defined and on the terms set forth in the Exit Facility term sheet annexed to the Disclosure Statement as Exhibit 6) in face value (including all principal and interest accrued thereon) equal to the full amount of such Allowed Senior Debt Claim; provided, that each holder may elect instead to receive its Pro Rata Distribution; and

                  (2) each holder of a Allowed Senior Debt Claim arising under Term C Loan Deferred Interest (as defined in the Old Credit Agreement) shall receive on account of such Claim New Notes that shall be all Term Loan B Notes (as defined and on terms set forth in the Exit Facility term sheet annexed to the Disclosure Statement as Exhibit 6) in face value equal to the full amount of such Allowed Senior Debt Claim; provided, that each holder may elect instead to receive its Pro Rata Distribution; and

                  (3) each other holder of an Allowed Senior Debt Claim arising under the Old Credit Agreement shall receive on account of such Claim such holder's Pro Rata Distribution of New Term Loan C Notes (as defined and on the terms set forth in the Exit Facility term sheet annexed to the Disclosure Statement as Exhibit 6) and New Common Stock.

            Notwithstanding any provision of the Plan of Reorganization to the contrary, in no event shall the holders of Allowed Senior Debt Claims receive, in the aggregate, in excess of (a) 18 million shares of New Common Stock, representing 90% (subject to dilution from the Incentive Plan and from the New Warrants) of the New Common Stock distributed pursuant to the Plan of Reorganization and (b) New Notes in the aggregate principal amount of $175 million.

            Each holder of a Senior Debt Claim that elects to receive any portion of its distribution in New Common Stock may elect, on its Election Form, to receive any portion of its New Common Stock in the form of New Class B Common Stock.

            4.3. Subordinated Note Claims (Class 3)

            (a) Impairment and Voting. Class 3 is impaired by the Plan. Each holder of an Allowed Subordinated Note Claim is entitled to vote to accept or reject the Plan.

            (b) Distributions. Each Subordinated Note Claim constitutes an Allowed Subordinated Note Claim. On the Consummation Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Subordinated Note Claim agrees to a less favorable treatment of such Allowed Subordinated Note Claim, each holder of an Allowed Subordinated Note Claim shall receive its Ratable Proportion of (i) the New Warrants and (ii) 2 million shares of New Common Stock, representing 10% (subject to dilution by the Incentive Plan and the New Warrants) of the New Common Stock distributed pursuant to the Plan of Reorganization.

            4.4. Other Secured Claims (Class 4).

            (a) Impairment and Voting. Class 4 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

            (b) Distributions. On the Consummation Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Other Secured Claim agrees to less favorable treatment of such Allowed Other Secured Claim, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default. All Allowed Other Secured Claims which are not due and payable on or before the Consummation Date shall, at Choice One's option, be (i) paid in the ordinary course of business in accordance with the terms and conditions of any agreement related thereto, or (ii) by transfer of the property securing the Allowed Other Secured Claim to the holder of such Claim.

            4.5. General Unsecured Claims (Class 5).

            (a) Impairment and Voting. Class 5 is unimpaired by the Plan. Each holder of an Allowed General Unsecured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

            (b) Distributions. On the Consummation Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment of such Allowed General Unsecured Claim, each Allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Allowed General Unsecured Claims which are not due and payable on or before the Consummation Date shall be paid thereafter in the ordinary course of business in accordance with the terms of any agreement that governs such General Unsecured Claim or in accordance with the course of practice between the Debtors and such holder with respect to such Claim. The Debtors reserve their rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Consummation Date.

            4.6. Old Preferred Stock Interests (Class 6).

            (a) Impairment and Voting. Class 6 is impaired by the Plan. Each holder of an Allowed Old Preferred Stock Interest is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

            (b) Distributions. The holders of Old Preferred Stock Interests shall not receive any distribution on account of such interests. Each Old Preferred Stock Interest constitutes an Allowed Old Preferred Stock Interest. On the Consummation Date, the Allowed Old Preferred Stock Interests shall be cancelled, and the holders of the Allowed Old Preferred Stock Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Old Preferred Stock Interests.

            4.7. Old Common Stock Interests (Class 7).

            (a) Impairment and Voting. Class 7 is impaired by the Plan. Each holder of an Allowed Old Common Stock Interest is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

            (b) Distributions. The holders of Old Common Stock Interests shall not receive any distribution on account of such interests. Each Old Common Stock Interest constitutes an Allowed Old Common Stock Interest. On the Consummation Date, the Allowed Old Common Stock Interests shall be cancelled, and the holders of the Allowed Old Common

Stock Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Old Common Stock Interests.

            4.8. Old Warrants (Class 8).

            (a) Impairment and Voting. Class 8 is impaired by the Plan. Each holder of an Allowed Old Warrant is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

            (b) Distributions. The holders of Old Warrants shall not receive any distribution on account of such interests. Each Old Warrant constitutes an Allowed Old Warrant. On the Consummation Date, the Allowed Old Warrants shall be cancelled, and the holders of the Allowed Old Warrants shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Old Warrants.

                                   SECTION 5

                       IDENTIFICATION OF CLASSES OF CLAIMS
                      AND INTERESTS IMPAIRED; ACCEPTANCE OR
                    REJECTION OF THIS PLAN OF REORGANIZATION

            5.1. Holders of Claims and Equity Interests Entitled to Vote.

            Each of Class 1 (Priority Non-Tax Claims), Class 4 (Other Secured Claims) and Class 5 (General Unsecured Claims) is unimpaired by the Plan of Reorganization and the holders of Allowed Claims in each of such Classes are conclusively presumed to have accepted the Plan of Reorganization and are not entitled to vote to accept or reject this Plan of Reorganization.

            Each of Class 2 (Senior Debt Claims) and Class 3 (Subordinated Note Claims) is impaired and the holders of Allowed Senior Debt Claims and Allowed Subordinated Note Claims are entitled to vote to accept or reject this Plan of Reorganization.

            Each of Class 6 (Old Preferred Stock Interests), Class 7 (Old Common Stock Interests) and Class 8 (Old Warrants) is impaired by the Plan of Reorganization and the holders of Class 6 (Old Preferred Stock Interests), Class 7 (Old Common Stock Interests) and Class 8 (Old Warrants), are conclusively presumed to have rejected this Plan of Reorganization and are not entitled to vote to accept or reject this Plan of Reorganization.

            5.2. Nonconsensual Confirmation.

            If any impaired Class of Claims entitled to vote shall not accept the Plan of Reorganization by the requisite majorities provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan of Reorganization or undertake to have the Bankruptcy Court confirm the Plan of Reorganization under section 1129(b) of the Bankruptcy Code or both. With respect to impaired Classes of Claims that are deemed to reject the Plan of Reorganization, the Debtors shall request that the Bankruptcy Court confirm the Plan of Reorganization pursuant to section 1129(b) of the Bankruptcy Code.

                                   SECTION 6

                             MEANS OF IMPLEMENTATION

            6.1. Substantive Consolidation.

            The Plan of Reorganization is premised upon the substantive consolidation of the Debtors for Plan purposes only. Accordingly, on the Consummation Date, all of the Debtors and their Estates shall, for Plan purposes only, be deemed merged and (i) all assets and liabilities of the Debtors shall be deemed merged, (ii) all intercompany claims by, between and among the Debtors shall be eliminated by either offset, the contribution of such claims, or otherwise, in a tax efficient manner (as determined by the Debtors), (iii) all guaranties of any Debtor of the payment, performance, or collection of obligations of any other Debtor shall be eliminated and canceled, (iv) all joint obligations of two or more Debtors, and all multiple claims against such entities on account of such joint obligations, shall be considered a single claim against the Debtors, and (v) any claim filed in the Reorganization Cases of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Consummation Date. Such substantive consolidation shall not (other than for Plan voting, treatment, and distribution purposes) affect (a) the legal and corporate structures of the Debtors or (b) the equity interests in the Subsidiaries.

            6.2. Exit Facility and Issuance of New Notes.

            On the Consummation Date, the New Credit Agreement Documents shall be executed and delivered and the Debtors or the Reorganized Debtors are authorized to issue the New Notes and to execute, deliver and enter into the New Credit Agreement Documents without the need for any further corporate action and without further action by the holders of Claims or Equity Interests.

            6.3. Issuance of New Securities.

            The issuance of the New Common Stock and New Warrants by Reorganized Choice One is authorized without the need for any further corporate action or without any further action by a holder of Claims or Equity Interests in the Debtors. On the Consummation Date, or as soon thereafter as is reasonably practicable: (a) 90% of the New Common Stock distributed pursuant to the Plan of Reorganization shall be issued to the holders of the Allowed Senior Debt Claims;
(b) 10% of the New Common Stock distributed pursuant to the Plan of Reorganization shall be issued to the holders of Allowed Subordinated Note Claims; and (c) all the New Warrants distributed pursuant to the Plan of Reorganization shall be issued to the holders of the Allowed Subordinated Note Claims.

            6.4. Warrant Agreement, Registration Rights Agreement and Stockholders Agreement.

            On the Consummation Date, the Warrant Agreement shall have been executed and delivered by Reorganized Choice One and the other parties thereto, the Registration Rights Agreement shall have been executed and delivered by Reorganized Choice One and the other parties thereto and the Stockholders Agreement shall have been executed and delivered by

Reorganized Choice One and the other parties thereto. Each recipient of New Common Stock or New Warrants pursuant to the Plan of Reorganization will be bound by the Registration Rights Agreement and the Stockholders Agreement, regardless of whether such Person has signed such agreement, and no certificates will be issued to any Person until such Person has signed the Registration Rights Agreement and the Stockholders Agreement.

            6.5. Cancellation of Existing Securities and Agreements.

            On the Consummation Date, the Old Credit Agreement, the Old Subordinated Note Documents, the Old Preferred Stock Interests, the Old Common Stock Interests, the Old Warrants or any other agreements or commitments, contractual or otherwise, obligating the Debtors to issue, transfer or sell Old Preferred Stock Interests, Old Common Stock Interests, Old Warrants or any other Equity Interests of the Debtors shall be cancelled. The Old Subordinated Note Documents and the Old Credit Agreement shall continue in effect solely for the purposes of allowing holders of the Senior Debt Claims and Subordinated Note Claims to receive their distributions hereunder.

            6.6. Corporate Action.

            (a) Restated Charters and Restated Bylaws. The Restated Charters and Restated Bylaws shall be adopted effective as of the Consummation Date. On or about the Consummation Date, each Reorganized Debtor shall file its Restated Charter with the Secretary of State of its respective jurisdiction of incorporation or organization.

            (b) Board of Directors of Reorganized Choice One. On the Consummation Date, the operation of Reorganized Choice One shall become the general responsibility of its Board of Directors, subject to, and in accordance with, its Restated Charter and Restated Bylaws. The initial Board of Directors of Reorganized Choice One shall consist of seven members (i) five of whom shall be selected by the holders of a majority of the Senior Debt Claims (other than those who elect to receive New Common Stock in the form of New Class B Common Stock), (ii) one of whom shall be Reorganized Choice One's Chief Executive Officer and (iii) one of whom shall be designated by the holders of a majority of the Old Subordinated Notes. The initial members of the Board of Directors of Reorganized Choice One shall be disclosed in the Plan of Reorganization Supplement or such other filing as may be made with the Bankruptcy Court prior to the Consummation Date. The Board of Directors of the other Debtors shall be as set forth in the Plan of Reorganization Supplement or such other filings as may be made with the Bankruptcy Court prior to the Consummation Date.

            (c) Officers of the Reorganized Debtors The initial officers of the Reorganized Debtors shall be disclosed in a filing to be made with the Bankruptcy Court prior to the Consummation Date. The selection of officers of the Reorganized Debtors after the Consummation Date shall be as provided in their respective Restated Charters and Restated Bylaws or other organizational documents of the Reorganized Debtors.

                                   SECTION 7

                       PROVISIONS GOVERNING DISTRIBUTIONS

            7.1. Date of Distributions.

            Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Consummation Date or as soon as reasonably practicable thereafter and deemed made on the Consummation Date. In the event that any payment or act under this Plan of Reorganization is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

            7.2. Disbursing Agent.

            All distributions under this Plan of Reorganization shall be made by the Reorganized Debtors as Disbursing Agent or such other entity designated by the Reorganized Debtors as a Disbursing Agent on the Consummation Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

            7.3. Record Date for Distributions to Holders of Old Senior Notes and Old Subordinated Notes.

            At the close of business on the Distribution Record Date, the transfer ledgers or registers for the Old Senior Notes and the Old Subordinated Notes shall be closed, and there shall be no further changes in the record holders of such notes. Reorganized Choice One and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such notes occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers or registers for the Old Senior Notes and Old Subordinated Notes as of the close of business on the Distribution Record Date.

            7.4. Delivery of Distributions.

            Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth on the books and records of the Debtors or their agents, unless the Debtors or the Reorganized Debtors, as applicable, have been notified in writing of a change of address. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Consummation Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors, and the claim of any other holder to such property or interest in property shall be discharged and forever barred; provided, that any unclaimed distribution of a Senior Lender shall be distributed to the New Credit Agreement Agent to be proportionally re-allocated to the other holders of Senior Debt Claims; and provided, further, that any unclaimed distribution of a holder of Old Subordinated Note Claims shall be distributed to the Subordinated Notes Agent to be proportionally re-allocated to the other holders of Subordinated Note Claims.

            7.5. Manner of Payment Under Plan of Reorganization.

            (a) All distributions of New Common Stock to the creditors of the Debtors under the Plan of Reorganization shall be made by Reorganized Choice One (determined without regard to section 6.1 hereof) on behalf of the Reorganized Debtors. Where the applicable Reorganized Debtor is a subsidiary of Reorganized Choice One, Reorganized Choice One shall be treated as making a capital contribution, either directly or indirectly, to the applicable Reorganized Debtor of an amount of New Common Stock to be distributed to the creditors of such Debtor, but only at such time as, and to the extent that, the amounts are actually distributed to holders of Allowed Claims. Any distributions that revert to Reorganized Choice One or are otherwise canceled (such as to the extent any distributions have not been claimed within one year or are forfeited pursuant to section 7.3 hereof) shall revest solely in Reorganized Choice One and any applicable Reorganized Debtor (other than Reorganized Choice One) shall not have (nor shall it be considered to ever have had) any ownership interest in the amounts distributed.

            (b) At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

            7.6. Fractional Shares.

            No fractional shares of New Common Stock or New Warrants or Cash in lieu thereof shall be distributed. For purposes of distribution, fractional shares of New Common Stock or New Warrants of 1/2 or more shall be rounded up to the next whole number and of less than 1/2 shall be rounded down to the next whole number.

            7.7. Setoffs and Recoupment.

            The Debtors may, but shall not be required to, setoff against, or recoup from, any Claim and the payments to be made pursuant to the Plan of Reorganization in respect of such Claim (other than the Senior Debt Claims and Subordinated Note Claims), any claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim it may have against such claimant.

            7.8. Distributions After Consummation Date.

            Distributions made after the Consummation Date to holders of Disputed Claims that are not Allowed Claims as of the Consummation Date but which later become Allowed Claims shall be deemed to have been made on the Consummation Date.

            7.9. Rights and Powers of Disbursing Agent.

            (a) Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under this Plan of Reorganization, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to this Plan of Reorganization, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

            (b) Expenses Incurred On or After the Consummation Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Consummation Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

            7.10. Exculpation.

            The Debtors, the Reorganized Debtors, the Steering Committee of Senior Lenders, the Senior Lenders, the Pre-Petition Agent, the DIP Agent, the New Credit Agreement Agent, the Subordinated Notes Agent, and the holders of Subordinated Note Claims, and their respective members, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons) shall have no liability to any holder of any Claim or Equity Interest or any other Person for any act or omission in connection with, arising out of, or relating to, the Disclosure Statement, this Plan of Reorganization, the solicitation of votes for and the pursuit of confirmation of this Plan of Reorganization, the consummation of this Plan of Reorganization, or the administration of the Reorganization Cases, this Plan of Reorganization or the property to be distributed under the Plan of Reorganization, except for willful misconduct, gross negligence or breach of fiduciary duty that results in a personal profit at the expense of the Estates, as determined by a Final Order and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan of Reorganization. Nothing in this section shall limit the liability of the Debtors' professionals to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility.

            7.11. Exemption from Securities Laws.

            The issuance of the New Common Stock, the New Notes and the New Warrants pursuant to the Plan of Reorganization shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code in the case of the New Common Stock and the New Warrants and section 4(2) of the Securities Act in the case of the New Notes.

            7.12. Allocation of Plan Distributions Between Principal and
Interest.

            Distributions in respect of Allowed Claims in Class 3 shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

                                   SECTION 8

                        PROCEDURES FOR TREATING DISPUTED
                       CLAIMS UNDER PLAN OF REORGANIZATION

            8.1. Disputed Claims/Process.

            Holders of Claims, Equity Interests and Administrative Expense Claims need not file proofs of claim with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan of Reorganization. On and after the Consummation Date, except as otherwise provided herein, all valid Claims shall be paid in the ordinary course of business of the Reorganized Debtors. If the Debtors dispute any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Reorganization Cases had not been commenced and shall survive the Consummation Date as if the Reorganization Cases had not been commenced, provided, however, that the Debtors may elect, at their sole option, to object under section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a holder of a Claim.

            8.2. Objections to Claims.

            Except insofar as a Claim is Allowed hereunder, the Reorganized Debtors shall be entitled to object to Claims. Any objections to Claims shall be served and filed on or before the latest of (a) sixty (60) days after the Consummation Date, (b) forty-five (45) days after a Claim is filed with the Bankruptcy Court or (c) such date as may be fixed by the Bankruptcy Court.

            8.3. No Distributions Pending Allowance.

            Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

            8.4. Distributions After Allowance.

            To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan of Reorganization. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan of Reorganization as of the Consummation Date, without any interest to be paid on account of such Claim.

                                   SECTION 9

                             TREATMENT OF EXECUTORY
                         CONTRACTS AND UNEXPIRED LEASES

            9.1. Assumed Contracts and Leases.

            Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan of Reorganization, as of the Consummation Date, the Debtors shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Confirmation Date or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, filed as part of the Plan of Reorganization. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Consummation Date.

            9.2. Payments Related to Assumption of Contracts and Leases.

            Any monetary amount by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be. With respect to valid and signed interconnection agreements to which the Debtors are party and which have not terminated by their own terms (the "Interconnection Agreements"), or tariffs under which the Debtors operate, nothing herein shall constitute an admission that such tariffs or agreements constitute executory contracts. All disputed charges under such Interconnection Agreements shall be resolved in accordance with the terms of such agreements and any tariffs or regulations governing such disputes.

            9.3. Rejected Contracts and Leases.

            Except as otherwise provided herein or in any contract, instrument, release, indenture or other agreement or document entered into in connection with this Plan of Reorganization, none of the executory contracts and unexpired leases to which the Debtors are a party shall be rejected hereunder; provided, however, that the Debtors reserve the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which the Debtors are a party.

            9.4. Compensation and Benefit Plans.

            Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and Benefit Plans of the Debtors, including Benefit Plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed hereunder. The Debtors' obligations under such plans and programs shall survive confirmation of this Plan of Reorganization, except for (i) executory contracts or Benefit Plans specifically rejected pursuant to this Plan of Reorganization (to the extent such rejection does not violate sections 1114 and 1129(a) (13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract. In addition, Choice One may, prior to the Confirmation Date, enter into employment agreements with key employees that may become effective on or prior to the Consummation Date and survive consummation of this Plan of Reorganization. Any such agreements will be annexed to the Plan of Reorganization Supplement or otherwise filed with the Bankruptcy Court and will be subject to the prior written approval of the Pre-Petition Agent, New Credit Agreement Agent, the Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders.

            9.5. Employee / Management Incentive Plan.

            On the Consummation Date, 304,569 shares of New Class A Common Stock will be reserved for the issuance of restricted stock or restricted stock units, and 956,760 shares of New Class A Common Stock will be reserved for the issuance of stock options, pursuant to the Incentive Plan. Such shares, units and options may be allocated by the Debtors, and the terms thereof (including vesting schedules, eligibility criteria, performance targets and strike prices for options) may be established, prior to the Consummation Date with the prior written approval of the Pre-Petition Agent, New Credit Agreement Agent, the Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders. To the extent such shares, units and options are not allocated and the terms thereof are not established by the Debtors prior to the Consummation Date, decisions regarding their allocation and the terms thereof will be made by the Board of Directors of Reorganized Choice One or a committee thereof.

                                   SECTION 10

                             CONDITIONS PRECEDENT TO
                                CONSUMMATION DATE

            10.1. Conditions Precedent to Consummation Date of Plan of Reorganization.

            The occurrence of the Consummation Date of this Plan of Reorganization is subject to satisfaction of the following conditions precedent:

            (a) Confirmation Order. The Clerk of the Bankruptcy Court shall have entered the Confirmation Order and the same shall have become a Final Order. The

Confirmation Order shall be in form and substance reasonably satisfactory to the Pre-Petition Agent, the DIP Agent, the New Credit Agreement Agent, the Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders.

            (b) Execution and Delivery of Other Documents. All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan of Reorganization, including without limitation the Warrant Agreement and the New Warrants issued thereunder and the documents comprising the exhibits to the Plan of Reorganization Supplement that are necessary for the effectuation of the Plan, shall have been duly and validly executed and delivered by the parties thereto in form and substance reasonably acceptable to the Pre-Petition Agent, the DIP Agent, the New Credit Agreement Agent, the Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders, and all conditions to their effectiveness shall have been satisfied or waived.

            (c) Regulatory Approvals. The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are necessary to implement the Plan and that are required by law, regulations or order.

            10.2. Waiver of Conditions Precedent.

            Each of the conditions precedent in section 10.1 hereof may be waived, in whole or in part, by the Debtors. None of the conditions precedent in section 10.1 hereof may be waived without the prior written consent of the Pre-Petition Agent, the Steering Committee of Senior Lenders and the Ad Hoc Committee of Subordinated Noteholders, which consent shall not be unreasonably withheld. Except as provided in this section 10.2, any such waivers of a condition precedent in section 10.1 hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action.

                                   SECTION 11

                             EFFECT OF CONFIRMATION

            11.1. Vesting of Assets.

            On the Consummation Date, the Debtors, their properties and interests in property and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the Debtors' Estates shall vest in the Reorganized Debtors. From and after the Consummation Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of this Plan of Reorganization.

            11.2. Binding Effect.

            Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Consummation Date, on and after the Confirmation Date, the provisions of this Plan of Reorganization shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan of Reorganization and whether or not such holder has accepted the Plan of Reorganization. This Plan of Reorganization shall be also be binding upon the Debtors and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

            11.3. Discharge of Debtors.

            Except to the extent otherwise provided herein, the treatment of all Claims against or Equity Interests in the Debtors hereunder shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or Equity Interests in the Debtors of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against their Estates or properties or interests in property. Except as otherwise provided herein, upon the Consummation Date, all Claims against and Equity Interests in the Debtors will be satisfied, discharged and released in full exchange for the consideration provided hereunder. At the request of the New Credit Agreement Agent at any time, the Debtors or Reorganized Debtors will have the right to file termination statements for any Liens released pursuant to this Plan of Reorganization. Except as otherwise provided herein, all Persons or entities shall be precluded from asserting against the Debtors or the Reorganized Debtors or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Consummation Date.

            11.4. Injunctions.

            (a) Except as otherwise expressly provided in the Plan of Reorganization and the New Credit Agreement Documents, all Persons or entities who have held, hold or may hold Claims or Equity Interests are permanently enjoined, from and after the Consummation Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any of the Reorganized Debtors, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor or against the property or interests in property of any Reorganized Debtor with respect to any such Claim or Equity Interest, and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganized Debtor or against the property or interests in property of any Reorganized Debtor, with respect to any such Claim or Equity Interest.

            (b) Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Consummation Date.

            11.5. Indemnification Obligations.

            Subject to the occurrence of the Consummation Date, the obligations of the Debtors as of the Petition Date to indemnify, defend, reimburse or limit the liability of directors or officers who were directors or officers of the Debtors on or after the Petition Date, respectively, against any claims or causes of action as provided in the Debtors' certificates of incorporation, bylaws or other organizational documents or applicable state law, shall survive confirmation of this Plan of Reorganization, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the Petition Date.

            11.6. Limited Release.

            On the Consummation Date, the Debtors and the Reorganized Debtors hereby release the officers and directors of the Debtors holding office as of the Petition Date, the Senior Lenders, the Pre-Petition Agent, the DIP Agent, the Subordinated Notes Agent, and the holders of Old Subordinated Note Claims, and each of their respective principals, employees, agents, officers, directors, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons or entities), affiliates and representatives (all of the aforementioned released parties, the "Released Parties") from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Consummation Date, in law, at equity, or otherwise (except for willful misconduct, gross negligence, or breach of fiduciary duty that results in a personal profit at the expense of the Estates, as determined by a Final Order), that the Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or that any holder of a Claim or Equity Interest or other Person or entity would have been able to assert on behalf of the Debtors based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence, related to the Debtors, taking place on or before the Consummation Date other than any Claims that the Debtors or the Reorganized Debtors may have against any Released Party with respect to the reimbursement of taxes in connection with the non-payment of certain nonrecourse loans.

            In consideration for the distributions received under the Plan of Reorganization, the Senior Lenders, the Pre-Petition Agent, the DIP Agent, the Subordinated Notes Agent, and the holders of Subordinated Note Claims (the "Releasing Parties") shall be deemed to have released, remised and forever discharged the Debtors and the Reorganized Debtors, their stockholders, directors, officers, agents, employees, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons or entities), affiliates and representatives, each as of the Petition Date, from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Consummation Date, in law, at equity, or otherwise (except for willful misconduct, gross negligence, or breach of fiduciary duty that results in a personal profit at the expense of the Estates, as determined by a Final Order), that the Releasing Parties would have been legally entitled to assert in their own right (whether individually or collectively) based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence, related to the Debtors, taking place on or before the Consummation Date. Nothing herein shall be deemed to release any rights, claims or interests that any Person may be receiving or retaining pursuant to the Plan of Reorganization or the New Credit Agreement Documents on or after the Consummation Date.

                                   SECTION 12

                                WAIVER OF CLAIMS

            12.1. Avoidance Actions.

            Effective as of the Consummation Date, except as expressly provided herein, including, without limitation, section 11.6 hereof, the Debtors waive the right to prosecute any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code that belong to the Debtors or Debtors in Possession.

                                   SECTION 13

                            RETENTION OF JURISDICTION

            The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Reorganization Cases and this Plan of Reorganization pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

            (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom; provided that disputes arising under Interconnection Agreements (as defined in section 9.2 hereof) shall be resolved in accordance with the terms of those agreements and any applicable regulations related thereto.

            (b) To determine any and all adversary proceedings, applications and contested matters.

            (c) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein.

            (d) To hear and determine any timely objections to Claims or Equity Interests, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim, in whole or in part.

            (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.

            (f) To issue such orders in aid of execution of this Plan of Reorganization, to the extent authorized by section 1142 of the Bankruptcy Code.

            (g) To consider any amendments to or modifications of this Plan of Reorganization, or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

            (h) To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

            (i) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of this Plan of Reorganization, the Confirmation Order, the Warrant Agreement, the documents comprising the Plan of Reorganization Supplement, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing, other than the New Credit Agreement and the New Credit Agreement Documents.

            (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

            (k) To hear any other matter not inconsistent with the Bankruptcy Code.

            (l) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under section 11.3 hereof.

            (m) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of this Plan of Reorganization.

            (n) To enter a final decree closing the Reorganization Cases.

                                   SECTION 14

                            MISCELLANEOUS PROVISIONS

            14.1. Payment of Statutory Fees.

            All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Consummation Date.

            14.2. Administrative Expenses Incurred After the Confirmation Date.

            Administrative expenses incurred by the Debtors or the Reorganized Debtors after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

            14.3. Amendment or Modification of the Plan of Reorganization.

            Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan of Reorganization may be proposed in writing by the Debtors, with the prior written consent of the Pre-Petition Agent, the DIP Agent, the New Credit Agreement Agent, the Ad Hoc Committee of Subordinated Noteholders and the Steering Committee of Senior Lenders, at any time prior to or after the Confirmation Date, but prior to the Consummation Date. Holders of Claims or Equity Interests that have accepted the Plan of Reorganization shall be deemed to have accepted the Plan of Reorganization, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

            14.4. Section 1125(e) of the Bankruptcy Code.

            As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances of this Plan of Reorganization in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors, the Senior Lenders, the Pre-Petition Agent, the DIP Agent, the New Credit Agreement Agent, and each holder of the Subordinated Note Claims (and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under this Plan of Reorganization, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of this Plan of Reorganization or the offer and issuance of securities under this Plan of Reorganization.

            14.5. Compliance with Tax Requirements.

            In connection with the consummation of this Plan of Reorganization, the Debtors shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

            14.6. Exemption from Transfer Taxes.

            Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under or in connection with the Plan of Reorganization, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan of Reorganization, including the New Credit Agreement Documents and New Common Stock and New Warrants, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan of Reorganization shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

            14.7. Severability of Plan Provisions.

            In the event that, prior to the Confirmation Date, any term or provision of this Plan of Reorganization is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

            14.8. Governing Law.

            Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit to the Plan of Reorganization Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such Exhibit), the rights, duties and obligations arising under this Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

            14.9. Notices.

            All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                  Choice One Communications Inc.
                  100 Chestnut Street, Suite 600
                  Rochester, NY  14604
                  Attn:  Elizabeth McDonald, Esq.
                  Title:  Vice President and General Counsel
                  Telephone:  585-697-7972
                  Telecopier:  585-697-7805

                                     - and -

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York  10153
                  Attn:      Jeffrey L. Tanenbaum, Esq.
                  Telephone:  (212) 310-8000
                  Telecopier: (212) 310-8007

Dated:  [DATE], 2004

                               Respectfully submitted,

                               Choice One Communications Inc.

                               By:_______________________________
                               Name:   Ajay Sabherwal
                               Title:  Executive Vice President and
                                       Chief Financial Officer

COUNSEL:

______________________________________
Jeffrey L. Tanenbaum, Esq. (JT 9797)
Paul M. Basta, Esq. (PB 4434)
Weil, Gotshal & Manges LLP
Attorneys for the Debtors
767 Fifth Avenue
New York, New York  10153
(212) 310-8000

                          EXHIBIT A - Warrant Agreement

                         CHOICE ONE COMMUNICATIONS INC.

                                WARRANT AGREEMENT

            This WARRANT AGREEMENT is dated as of [_________], 2004 (this "Agreement") and entered into by and among CHOICE ONE COMMUNICATIONS INC., a Delaware corporation (the "Company"), and each of the holders of Warrants that is a party hereto (each, an "Initial Holder" and collectively, the "Initial Holders").

            WHEREAS, pursuant to a Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated [_________], 2004 (the "Plan"), each Initial Holder is entitled to receive from the Company, on the effective date of the Plan, the number of Series A Warrants and Series B Warrants set forth opposite such Initial Holder's name on Schedule A hereto;

            WHEREAS, the Company and the Initial Holders desire to set forth certain agreements related to the Series A Warrants and Series B Warrants;

            NOW, THEREFORE, the parties hereto agree as follows:

      SECTION 1. Definitions and Usage.

      (a) Definitions. The terms set forth below, when used herein, shall have the following meanings:

            "Agreement" has the meaning specified in the first paragraph of this Agreement.

            "Black Scholes Event" means (i) the acquisition by any person or group, in a tender offer or series of related tender offers made for all outstanding Common Stock, of 50.1% or more of the Common Stock, (ii) the consolidation, merger or combination of the Company with another person (other than a subsidiary of the Company) or (iii) a sale, lease or other disposition of all or substantially all of the Company's assets.

            "Black Scholes Valuation" means the value of a Warrant determined pursuant to the Black-Scholes formula set forth in Exhibit E hereto.

            "Common Stock" means collectively, the Class A Common Stock, par value [$0.01] per share, of the Company.

            "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

            "Company" means Choice One Communications Inc., a Delaware corporation, and any successor corporation.

            "Date of Issuance" means [-], regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by the Warrants shall be issued.

            "Exercise Price" means, in respect of a share of Warrant Stock at any date herein specified, the initial Exercise Price set forth in the relevant Warrant, as adjusted from time to time pursuant to Section 4 hereof.

            "Exercise Time" has the meaning specified in Section 3(b) of this Agreement.

            "Expiration Date" means the date seven years after the Date of Issuance of the Warrants.

            "Initial Holders" has the meaning specified in the first paragraph of this Agreement.

            "Liquidating Dividend" has the meaning specified in Section 6 of this Agreement.

            "Majority Warrant Holders" means, at any time, the Registered Holders of a majority of the Warrants outstanding at such time.

            "Options" means any rights or options to subscribe for or purchase Common Stock or Convertible Securities.

            "Organic Change" has the meaning specified in Section 5(b) of this Agreement.

            "Person" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

            "Plan" has the meaning specified in the second paragraph of this Agreement.

            "Public Offering" means a sale of equity securities of the Company in an underwritten (firm commitment) public offering registered under the Securities Act.

            "Registered Holder" means, with respect to any Warrant, the Person who is reflected as the Holder thereof on the register maintained by the Company for such purpose pursuant to Section 2, and "Registered Holders" at any time means all Registered Holders of Warrants then outstanding.

            "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

            "Series A Warrants" means Warrants, represented by Warrant Certificates substantially in the form of Exhibit A attached hereto, to purchase an aggregate of 657,567 shares of Common Stock at an exercise price of $13.50 per share.

            "Series B Warrants" means Warrants, represented by Warrant Certificates substantially in the form of Exhibit B attached hereto, to purchase an aggregate of 2,401,592 shares of Common Stock at an exercise price of $20.00 per share.

            "Stockholders Agreement" means the Stockholders Agreement, dated as of [-], 2004, among the Company and certain of the Company's stockholders.

            "Ten Percent Holder" means the beneficial owner of at least 10% of the outstanding Common Stock on the Date of Issuance. For purposes hereof, beneficial ownership shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

            "Warrant" or "Warrants" means the Series A and Series B Warrants.

            "Warrant Certificates" has the meaning specified in Section 2(a) of this Agreement.

            "Warrant Register" has the meaning specified in Section 2(b) of this Agreement.

            "Warrant Stock" means the shares of Common Stock or other securities issuable upon exercise of the Warrants.

      (b) Usage.

            (1) References to a document are to it as amended, waived and otherwise modified from time to time and references to a statute or other governmental rule are to it as amended and otherwise modified from time to time (and references to any provision thereof shall include references to any successor provision).

            (2) References to Sections or to Schedules or Exhibits are to sections hereof or schedules or exhibits hereto, unless the context otherwise requires.

            (3) The definitions set forth herein are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined.

            (4) The term "including" and correlative terms shall be deemed to be followed by "without limitation" whether or not followed by such words or words of like import.

            (5) The term "hereof" and similar terms refer to this Agreement as a whole.

            (6) The "date of" any notice or request given pursuant to this Agreement shall be determined in accordance with Section 13.

      SECTION 2. Issuance of Warrants.

      (a) Warrant Certificates. Concurrently with the execution and delivery of this Agreement, the Company shall execute and deliver to each Initial Holder a certificate or certificates, substantially in the form attached hereto as Exhibit A, evidencing the number of Series A Warrants set forth opposite such Initial Holder's name on Schedule A attached hereto and a certificate or certificates, substantially in the form attached hereto as Exhibit B, evidencing the number of Series B Warrants set forth opposite such Initial Holder's name on Schedule A attached hereto (collectively, the "Warrant Certificates"). The Warrant Certificates shall be dated the date of their issuance by the Company and shall be signed in the name of and on behalf of the Company by the Chairman of its Board of Directors, its Chief Executive Officer, President or a Vice President. Each such signature on the Warrant Certificates may be in the form of a facsimile or manual signature, and may be imprinted or otherwise reproduced on the Warrant Certificates.

      (b) Registration. The Company shall number and register the Warrant Certificates on the books of the Company to be maintained for such purpose (the "Warrant Register") as they are issued. The Company may deem and treat the Registered Holders as the absolute owners thereof for all purposes (notwithstanding any notation of ownership or other writing thereon made by anyone) and shall not be affected by any notice to the contrary.

      SECTION 3. Exercise of Warrants.

      (a) Exercise Period. Each Warrant may be exercised, in whole or in part, by the Registered Holder thereof at any time and from time to time, from the Date of Issuance until the Expiration Date.

      (b) Exercise Procedure.

            (1) A Warrant shall be deemed to have been exercised when the Company has received all of the following items (the "Exercise Time"):

                  (i) a completed Exercise Agreement, substantially in the form of Exhibit C attached hereto, executed by the Registered Holder and dated the actual date of the execution thereof;

                  (ii)  the Warrant Certificate representing such Warrant; and

                  (iii) payment in full in cash, by certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to the Company of the aggregate Exercise Price for the number of shares of Warrant Stock for which the Warrant is being exercised.

            (2) Certificates for shares of Warrant Stock purchased upon exercise of a Warrant shall be delivered by the Company to the Registered Holder within 10 business days after the date on which the Exercise Time occurs. Unless the Warrants represented by such Warrant Certificate have expired or have been exercised in full, the Company shall prepare a new Warrant Certificate, identical thereto, except in respect of the number of Warrants formerly represented by such Warrant Certificate which have not expired or been exercised and shall, within such 10 business day period, deliver such new Warrant Certificate to the Registered Holder.

            (3) The Warrant Stock issuable upon the exercise of a Warrant shall be deemed to have been issued to the Registered Holder at the Exercise Time, and the Registered Holder shall be deemed for all purposes to have become the record holder of such Warrant Stock at the Exercise Time.

            (4) The issuance of certificates for shares of Warrant Stock upon exercise of a Warrant shall be made without charge to the Registered Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Warrant Stock.

            (5) The Company shall not close its books against the transfer of the Warrants or of any share of Warrant Stock issued or issuable upon the exercise of the Warrants in any manner which interferes with the timely exercise of the Warrants. The Company shall from time to time take all such action as may be necessary to insure that the aggregate par value of all unissued shares of Warrant Stock issuable upon exercise of the Warrants (together with the aggregate par value of all shares of Warrant Stock issued under the Warrants) is at all times equal to or less than the aggregate Exercise Price for such shares.

            (6) The Company shall assist and cooperate with any Registered Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of a Warrant (including, without limitation, making any filings required to be made by the Company).

            (7) Notwithstanding any other provision hereof to the contrary, if an exercise of any portion of a Warrant is to be made in connection with a Public Offering or other transaction involving the Company or its stock, the exercise of any portion of the Warrants may, at the election of the Registered Holder thereof, be conditioned upon the consummation of the Public Offering or such transaction in which case such exercise shall not be deemed to be effective until the consummation of the Public Offering or such transaction, respectively.

            (8) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock as are issuable upon the exercise in full of all outstanding Warrants. All shares of Common Stock or other Warrant Stock which are so issuable shall, when issued upon exercise of the Warrant and paid for in accordance with the terms hereof, be duly and validly issued, fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof. The Company shall take all such actions as may be necessary to insure that all such shares of Common Stock and any other Warrant Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be promptly delivered by the Company upon each such issuance). The Company will use its reasonable best efforts to cause the Warrant Stock that is Common Stock to be listed, immediately upon such exercise, on any domestic securities exchange, if any, upon which shares of Common Stock are listed at the time of such exercise.

            (9) If the shares of Warrant Stock issuable by reason of exercise of any Warrant are convertible into or exchangeable for any other stock or securities of the Company, the Company shall, subject to the restrictions applicable to the conversion thereof, at the exercising Registered Holder's option and upon surrender of the Warrant by such Registered Holder as provided above together with any notice, statement or payment required to effect such conversion or exchange of Warrant Stock, deliver to such Registered Holder (or as otherwise specified by such Registered Holder) a certificate or certificates representing the stock or securities into which shares of Warrant Stock issuable by reason of such exercise are convertible or exchangeable, registered in such name or names and in such denomination or denominations as such Registered Holder has specified.

            (10) The Company shall at all times in good faith assist in the carrying out of all terms of the Warrants. Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under the Warrants.

            (11) No stockholder of the Company has or shall have any preemptive right to subscribe for the shares of Warrant Stock issuable pursuant to the Warrants.

      (c) Fractional Shares. The Company shall not be required to issue fractional shares of Warrant Stock upon the exercise of any Warrant. If more than one Warrant shall be presented for exercise in full at the same time by the same Registered Holder, the number of shares of Warrant Stock which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of shares of Warrant Stock issuable upon exercise of the Warrants so presented. As to any fraction of a share of Warrant Stock that would, except for the provisions of this Section 3, be issuable upon the exercise of any Warrants (or specified portion thereof), the Company may pay to the Registered Holder an amount in cash equal to the fair market value (as determined in good faith by the Company's Board of Directors) of the Warrant Stock so issuable, multiplied by such fraction.

      SECTION 4. Adjustment of Exercise Price and Warrant Stock.

      (a) If, at any time prior to the Expiration Date, the number of outstanding shares of Common Stock is (i) increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock or (ii) decreased by a combination of shares of Common Stock, then the Exercise Price shall be adjusted to a new amount equal to the product of (I) the Exercise Price in effect immediately prior to such event and (II) the quotient obtained by dividing (x) the number of shares of Common Stock outstanding immediately prior to such event by (y) the number of shares of Common Stock outstanding immediately after the event referred to in the foregoing clause (i) or (ii).

      (b) Upon each adjustment of the Exercise Price as provided in Section 4(a), the Registered Holders shall thereafter be entitled to subscribe for and purchase upon exercise of any Warrant, at the Exercise Price resulting from such adjustment, the number of shares of Warrant Stock (calculated to the nearest 1/100th of a share) equal to the product of (i) the number of shares of Warrant Stock issuable upon the exercise of the Warrant immediately prior to such adjustment and (ii) the quotient obtained by dividing (I) the Exercise Price in effect immediately prior to such adjustment by (II) the new Exercise Price resulting from such adjustment.

      (c) Each adjustment shall be determined as of the record date in the case of a dividend or distribution and upon the effective date in the case of a subdivision, combination or reclassification and shall be effective simultaneously with the consummation of any such action.

      SECTION 5. Black Scholes Event; Organic Change.

      (a) Black Scholes Event. If, at any time prior to [_____], 2006 [two years after the Date of Issuance], a Black Scholes Event shall occur, and as a result thereof the Common Stock is converted into the right to receive cash (and only cash), then the acquirer or the Company shall purchase each outstanding Warrant on the effective date of any such Black Scholes Event for an amount in cash equal to the greater of:

                  (i) the per share amount of cash consideration payable for the Common Stock reduced by the Exercise Price of such Warrant; or

                  (ii) the Black-Scholes Valuation of such Warrant, using (x) 50% stock volatility, (y) a time until expiration equal to the remaining life of the Warrant from the time the Black Scholes Event is consummated and (z) a risk free interest rate of 4.37%.

Examples of the calculation of the Black-Scholes Valuation of the Warrants are attached as Exhibit F hereto.

      In the event that a Black Scholes Event shall occur and the acquirer or the Company is obligated to purchase the outstanding Warrants pursuant to this
Section 5(a), the Company shall, contemporaneously with the notice of such event to the Company's stockholders, mail, or shall cause any such acquirer to mail (by registered or certified mail, postage prepaid), to each Registered Holder, notice of the occurrence of such Black Scholes Event. The notice provided to each Registered Holder shall set forth in reasonable detail the method used to calculate the purchase price for the outstanding Warrants. Following the occurrence of a Black Scholes Event and receipt by the Company at its principal office of a surrendered Warrant Certificate, the Company or the acquirer (as the case may be) shall promptly send to the Registered Holder of such Warrant Certificate a certified or official bank check payable to the order of the Registered Holder of such Warrant Certificate in an amount equal to the purchase price of the number of Warrants represented by such Warrant Certificate.

      (b) Other Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock (other than a transaction subject to Sections 4(a), 5 (a) or 6 hereof) is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Majority Warrant Holders) to insure that each of the Registered Holders of the Warrants shall thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Warrant Stock immediately theretofore acquirable and receivable upon the exercise of such Registered

Holder's Warrant, such shares of stock, securities or assets as may be issued or payable in connection with such Organic Change with respect to, or in exchange for, the number of shares of Warrant Stock immediately theretofore acquirable and receivable upon exercise of such Registered Holder's Warrant had such Organic Change not taken place. In any such case, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Majority Warrant Holders) with respect to the rights and interests of each of the holders of Warrants to insure that the provisions of this Agreement, including this Section 5 and Section 6 hereof, shall thereafter be applicable to the Warrants. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets has agreed to assume, by written instrument (in form and substance reasonably satisfactory to the Majority Warrant Holders), the obligation to deliver to each Registered Holder of Warrants such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Registered Holder may be entitled to acquire.

      (c) In the event that at any time, as a result of an adjustment made pursuant to Section 5(b), the Registered Holders of Warrant Certificates shall become entitled to purchase any securities of the Company other than, or in addition to, shares of Common Stock, thereafter the number or amount of such other securities so purchasable upon exercise of each Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in Section 4 and Section 5(b), and the provisions of Section 3 with respect to the shares of Common Stock shall apply on like terms to any such other securities.

      (d) The Company will not, by amendment of its certificate of incorporation or through any consolidation, combination, merger, reorganization, reclassification, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the Warrants, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Registered Holders against any dilution or other impairment that is in violation of the terms hereof.

      SECTION 6. Liquidating Dividends. If the Company declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles consistently applied), except for a stock dividend payable in shares of Common Stock, and under circumstances in which Section 5(a) hereof is not applicable (a "Liquidating Dividend"), then (a) the Company shall deposit in an escrow account at the time of payment thereof the Liquidating Dividend which would have been paid to the Registered Holder of any Warrant on the Warrant Stock had the Warrant been fully exercised immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends were determined and (b) such Liquidating Dividend shall be paid to such Registered Holder promptly after the exercise of the Warrant in the amount allocable to the Warrant Stock obtained upon exercise thereof.

      SECTION 7. Certificates; Notices; Failure and Defects.

      (a) Certificates. Upon the occurrence of any event requiring adjustment of the number of shares subject to the Warrants pursuant to Section 4 or Section 5(b), the Company shall mail to the Registered Holders (by registered or certified mail, postage prepaid) a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer of the Company, setting forth in reasonable detail the events requiring the adjustment and the method by which such proposed adjustment was calculated, specifying the adjusted number of shares subject to the Warrants and, if applicable, the adjusted Exercise Price after giving effect to the proposed adjustment.

      (b) Notices. If the Company, after the date hereof, shall propose to: (i) pay any dividend or make any other distribution to the holders of Common Stock;
(ii) effect any reclassification, subdivision or combination of shares of outstanding Common Stock; or (iii) effect any reorganization, consolidation, merger or sale transaction described in Section 5 or the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall mail (by registered or certified mail, postage prepaid) to the Registered Holders notice of such proposed action, which shall specify the date on which the books of the Company shall close, or a record date shall be established, for determining holders of Common Stock entitled to receive such dividends or other distribution, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, other disposition, liquidation, dissolution or winding up shall take place or commence, as the case may be, and the date as of which it is expected that holders of Common Stock of record shall be entitled to receive securities or other property deliverable upon such action, if any such date is to be fixed. Such notice shall be mailed, in the case of any action covered by clause (i) above, at least 20 days prior to the record date for determining holders of Common Stock for purposes of receiving such payment or offer, and, in the case of any action covered by clause (ii) above, at least 20 days prior to the date upon which such action takes place, and, in the case of any action covered by clause (iii) above, at least 20 days prior to the date upon which such action takes place and at least 10 days prior to the date on which the Company closes its books or takes a record for determining rights to vote with respect to any event covered by clause (iii) and 20 days prior to any record date to determine holders of Common Stock entitled to receive such securities or other property.

      (c) Failure and Defects. Failure to file any certificate or notice or to mail any notice, or any defect in any certificate or notice, pursuant to this
Section 7, shall not affect the legality or validity of: (i) the adjustment of the number of shares of Warrant Stock subject to the Warrants pursuant to
Section 4 or Section 5; (ii) any corporate action referred to in such sections; or (iii) any vote upon any such corporate action.

      SECTION 8. No Voting Rights; Limitations of Liability. Prior to the exercise of the Warrants and except as otherwise specifically provided therein or in this Agreement, the Warrants shall not entitle the Registered Holders to any voting rights or any other rights as a stockholder of the Company. No provision hereof or thereof, in the absence of affirmative action by the Registered Holder to exercise a Warrant, and no enumeration herein or therein of the rights or privileges of the Registered Holder shall give rise to any liability of such Registered Holder for the exercise of Warrants hereunder or as a stockholder of the Company.

      SECTION 9. Warrant Transferability.

      (a) The Warrant Certificates shall bear the legends set forth on the first page of Exhibit A or Exhibit B hereto, as the case may be, and shall be subject to the transfer conditions contained in such legends and the restrictions, terms and provisions of the Stockholders Agreement. A Registered Holder of a Warrant Certificate bearing the Securities Act legend specified in Section 12(b) hereof shall be entitled to have a new Warrant Certificate issued without such legend upon delivery to the Company of an opinion of counsel reasonably acceptable to the Company to the effect that such legend is no longer required to ensure compliance with the Securities Act.

      (b) Subject to and only in compliance with the transfer restrictions referred to in Section 9(a), the Warrants and all rights hereunder and thereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of the Warrant, with a properly executed Assignment (substantially in the form of Exhibit D hereto) and evidence of such transferee's agreement to be bound by the terms and provisions of this Agreement and the Stockholders Agreement in a form reasonably acceptable to the Company, at the principal office of the Company.

      SECTION 10. Warrant Exchangeable for Different Denominations. The Warrant Certificates are exchangeable, upon the surrender thereof by the Registered Holder at the principal office of the Company, for new Warrant Certificates of like tenor representing in the aggregate the purchase rights thereunder, and each of such new Warrant Certificates shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender.

      SECTION 11. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the loss, theft, destruction or mutilation of any Warrant Certificate, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like tenor and dated the date of such lost, stolen, destroyed or mutilated certificate.

      SECTION 12. Legends.

      (a) The certificates representing shares of Warrant Stock issued upon exercise of a Warrant shall bear a restrictive legend as follows:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE: (A) ARE ENTITLED TO
        AND SUBJECT TO CERTAIN RIGHTS AND OBLIGATIONS UNDER THE WARRANT
       AGREEMENT DATED AS OF [_____], 2004, AS THE SAME MAY BE AMENDED OR
      MODIFIED FROM TIME TO TIME, AMONG THE ISSUER OF THESE SECURITIES AND
        THE HOLDERS OF THE WARRANTS ISSUED PURSUANT THERETO; AND (B) ARE
                               SUBJECT TO CERTAIN

          RESTRICTIONS ON TRANSFER AND OTHER OBLIGATIONS (INCLUDING THE
       OBLIGATION TO SELL SUCH SECURITIES UPON AN APPROVED SALE) SET FORTH
      IN THE STOCKHOLDERS AGREEMENT DATED AS OF [_____], 2004, AS THE SAME
        MAY BE AMENDED OR MODIFIED FROM TIME TO TIME, AMONG THE ISSUER OF
        THESE SECURITIES AND ITS STOCKHOLDERS. COPIES OF THE STOCKHOLDERS
      AGREEMENT AND WARRANT AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY
            THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

      (b) Unless a Ten Percent Holder delivers to the Company, upon exercise of a Warrant, an opinion of counsel reasonably acceptable to the Company to the effect that such legend is no longer required to ensure compliance with the Securities Act, the certificates representing shares of Warrant Stock issued upon exercise of a Warrant by a Ten Percent Holder shall bear an additional restrictive legend as follows:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
        REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER
       THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT
      BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED
       OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR
          UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY
        SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT
                                   REQUIRED."

            A holder of a certificate representing shares of Warrant Stock and bearing such legend shall be entitled to have a new certificate issued without such legend upon delivery to the Company of an opinion of counsel reasonably acceptable to the Company to the effect that such legend is no longer required to ensure compliance with the Securities Act.

      SECTION 13. Notices. Except as otherwise expressly provided herein, all notices referred to in this Agreement shall be in writing and shall be delivered personally, sent by reputable overnight courier service (charges prepaid), or telecopied (with hard copy deposited with a reputable overnight courier service that same day) and shall be deemed to have been given when delivered personally, or so telecopied, and one business day after being deposited with a reputable overnight courier service (charges prepaid) (i) to the Company, at its principal executive offices and (ii) to the Registered Holder of the Warrants, at such Registered Holder's address as it appears in the records of the Company (unless otherwise indicated by any such Registered Holder).

      SECTION 14. Amendment. The Company may from time to time supplement or amend this Agreement with the prior written consent of the Majority Warrant Holders; provided, however, that to the extent such supplement or amendment adversely affects one or more Registered Holders (the "Adversely Affected Holders") in a way that is materially different from its effect on other Registered Holders, this Agreement shall not be supplemented or amended without the prior written consent of such Adversely Affected Holders holding a majority of the Warrants held by all Adversely Affected Holders.

      SECTION 15. Descriptive Headings; Governing Law. The descriptive headings of the several Sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE WARRANTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

      SECTION 16. Successors and Assigns. Subject to the transfer restrictions contained in the Stockholders Agreement and this Agreement, the rights granted hereunder shall inure to the benefit of and be binding upon the successors of the Company and the permitted successors and assigns of the Initial Holders.

      SECTION 17. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the Registered Holders any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company and the Registered Holders.

      SECTION 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute but one and the same instrument.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be duly executed as of the day and year first above written.

                                        CHOICE ONE COMMUNICATIONS INC.

                                        By: ________________________________
                                        Name:
                                        Title:

                                        By: ________________________________
                                        Name:
                                        Title:

                                        By: ________________________________
                                        Name:
                                        Title:

                                        By: ________________________________
                                        Name:
                                        Title:

                                        By: ________________________________
                                        Name:
                                        Title:

                                                                      SCHEDULE A

          Name of Initial Holder                     Number of Series A Warrants
          ----------------------                     ---------------------------
Credit Suisse First Boston International
Wachovia Investors, Inc.
Quantum Partners LDC
Others

          Name of Initial Holder                     Number of Series B Warrants
          ----------------------                     ---------------------------
Credit Suisse First Boston International
Wachovia Investors, Inc.
Quantum Partners LDC
Others

                                                                       EXHIBIT A

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [-], 2004. [THE WARRANTS AND SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.](1)

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A WARRANT AGREEMENT, DATED AS OF [-], 2004, AND A STOCKHOLDERS AGREEMENT, DATED AS OF [-], 2004, AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY"), THE INVESTORS REFERRED TO THEREIN AND THE OTHER PARTIES THERETO. THE TRANSFER OF THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN SUCH AGREEMENTS AND IN THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF THIS CERTIFICATE UNLESS SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH AGREEMENTS AND CERTIFICATE OF INCORPORATION WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

No: ________                                           _______ Series A Warrants

                          Series A Warrant Certificate

                         CHOICE ONE COMMUNICATIONS INC.

      This Warrant Certificate certifies that __________________________, or registered assigns, is the registered holder of _______ Series A Warrants (individually a "Warrant" and collectively the "Warrants") to purchase common stock, [par value $0.01 per] share (the "Common Stock"), of Choice One Communications Inc., a Delaware corporation (the "Company"). Each Warrant entitles the holder upon exercise to receive from the Company one fully paid and nonassessable share of Common Stock (a "Warrant Share"), at the initial exercise price (the "Exercise Price") of $13.50 per share, payable in lawful money of the United States of America, upon surrender of this Warrant Certificate and payment of the Exercise Price at the office of the Company designated for such purpose, but only subject to the conditions set forth herein and in the Warrant Agreement referred to hereinafter. The Exercise Price and number of

----------
(1) This Securities Act legend will only be on Warrants issued to Ten Percent Holders, as defined in the Warrant Agreement.

Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events, as set forth in the Warrant Agreement.

      The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants, and are issued or to be issued pursuant to a Warrant Agreement dated as of [-], 2004 (as amended, restated, supplemented or otherwise modified from time to time, the "Warrant Agreement"), duly executed and delivered by the Company, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Holders (the words "Holders" and "Holder" meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the Holder hereof upon written request to the Company.

      The Holder of Warrants evidenced by this Warrant Certificate may exercise such Warrants under and pursuant to the terms and conditions of the Warrant Agreement by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon (and by this reference made a part hereof) properly completed and executed, together with payment of the Exercise Price in cash or by certified or bank check or by wire transfer of immediately available funds, at the office of the Company designated for such purpose. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued by the Company to the Holder hereof or its registered assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

      The Holder hereof will have certain registration rights and other rights and obligations with respect to the Warrant Shares as provided in the Registration Rights Agreement dated as of [-], 2004 by and among the Company and the other persons party thereto (as amended, restated, supplemented or otherwise modified from time to time, the "Registration Agreement"). Copies of the Registration Agreement may be obtained by the holder hereof upon written request to the Company.

      Warrant Certificates, when surrendered at the office of the Company by the Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

      Subject to the terms and conditions of the Warrant Agreement, upon due presentation for registration of transfer of this Warrant Certificate at the office of the Company a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

      The Company may deem and treat the Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the Holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

      IN WITNESS WHEREOF, Choice One Communications Inc. has caused this Warrant Certificate to be signed by its Chairman of the Board, Chief Executive Officer, President or Vice President.

Dated: [-], 2004

                                              CHOICE ONE COMMUNICATIONS INC.

                                              By: _____________________________
                                                  Name:
                                                  Title:

                                                                       EXHIBIT B

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [-], 2004. [THE WARRANTS AND SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.](2)

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A WARRANT AGREEMENT, DATED AS OF [-], 2004, AND A STOCKHOLDERS AGREEMENT, DATED AS OF [-], 2004, AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY"), THE INVESTORS REFERRED TO THEREIN AND THE OTHER PARTIES THERETO. THE TRANSFER OF THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN SUCH AGREEMENTS AND IN THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF THIS CERTIFICATE UNLESS SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH AGREEMENTS AND CERTIFICATE OF INCORPORATION WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

No: ________                                           _______ Series B Warrants

                          Series B Warrant Certificate

                         CHOICE ONE COMMUNICATIONS INC.

      This Warrant Certificate certifies that __________________________, or registered assigns, is the registered holder of _______ Series B Warrants (individually a "Warrant" and collectively the "Warrants") to purchase common stock, [par value $0.01 per] share (the "Common Stock"), of Choice One Communications Inc., a Delaware corporation (the "Company"). Each Warrant entitles the holder upon exercise to receive from the Company one fully paid and nonassessable share of Common Stock (a "Warrant Share"), at the initial exercise price (the "Exercise Price") of $20.00 per share, payable in lawful money of the United States of America, upon surrender of this Warrant Certificate and payment of the Exercise Price at the office of the Company designated for such purpose, but only subject to the conditions set forth herein and in the Warrant Agreement referred to hereinafter. The Exercise Price and number of

----------
(2) This Securities Act legend will only be on Warrants issued to Ten Percent Holders, as defined in the Warrant Agreement.

Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events, as set forth in the Warrant Agreement.

      The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants, and are issued or to be issued pursuant to a Warrant Agreement dated as of [-], 2004 (as amended, restated, supplemented or otherwise modified from time to time, the "Warrant Agreement"), duly executed and delivered by the Company, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Holders (the words "Holders" and "Holder" meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the Holder hereof upon written request to the Company.

      The Holder of Warrants evidenced by this Warrant Certificate may exercise such Warrants under and pursuant to the terms and conditions of the Warrant Agreement by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon (and by this reference made a part hereof) properly completed and executed, together with payment of the Exercise Price in cash or by certified or bank check or by wire transfer of immediately available funds, at the office of the Company designated for such purpose. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued by the Company to the Holder hereof or its registered assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

      The Holder hereof will have certain registration rights and other rights and obligations with respect to the Warrant Shares as provided in the Registration Rights Agreement dated as of [-], 2004 by and among the Company and the other persons party thereto (as amended, restated, supplemented or otherwise modified from time to time, the "Registration Agreement"). Copies of the Registration Agreement may be obtained by the holder hereof upon written request to the Company.

      Warrant Certificates, when surrendered at the office of the Company by the Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

      Subject to the terms and conditions of the Warrant Agreement, upon due presentation for registration of transfer of this Warrant Certificate at the office of the Company a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

      The Company may deem and treat the Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the Holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

      IN WITNESS WHEREOF, Choice One Communications Inc. has caused this Warrant Certificate to be signed by its Chairman of the Board, Chief Executive Officer, President or Vice President.

Dated: [-], 2004

                                              CHOICE ONE COMMUNICATIONS INC.

                                              By: ______________________________
                                                   Name:
                                                   Title:

                                                                       EXHIBIT C

                               EXERCISE AGREEMENT

To: Choice One Communications Inc.                             Dated: __________

            The undersigned, pursuant to the provisions set forth in the attached Warrant Certificate (No. W-___), hereby agrees to subscribe for the purchase of ________ shares of the Warrant Stock covered by such Warrant Certificate and makes payment herewith in full therefor at the price per share provided by such Warrant. The undersigned requests that, upon the Company's receipt of the purchase price payable therefor, certificates for the shares of Warrant Stock hereby purchased be issued in the name of and delivered to the undersigned and, if such shares shall not include all of the shares issuable as provided in this Warrant, that a new Warrant Certificate of like tenor and date for the balance of the shares of Warrant Stock issuable hereunder be delivered to the undersigned. The undersigned hereby represents that it is the only legal and beneficial holder of the attached Warrant Certificate and is entitled to exercise the rights granted thereunder.

                                                 Signature _____________________

                                                 Address _______________________

Date: _________________________

Signature Guaranteed[*]

*NOTICE: The signature must be guaranteed by an institution which is a member of one of the following recognized signature guarantee programs:

            (1) The Securities Transfer Agent Medallion Program (STAMP);

            (2) The New York Stock Exchange Medallion Program (MSP); or

            (3) The Stock Exchange Medallion Program (SEMP).

                                                                       EXHIBIT D

                                   ASSIGNMENT

            FOR VALUE RECEIVED, ________________________________hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant Certificate (No. W-_____) with respect to the number of shares of the Warrant Stock covered thereby set forth below, unto:

Names of Assignee               Address                         No. of Shares
-----------------               -------                         -------------

and does hereby irrevocably constitute and appoint _____________________ attorney-in-fact to register such transfer onto the books of Choice One Communications Inc. maintained for such purpose, with full power of substitution in the premises.

Date:                                            Signature _____________________

                                                           _____________________

                                                 Witness   _____________________

Date:  _________________________

Signature Guaranteed[*]

*NOTICE: The signature must be guaranteed by an institution which is a member of one of the following recognized signature guarantee programs:

            (1) The Securities Transfer Agent Medallion Program (STAMP);

            (2) The New York Stock Exchange Medallion Program (MSP); or

            (3) The Stock Exchange Medallion Program (SEMP).

                                                                       EXHIBIT E

                              BLACK-SCHOLES FORMULA

The Black-Scholes formula is a mathematical formula for the theoretical value of European put and call stock options that may be derived from the assumptions of the model. The following is the formula for the price of a call on a stock currently trading at price S, where the option has an exercise price of K, i.e. the right to buy a share at price K, at T years in the future. The constant interest rate is r and the constant stock volatility is v:

C(S,t)=SN(d(1))-Ke(-rT)N(d(2))

where d(1)=[(log S/K +(r+v(2)/2)T)/v[squareroot]T]d(2)=d(1)-v[squareroot]T

N is the cumulative Normal distribution function.

                                                                       EXHIBIT F

                   SAMPLE BLACK-SCHOLES VALUATION CALCULATION

                                             WARRANT A                       WARRANT B
                                   ------------------------------   ------------------------------
ASSUMPTIONS
   STOCK PRICE AT TRANSACTION      $ 10.00    $ 17.50    $ 30.00    $ 10.00    $ 17.50    $ 30.00
   Exercise Price                  $ 13.50    $ 13.50    $ 13.50    $ 20.00    $ 20.00    $ 20.00
   Volatility                        50.00%     50.00%     50.00%     50.00%     50.00%     50.00%
   "Risk-free" Rate                   4.37%      4.37%      4.37%      4.37%      4.37%      4.37%
   TERM REMAINING (YEARS)             7.00       6.00       5.50       7.00       6.00       5.50

BLACK-SCHOLES MODEL
   PV Stock Price                  $ 10.00    $ 17.50    $ 30.00    $ 10.00    $ 17.50    $ 30.00
   PV Exercise Price               $  9.94    $ 10.39    $ 10.62    $ 14.73    $ 15.39    $ 15.73
   Cumulative Volatility             132.3%     122.5%     117.3%     132.3%     122.5%     117.3%
   % of Stock Price PV                74.7%      85.0%      93.0%      64.4%      76.3%      87.2%
   % of Exercise Price PV            -25.6%     -42.6%     -61.8%     -17.0%     -30.6%     -48.6%

PER SHARE VALUE
   BLACK-SCHOLES VALUE PER SHARE   $  4.93    $ 10.46    $ 21.33    $  3.93    $  8.65    $ 18.53
   Value as a % of Price                49%        60%        71%        39%        49%        62%

                                    EXHIBIT 2

                                LOCK UP AGREEMENT

               [previously filed on form 8-K on August 31, 2004]

                                    EXHIBIT 3

                                      10-K
                          (fiscal year ended 12/31/03)


                               [previously filed]

                                    EXHIBIT 4

                                      10-Q
                             (period ended 06/30/04)

                               [previously filed]

                                    EXHIBIT 5

                                 PROXY STATEMENT

                               [previously filed]

                                    EXHIBIT 6

                            EXIT FACILITY TERM SHEET

                         CHOICE ONE COMMUNICATIONS INC.
                         SUMMARY OF TERMS AND CONDITIONS
                           FOR POSSIBLE EXIT FINANCING
                           AND RESTRUCTURED TERM NOTES
      CONFIDENTIAL - FOR DISCUSSION PURPOSES ONLY; NOT A COMMITMENT TO LEND

This term sheet consists of a summary description of the material terms and conditions of the financing facility outlined below to be provided in connection with and upon the Borrowers' emergence from their Chapter 11 proceedings, and is not intended to provide a comprehensive description of all of the terms and conditions of such facility. Until such time as definitive written agreements among the Borrowers, the Agent, the Lenders and (with respect to the Swap Agreement) Wachovia containing terms and conditions consistent with the terms and conditions set forth herein and are otherwise in form and substance satisfactory to the Agent, the Lenders and Wachovia are fully executed and delivered, no negotiations, discussions, representations or other communications of any kind shall be deemed to create any binding agreements or offers capable of acceptance or any basis for detrimental reliance. The Agent, the Lenders and Wachovia reserve their rights to terminate discussions regarding the subject matter hereof at any time, in their sole discretion, and without liability of any kind.

BORROWERS:            Choice One Communications Inc. (the "Company") and each of the Company's subsidiaries (the Company and each of its subsidiaries being collectively referred to herein as the "Borrowers" or the "Debtors"). Each Borrower would be jointly and severally liable to repay any and all indebtedness incurred under the Facility. Each Borrower will appoint one of the Borrowers as its agent for administrative purposes under the Facility.

ADMINISTRATIVE
AGENT: General Electric Capital Corporation ("GE Capital") or one or more of its affiliates (in such capacity, the "Agent").

LENDERS: The lenders under the Revolving Facility (as defined below) would consist of GE Capital, Strategic Value Credit Opportunities Master Fund, L.P., and Varde Partners, Inc. (or their respective affiliates) (collectively, the "Senior Lender Steering Committee"), and such other holders (the "Pre-Petition Senior Lenders") of the loans under the pre-petition senior credit agreement (the "Pre-Petition Credit Agreement") and pre-petition bridge loan agreement as may be approved by the Agent and the Senior Lender Steering Committee. Without limiting the Agent's and the Senior Lender Steering Committee's right to determine the final allocation of the Revolving Facility commitments, the lenders under the pre-petition bridge loan agreement shall be required to offer to provide commitments of $10,000,000 of the Revolving Facility. The commitments of any Lender would be provided, pursuant to one or more definitive commitment letters or the documentation evidencing the Revolving Facility and the Term Loan Facility (as defined below) (collectively, the "Facility Documentation") provided or entered into by such lenders in their sole and absolute discretion.

                      The lenders with respect to the Term Loan Facility will consist of the Pre-Petition Senior Lenders as provided by the Debtors' Chapter 11 plan of reorganization (the "Plan").

REVOLVING FACILITY;
AVAILABILITY:         Revolving credit facility (the "Revolving Facility") of up to an overall maximum amount of $30,000,000 (the "Maximum
                      Amount"), including a swingline subfacility in an amount to be determined; provided, however, that, the Maximum
                      Amount shall be permanently reduced from time to time pursuant to the mandatory prepayment provisions described below.

REVOLVING
COMMITMENT
TERMINATION DATE:     The commitments under the Revolving Facility shall have a
                      term of six (6) years from the Effective Date (as defined below) at which time such commitments shall expire (if not earlier terminated) and all loans under the Revolving
                      Facility shall be due and payable in full.

TERM LOANS:           The Pre-Petition Senior Lenders, pursuant to the Plan,
                      would receive $175,000,000 of term notes in exchange for part of their pre-petition claims (the "Term Loan
                      Facility" and, together with the Revolving Facility, collectively, the "Facility"). As provided in the Plan, such Term Loan Facility will consist of the following three tranches (collectively, the "Term Loans"): (i) Term
                      Loan A, in an amount equal to the outstanding principal amount of the term D loans under the Pre-Petition Credit
                      Agreement (approximately $4,375,000) plus any accrued and unpaid interest thereon (net of any adequate protection payments equivalent to such interest), to be issued to the holders of such term D loans; (ii) Term Loan B, in an amount equal to the outstanding deferred interest with respect to term C loan under the Pre-Petition Credit
                      Agreement (approximately $5,183,561), to be issued to the holders of such deferred interest with respect to the term
                      C loan and (iii) Term Loan C, in an amount equal to the remainder of the Term Loan Facility, to be issued to the holders of the principal amounts of the term A, B and C loans under the Pre-Petition Credit Agreement.

TERM MATURITY:        Six (6) years from the Effective Date (defined below).

CLOSING DATE:         The effective date of the Plan as ordered by the
                      bankruptcy court (the "Effective Date"), it being anticipated that the Effective Date would occur on or before November 30, 2004; provided, however, that in no event shall the Closing Date occur later than March 31, 2005.

USE OF PROCEEDS OF
REVOLVING FACILITY:   To pay interest, fees and expenses with respect to the
                      Facility, to make any payments required to be made on and after the Effective Date under the Plan, including, without limitation, repayment of all amounts owing under the Debtors' debtor-in-possession credit facility, and to pay operating expenses and other amounts for general corporate and ordinary course purposes of the Company and its subsidiaries, including, without limitation, permitted capital expenditures.

SECURITY; PRIORITY:   To secure all obligations of Borrowers to Agent and
                      Lenders under the Facility, Agent, for itself and the ratable benefit of Lenders, will receive a fully perfected first priority security interest in all of the existing and after acquired real and personal, tangible and intangible assets of each Borrower, including, without limitation, all cash, cash equivalents, bank accounts, accounts, other receivables, chattel paper, contract rights, inventory (wherever located), instruments, documents, securities (whether or not marketable), equipment, fixtures, real property interests, franchise rights, patents, trade names, trademarks, copyrights, intellectual property, general intangibles, investment property, supporting obligations, letter of credit rights, commercial tort claims, causes of action and all substitutions, accessions and proceeds of the foregoing
                      (including insurance proceeds) (collectively, the
                      "Collateral").

                      All Collateral will be free and clear of other liens, claims and encumbrances, except permitted liens and encumbrances acceptable to Agent.

                      In addition, Agent, for itself and the ratable benefit of the Lenders, shall receive a pledge of all of the issued and outstanding stock of each Borrower (other than the Company).

                      Each Borrower will be jointly and severally liable for the obligations of each other Borrower under the Financing Documents. All such obligations will be cross-defaulted to each other and to all other material indebtedness of any Borrower and any of its subsidiaries. All such obligations shall be cross-collateralized with each other.

                      The Agent's security interests in and liens on the Collateral would also secure obligations (the "Swap Obligations") under the pre-petition swap agreement (or a replacement or restated and amended swap agreement entered into on or about the petition date of the Chapter 11 proceedings and, except as otherwise provided in this paragraph, having substantially identical terms and economics as such prepetition swap agreement and incorporating current standard master ISDA provisions and definitions) (the "Swap Agreement") among the Debtors and Wachovia Bank, National Association (formerly known as First Union National Bank) ("Wachovia"), subject to Wachovia's agreement to (i) waive any right to terminate the Swap Agreement as a result of the commencement of the Chapter 11 cases (except to effect any replacement or restatement and amendment of the type described above); and (ii) as part of the Plan, to permit the Swap Agreement and related Swap Obligations to "pass through" as a post-confirmation agreement of the reorganized Debtors, subject to the continued timely payment of the regularly scheduled amounts due Wachovia thereunder (including a stub payment for the period August 8, 2004 through the date of any such replacement and restatement), the application waterfall priorities set forth below, and the right of Wachovia to terminate the Swap Agreement upon (i) a refinancing of the Facility, (ii) a change of control, (iii) a sale or other disposition (including, without limitation, as a result of casualty or condemnation, subject to replacement and repair rights to be determined) of more than 50% of the value of the Borrowers' assets in the cumulative aggregate following the petition date of the Debtors' Chapter 11 proceedings, (iv) the incurrence by the Debtors on or after the Effective Date of revolving loans and other debt for borrowed money in excess of $65,000,000 (other than the Term Loans, and purchase money equipment financings, capital leases and operating leases entered into in the ordinary course of business), or (v) as otherwise permitted pursuant to the standard terms, conditions and definitions of the related master ISDA agreement.

PREPAYMENTS AND
COMMITMENT
REDUCTIONS;
APPLICATIONS:         The Term Loans would be payable and the Revolving Facility commitments would be permanently reduced, ratably among the holders of all of the Term Loans and Lenders having
                      Revolving Facility commitments, in consecutive calendar quarterly increments beginning on September 30, 2006 and continuing on the last day of each calendar quarter ending thereafter during the following periods by an aggregate amount equal to the following percentages of the sum of the aggregate initial outstanding principal balance of the Term Loans and initial aggregate commitments under the Revolving Facility:

Period                       Payment/Reduction
------                       -----------------
Effective Date through
June 30, 2006                0%

July 1, 2006 through
December 31, 2006            percentage per quarter
                             to be determined

January 1, 2007 through
December 31, 2007            percentage per quarter
                             to be determined

January 1, 2008 through
December 31, 2008            percentage per quarter
                             to be determined

January 1, 2009 through
December 31, 2009            percentage per quarter
                             to be determined

January 1, 2010 through
September 30, 2010           percentage per quarter
                             to be determined.

                      On the sixth (6th) anniversary of the Effective Date the then remaining outstanding balance of the Term Loans and loans under the Revolving Facility shall be repaid in full and the then remaining Revolving Facility commitment shall be terminated.

                      In addition to the foregoing, the Facility shall be repaid and, the Revolving Facility shall be reduced (in accordance with the application paragraph at the end of this section): (a) in an aggregate amount equal to 100% of the net cash proceeds of (i) any sale or other disposition of any assets of one or more Borrowers in excess of $1,000,000 in the aggregate following the Closing Date, subject to customary exceptions to be determined, (ii) subject to customary exceptions to be determined (including for repairs and replacements or other amounts to be approved by the Agent and the Required Lenders (as defined below)), any insurance and condemnation recoveries of any Borrower or subsidiary of a Borrower and (iii) subject to exceptions to be determined, the sale or issuance of equity or funded debt by any of the Borrowers and (b) on an annual basis in an aggregate amount equal to 75% of "Excess Cash Flow" as to be defined in the Facility Documentation.

                      The Borrowers shall have the right to voluntarily repay or prepay loans under the Facility (in accordance with the application paragraph at the end of this section) and at any time and from time to time without premium or penalty in minimum increments to be agreed upon and subject to compensation for breakage of LIBOR loans. The Borrower shall additionally have the right to terminate the revolving commitments of the Lenders in whole or in part, provided that the Term Loans have then been, or will concurrently therewith be, paid in full. All such repayment, prepayment and commitment reductions shall be subject to notice and minimum increment requirements to be determined.

                      In the event that, at any time and for whatever reason, the outstanding principal balance of the loans under the Revolving Facility shall exceed the Maximum Amount, the Borrowers shall immediately repay such loans in an amount sufficient to eliminate any such excess.

                      In the event of a sale or liquidation of the Collateral or other prepayment or repayment of the obligations (other than, prior to the occurrence and continuation of an event of default and acceleration of the loans under the Facility, regularly scheduled payments required by the first paragraph of this section, payments required by the immediately preceding paragraph, Excess Cash Flow prepayments, and repayments of the outstanding principal balance of the Revolving Loan with proceeds of accounts and other amounts received in the ordinary course of the Borrowers' business), proceeds thereof would be applied in the following order: (1) fees, expenses, indemnities and reimbursement obligations due and owing to the Agent, (2) fees, expenses, indemnities and reimbursement obligations due and owing to the Lenders, (3) subject to Wachovia agreeing to the treatment of, and related provisions with respect to, the Swap Agreement as provided above, amounts due and payable with respect to the Swap Obligations (including any termination payments then due), (4) accrued and unpaid interest with respect to the Revolving Facility (other than PIK interest), (5) the outstanding principal balance of the Revolving Facility, (6) accrued and unpaid interest with respect to Term Loan A (other than PIK interest), (7) the outstanding principal balance of Term Loan A applied in the inverse order of the respective installment maturities, (8) accrued and unpaid interest with respect to Term Loan B (other than PIK interest), (9) the outstanding principal balance of Term Loan B applied in the inverse order of the respective installment maturities, (10) accrued and unpaid interest with respect to the Term Loan C (other than PIK interest), (11) the outstanding principal balance of Term Loan C applied in the inverse order of the respective installment maturities, (12) PIK interest, first, to the PIK interest attributable to the Revolving Loan, second to that attributable to Term Loan A, third to that attributable to Term Loan B and fourth to that attributable to Term Loan C (ratably within each such category) and (13) ratably among any other obligations under and with respect to the Facility. Excess Cash Flow prepayments shall be applied to the repayment of the Term Loans and to prepayment of loans and permanent reduction of commitments under the Revolving Facility ratably among the holders of all of the Term Loans and Lenders having Revolving Facility commitments based upon the sum of the initial outstanding principal balance of the Term Loans and the initial Revolving Facility commitments. Amounts applied pursuant to clause
                      (5) hereof, or as a result of Excess Cash Flow, shall result in automatic and permanent reductions to the commitment amount under the

                      Revolving Facility equal to the amounts so applied (or if such amounts to be so applied exceed the then outstanding principal balance of the loans under the Revolving Facility, such commitments shall be reduced by the amount that would have been so applied had there been no such excess). All amounts due under the Facility shall be payable as described above, whether or not allowed in a subsequent bankruptcy proceeding.

CONDITIONS
PRECEDENT TO
CLOSING/INITIAL
LENDING: Customary for facilities of this nature, including, but not limited to, credit documentation reasonably satisfactory to the Agent, reasonably satisfactory review of all corporate documentation and agreements, other legal due diligence and the following:

                      - The Plan shall be in form and substance satisfactory to the Agent and the Required Lenders, including, without limitation the level and nature of all continuing liabilities of the Borrowers, and shall be in full force and effect, and an order, in form and substance satisfactory to the Agent and Required Lenders, shall have been entered by the bankruptcy court confirming the Plan not later than December 31, 2004.

                      -     The Closing Date shall occur on or before March
                            31, 2005

                      - Funding of the Facility shall not violate any requirement of law or cause any of the Borrowers or their subsidiaries to breach any agreement.

                      - Payment of the Agent's fees and associated transaction expenses, and the reasonable fees and expenses of legal counsel and, in the case of clauses (a), (b) and (e), financial advisors to: (a) the Agent, (b) the agent under the DIP financing,
                            (c) the Senior Lender Steering Committee and the agent under the senior pre-petition credit agreement, (d) Wachovia under the Swap Agreement and
                            (e) the informal committee of Bridge Loan Lenders (which condition may be satisfied with the proceeds of an initial advance under the Facility on the Closing Date).

                      - Establishment or continuation of cash management system for Borrowers and their subsidiaries consistent with the existing cash management arrangements in favor of the Pre-Petition Senior Lenders in connection with the pre-petition senior credit agreement.

                      - Commercially reasonable insurance protection for the Borrowers' industry, size and risk and the Agent's collateral protection (terms, underwriter, scope and coverage to be reasonably acceptable to the Agent); Agent named as loss payee (property/casualty) and additional insured (liability);
                            non-renewal/cancellation/amendment riders to provide 30 days advance notice to the Agent.

                      - Except for the commencement of the Chapter 11 cases and as may otherwise be disclosed in writing to the Lenders prior to the Closing Date pursuant to the Facility Documentation, no material adverse change, individually or in the aggregate, in the business, financial or other condition of the Borrowers taken as a whole or the Collateral or in the prospects of the Borrowers taken as a whole.

                      - No litigation which, if successful, would have a material adverse impact on the Borrowers taken as a whole, their business or ability to repay the loans, or which would challenge the transactions under consideration.

                      - Compliance with applicable laws, decrees and material agreements or obtaining applicable consents and waivers, including any such consents or waivers necessary from the FCC or any state public utility commission.

                      - General collateral releases from prior lenders (other than with respect to the pre-petition senior credit agreement and Swap Agreement), customary corporate certificates and, if requested by the Agent, estoppel certificates and landlord/mortgagee/bailee waivers.

                      - Receipt of all necessary or appropriate (as determined by the Agent) third party governmental waivers, approvals and consents.

                      - Completion, receipt and review by the Agent of all lien search reports and title insurance policies or commitments, and lien perfection documentation as may be reasonably satisfactory to the Agent with respect to the Collateral.

                      - Completion and receipt by the Agent of all other Documentation (as described below) in form and substance reasonably satisfactory to the Agent and the Required Lenders.

CONDITIONS
PRECEDENT TO
SUBSEQUENT
REVOLVING
BORROWINGS:           No material adverse change; no continuing matured or
                      unmatured event of default; no material undisclosed litigation; and ongoing adherence to representations and warranties.

INTEREST RATE:        On outstanding amounts under the Facility, at the
                      Borrowers' option (absent a default), the one, two or three month LIBOR Rate or the Index Rate, plus, in each case, the interest rate margin then in effect (the
                      "Applicable Margin"). Applicable Margins for the Revolving
                      Facility and for the Term Loans shall be determined based upon the Borrowers' leverage ratio as follows:

                      Applicable            Applicable
Leverage Ratio       LIBOR Margin          Index Margin
--------------       ------------          ------------
  <3.5x                  5.00%                 4.00%
>=3.5 but <4.0x          5.50                  4.50
>=4.0 but <5.0x          6.00                  5.00
>=5.0 but <6.0x          6.50                  5.50
>=6.0x                   7.00                  6.00

                      Interest will be calculated on the basis of actual days elapsed and a 360-day year in all cases, and will be payable monthly in arrears in the case of Index Rate loans and at the end of each interest period in the case of LIBOR Rate loans. Notwithstanding the foregoing, interest with respect to the loans under the Facility shall be payable in cash as if such interest were calculated based upon Applicable Margins of LIBOR + 5.00% or Index Rate
                      + 4.00%, as applicable, with the balance of interest accruing at the actual Applicable Margins set forth above due and payable in full on the sixth (6th) anniversary of the Effective Date if not earlier paid in cash by the Borrower at its option.

                      As used herein:

                      "Index Rate" means the higher of (i) the prime rate per annum as most recently reported in the "Money Rates" column of The Wall Street Journal or (ii) the overnight Federal funds rate per annum plus 50 basis points. Such rate will be adjusted as of each change in the Index Rate.

                      "LIBOR" will be defined as the rate per annum equal to the offered rate for deposits in U.S. dollars for one month interest periods that appears on Telerate Page 3750 as of 11:00 a.m. (London time) two (2) Eurodollar business days prior to the beginning of such interest period. Interest on LIBOR loans will be adjusted at the end of each interest period. LIBOR breakage fees and borrowing mechanics will be set forth in the final Facility Documents.

                      Upon the occurrence and during the continuance of any event of default under the Facility and at the election of the Required Lenders, interest shall be payable on all outstanding loans under the Facility on demand at

                      2.0% above the then applicable rate (with such additional amount payable in cash).

YIELD PROTECTION:     Customary LIBOR breakage mechanics and other customary
                      yield protection provisions would be included in the definitive documentation with respect to the Facility, including, without limitation, provisions as to capital adequacy, illegality, changes in circumstances and withholding taxes.

UPFRONT FEE:          2.00% of the Maximum Amount, payable on the Closing Date
                      to the Agent, for the ratable benefit of the Lenders participating in the Revolving Facility based upon their respective commitments therein.

UNUSED FACILITY FEE:  0.50% on the average unused Maximum Amount due and payable quarterly in arrears to the Agent, for the ratable benefit of the Lenders participating in the Revolving Facility based upon their respective commitments therein.

DOCUMENTATION:        The definitive Facility documents would be structured as
                      an amendment and restatement of the pre-petition credit documents, would be prepared by legal counsel to the Agent and would contain terms and provisions, including, without limitation, representations and warranties, conditions precedent, affirmative, negative and financial covenants, indemnities, and events of default and remedies, in each case, as are customary for commercial transactions in which GE Capital has participated as an agent of the type represented by the Facility and inclusive of those specific provisions referred to below. Relevant documents, such as transaction documents, equity or stockholder agreements, incentive and employment agreements, title insurance, opinions of counsel and other material agreements and instruments, to be reasonably acceptable to the Agent and the Required Lenders. The Plan and all orders of the bankruptcy court with respect thereto, and all motions relating thereto, shall be in form and substance acceptable to the Agent and the Required
                      Lenders.

REPRESENTATIONS
AND WARRANTIES:       Usual and customary for facilities of this nature in which
                      GE Capital has acted as agent, including, but not limited to, corporate existence; corporate and governmental authorization; enforceability of credit documentation;
                      financial information; no material adverse changes;
                      compliance with laws, agreements and contractual obligations (including environmental laws); enforceability of the credit documentation; ownership of property;
                      creation and perfection of security interests; compliance with ERISA; no material litigation; payment of taxes;
                      financial condition; and full disclosure.

AFFIRMATIVE
COVENANTS:            Usual and customary for facilities of this nature in which
                      GE Capital has acted as agent, including, but not limited to, receipt of monthly, quarterly and annual consolidated
                      (and, if requested by Agent, consolidating) financial statements and other financial information, operating plans, notification of litigation, investigations and other adverse changes, pleadings, motions, applications and other documents filed by or on behalf of the Borrowers; payment and performance of obligations; conduct of business; pledge of newly acquired assets; maintenance of existence; maintenance of property and liability insurance; maintenance of records and accounts; access and inspection rights in favor of the Agent with respect to the Borrowers' property and books and records in each case at the Borrowers' expense; compliance with laws (including environmental laws); payment of taxes; and ERISA.

NEGATIVE
COVENANTS:            Customary for facilities of this nature in which GE
                      Capital has acted as agent including, but not limited to, restrictions and limitations on: additional indebtedness;
                      liens; guaranty obligations; restricted payments;
                      dividends; changes in business; mergers; sales of assets, acquisitions; loans, investments, and capital expenditures; transactions with affiliates; sale and leaseback transactions; restrictive agreements; changes in line of business and changes in fiscal year or accounting methods.

FINANCIAL COVENANTS:  Financial covenants to be determined, including, without limitation, a fixed charge ratio, total leverage ratio, senior leverage ratio, interest coverage ratio, minimum cash and maximum capital expenditures.

EVENTS OF
DEFAULT: Customary for facilities of this nature in which GE Capital has acted as agent including (with customary grace periods, as applicable): nonpayment of principal when due; nonpayment of interest, fees, or other amounts when due; material inaccuracy of representations and warranties; certain ERISA events; material judgments; actual or asserted invalidity of any security document or security interest; a change of control; or failure to observe any negative or affirmative covenant.

COSTS AND EXPENSES;
INDEMNIFICATION:      All reasonable out-of-pocket costs and expenses of the
                      Agent (including, without limitation, reasonable fees and disbursements of counsel to the Agent, and the fees and expenses of the financial advisors and internal and third-party appraisers and consultants advising the Agent) shall be payable by the Borrowers on demand whether or not the transactions contemplated hereby are consummated. The
                      Borrowers shall indemnify the Agent and the Lenders
                      (including, without limitation, Lenders acting in their separate capacities as members of the Senior Lender
                      Steering

                      Committee) against any liability arising in connection with the transactions contemplated hereby (other than in the case of the gross negligence or willful misconduct of any indemnified person).

ASSIGNMENTS AND
PARTICIPATIONS:       The Lenders would be allowed to assign their interests in
                      the Facility and sell participations therein. Prior to an event of default, such assignments and sales shall be subject to the Borrower's consent, such consent not to be unreasonably withheld. In the case of partial assignments
                      (other than to another Lender or an affiliate of a Lender), the minimum assignment amount would be $1,000,000. The Lenders would be allowed to sell participations in their loans, provided that (i) the Lenders would notify the Agent of such sales and disclose to the Agent the identity of the purchasing participant and the amount of the purchased participation and (ii) such participations would be in a minimum amount of $1,000,000 and subject to customary limitations on the granting of voting rights to participants. Notwithstanding any of the above, no assignment or participation may be granted or sold to any competitor of any of the Borrowers without the prior written consent of the Agent and the Borrowers to such assignment or sale.

VOTING: Required Lenders (defined to mean Lenders holding at least a majority of the commitments under the Revolving Facility and outstanding principal balance of the Term Loans) except that (x) the following shall require the consent of each directly and adversely affected Lender (and, in the case of clause (vi) below, Wachovia, in its capacity as a party to the Swap Agreement to the extent directly and adversely affected thereby): (i) an increase in the amount of such Lender's commitment under the Revolving Facility,
                      (ii) the reduction of interest rates or fees or the rates of interest payable in cash, (iii) an extension of the commitment termination date under the Revolving Facility or the maturity date or any scheduled principal payment date with respect to the Term Loans or scheduled commitment reduction with respect to the Revolving Facility, (iv) the extension of interest or fee payment dates, (v) forgiveness of any principal amount, (vi) a modification of the order of application waterfall, or an application of funds required to be applied to the obligations secured by the Collateral in accordance with such waterfall in a manner inconsistent with such waterfall or (vii) a waiver of any payment default with respect to amounts due under the Facility Documentation; and (y) the following shall require the consent of all the Lenders and Wachovia: (1) a release or subordination of the Agent's liens on and security interests in more than 50% of the value of the Collateral (other than a subordination in favor of liens securing and priorities supporting any debtor-in-possession financing for the Borrowers in a subsequent insolvency proceeding which, if to be provided with the consent of the Agent, the Lenders and Wachovia as party to the Swap Agreement, would require the approval of the

                      Required Lenders and Wachovia in such capacity) or (2) a release of any Borrower from its obligations under the Facility Documentation (except in the case of a disposition of such Borrower's equity interests to the extent permitted or approved pursuant to the Facility Documents). Notwithstanding the foregoing, upon request by the Borrowers, (x) Lenders obligated with respect to a majority of the commitments under the Revolving Facility may approve an increase in the Maximum Amount to an amount not exceeding $35,000,000 without the approval of the Required Lenders (but, in any event, with the approval of those Lenders whose commitments are increased), (y) Lenders obligated with respect to all of the commitments under the Revolving Facility may approve an increase in the Maximum Amount to an amount not exceeding $40,000,000 without the approval of the Required Lenders and (z) Lenders obligated with respect to a majority of the commitments under the Revolving Facility may waive the application of mandatory prepayments and/or commitment reductions with respect to the Revolving Facility which would otherwise be required in connection with a sale or other disposition of assets or the receipt of insurance or condemnation proceeds, in any case without the approval of the Required Lenders. If Lenders representing the Required Lenders support an amendment or waiver that requires unanimous Lender approval but is opposed by one or more other Lenders, then the Required Lenders may require the disapproving Lenders to sell their interests in the Facility to one or more of the Required Lenders at par plus accrued interest and fees.

GOVERNING LAW:        The State of New York.

MISCELLANEOUS:        This summary of terms and conditions does not purport to
                      summarize all the conditions, covenants, representations, warranties and other provisions, which would be contained in definitive credit documentation for the Facility contemplated hereby.

                                      * * *